                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO.1 TO
                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)


                        Forum Retirement Partners, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                        Forum Retirement Partners, L.P.
                            Forum Retirement, Inc.
                         Crestline Capital Corporation
                               Forum Group, Inc.
                       Forum Merger Limited Partnership
--------------------------------------------------------------------------------
                      (Name of Persons Filing Statement)


                    Partnership Preferred Depository Units
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  349 851 105
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               Tracy M.J. Colden
                              10400 Fernwood Road
                              Bethesda, MD  20817
                                (240) 694-2000
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Persons Authorized to
   Receive Notices and Communications on Behalf of Persons Filing Statement)


This statement is filed in connection with (check the appropriate box):

a. __X__ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b. _____ The filing of a registration statement under the Securities Act of 1933.
c. _____  A tender offer.
d. _____  None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies. ___X___

INSTRUCTION: Eight copies of this statement, including all exhibits, should be filed with the Commission.

CALCULATION OF FILING FEE:
Transaction Valuation*                 Amount of Filing Fee**
      $6,157,893                       $1,232

* For purposes of calculating the filing fee only. This amount assumes the purchase of 1,070,938 Units at $5.75. The amount of the filing fee, calculated in accordance with Rule O-11 under the Securities Exchange Act of 1934, as amended, equals 1/50 of one percent of the value of the securities subject to the Merger.

 X  Check box if any part of the fee is offset as provided by Rule O-11(a)(2)
---
and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $1,232
                         ------
Form, Schedule or Registration Statement No.:  Schedule 13E-3
                                               --------------
Filing Party:  Forum Retirement Partners, L.P.
               -------------------------------
Date Filed:  December 2, 1998
             ----------------

INTRODUCTORY STATEMENT


     This Amendment No.1 to the Transaction Statement is being filed by Forum Retirement Partners, L.P., a Delaware limited partnership (the "Partnership"), Forum Retirement, Inc., a Delaware corporation and the general partner of the Partnership (the "General Partner"), Crestline Capital Corporation, a Maryland corporation ("Crestline"), Forum Group, Inc., an Indiana corporation ("FGI"), and Forum Merger Limited Partnership, a wholly owned subsidiary of FGI ("Forum MLP") in connection with the proposed merger of Forum MLP with and into the Partnership. The Partnership is the issuer of the class of securities which is the subject of the Rule 13E-3 transaction. The General Partner is a wholly-owned subsidiary of FGI. FGI is a direct wholly-owned subsidiary of Crestline.

     Concurrently with the filing of this Rule 13E-3 Transaction Statement, the Partnership is filing with the Securities and Exchange Commission the Partnership's preliminary Consent Solicitation Statement (the "Consent Solicitation Statement") relating to the solicitation of consents by the Partnership to approve a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 1998, by and among Forum MLP, FGI, the General Partner and the Partnership (the "Merger Agreement"), pursuant to which (a) Forum MLP will merge with and into the Partnership, which will become an indirect wholly-owned subsidiary of FGI, and (b) each holder (other than FGI and its affiliates) of units of preferred depository units ("Units") representing a preferred limited partner interest in the Partnership will become entitled to receive $5.75 in cash per Unit.

     A copy of the preliminary Consent Solicitation Statement is attached as Exhibit (d)(1) hereto. The information contained in the Consent Solicitation Statement is incorporated by reference in answer to the items in this Rule 13E-3 Transaction Statement, and the Cross Reference Sheet set forth below shows the location in the Consent Solicitation Statement of the information required to be included in response to the items of this Rule 13E-3 Transaction Statement.


CROSS REFERENCE SHEET

(Pursuant to General Instruction F to Schedule 13E-3)

---------------------- ----------------------

Item 1(a)-(b) The issuer which is the subject of the Rule 13E-3 transaction is the Partnership. The Partnership's principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817, telephone (240) 694-2000. The preferred depository units (the "Units") representing preferred limited partner interests in the Partnership are the subject of the Rule 13E-3 transaction. Summary--Record Date

Item 1(c)-(d)       Market for Partnership's Units; Distributions

Item 1(e)           Not applicable


Item 1(f)           Special Factors--Relationship Between FGI and the
                    Partnership

Item 2(a)-(d), (g)  Introduction; Summary--Certain Relationships; Schedule 1


Item 2(e)-(f) During the last five years, none of the Partnership, the General Partner, Crestline, FGI or Forum MLP nor, to the best of their knowledge, any of the persons listed in Schedule 1 to the Consent Solicitation Statement (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Item 3(a)-(b) Special Factors--Background of and Reasons for the Merger; Special Factors--Relationships Between the Parties; The Partnership--Option Agreement

Item 4(a) Summary--Terms of the Merger; Special Factors Structure of the Merger; The Merger Agreement

Item 4(b) Summary--Purpose of Consent Solicitation; Summary--Terms of the Merger; Special Factors--Structure of the Merger; Special Factors--Certain Effects of the Merger; The Merger Agreement

Item 5(a)-(g) Special Factors--Relationships Between the Parties; Special Factors--Plans for the Partnership After the Merger; Special Factors--Certain Effects of the Merger

Item 6(a)           The Merger Agreement--Financing of the Merger

Item 6(b)           The Merger Agreement--Expenses of the Merger

Item 6(c)-(d)       Not applicable


Item 7(a)-(c) Summary--Purpose of Consent Solicitation; Summary--Interests of Certain Persons in the Merger; Summary--Reasons for the Merger; Special Factors--Background of and Reasons for the Merger; Special Factors--Absence of Ability to Pursue Alternative Transactions; Special Factors--Recommendation of the Advisory Committee and the Board; Special Factors--Interests of Certain Persons in the Merger; Conflicts of Interest

Item 7(d) Special Factors--Certain Effects of the Merger; Special Factors--Income Tax Consequences; Special Factors--Accounting Treatment of the Merger;

Special Factors--Recommendation of the Advisory Committee and the Board; The Merger Agreement--General; The Merger Agreement--Effective Time

Item 8(a)-(b) Summary--Fairness of the Transaction; Recommendations; Special Factors--Recommendation of the Advisory Committee and the Board; Special Factors -- Position of the Related Persons With Respect to the Merger

Item 8(c) Summary--Consent Required; Summary--Fairness of the Transactions; Recommendations; Special Factors--Recommendation of the Advisory Committee and the Board; Special Factors--Position of the Related Persons With Respect to the Merger; Special Factors--Recommendation of the Advisory Committee and the Board--Procedural Fairness

Item 8(d)-(f) Special Factors--Background of and Reasons for the Merger; Special Factors--Recommendations of the Advisory Committee and the Board

Item 9(a)-(c) Special Factors--Opinion of Financial Advisor; Special Factors--Background of and Reasons for the Merger; Special Factors-- Recommendation of the Advisory Committee and the Board; Opinion of Robert A. Innamorati & Co., (included as Annex B to the Consent Solicitation Statement)

Item 10(a)-(b) The Partnership--Beneficial Ownership of Units and Transactions in Units by Certain Persons

Item 11 Summary--Terms of the Merger; Special Factors--Structure of the Merger; The Merger Agreement

Item 12(a)-(b) Summary--Consent Required; Summary--Opinion of Financial Advisor; Special Factors--Recommendation of the Advisory Committee and the Board; Special Factors--Position of the Related Persons With Respect to the Merger; Special Factors--Structure of the Merger

Item 13(a)          Summary--Appraisal Rights; The Merger Agreement--Appraisal
Rights

Item 13(b)          Not applicable

Item 13(c)          Not applicable

Item 14(a) Summary--Summary Financial Data; Form 10-K--December 31, 1997 (included as Annex D); Form 10-Q September 30, 1998 (included as Annex E)

Item 14(b)          Not applicable

Item 15(a) Summary--Interests of Certain Persons in the Merger; Special Factors--Background of and Reasons for the Merger; Special Factors--Interests of

Certain Persons in the Merger; Conflicts of Interest; Special Factors--Plans for the Partnership After the Merger; The Merger Agreement--Financing of the Merger

Item 15(b)          Not applicable

Item 16 Consent Solicitation Statement and the related letter to Unitholders, Notice of Consent Solicitation

Item 17(a)          Not applicable

Item 17(b)          Fairness Opinion of Robert A. Innamorati & Co., Inc.
(included as Annex B to the Consent Solicitation Statement)

Item 17(c) Merger Agreement by and among Forum Merger Limited Partnership, Forum Group, Inc., Forum Retirement, Inc., and Forum Retirement Partners, L.P., dated as of October 5, 1998 (included as Annex A to the Consent Solicitation Statement)

Item 17(d) Consent Solicitation Statement and related letter to Unitholders, Notice of Consent Solicitation

Item 17(e) Merger Agreement--Appraisal Rights; Section 262 of the Delaware General Corporation Law (included as Annex C to the Consent Solicitation Statement)

Item 17(f)          Not applicable

Item 1.   Issuer and Class of Security Subject to the Transaction.


  (a)-(b) The issuer which is the subject of the Rule 13E-3 transaction is the Partnership. The Partnership's principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817, telephone (240) 694-2000. The Partnership's Units are the subject of the Rule 13E-3 transaction. The information set forth in the section of the Consent Solicitation Statement entitled "Summary--Record Date; Units Entitled to Consent" is incorporated herein by reference.

  (c)-(d) The information set forth in the section of the Consent Solicitation Statement entitled "Market for Partnership's Units; Distributions" is incorporated herein by reference.

  (e) Not applicable.


  (f) The information set forth in the section of the Consent Solicitation Statement entitled "Special Factors--Relationship Between FGI and the Partnership" is incorporated herein by reference.

Item 2.   Identity and Background.

  (a)-(d), (g) This Rule 13E-3 Transaction Statement is being filed by the Partnership and affiliates of the Partnership. In addition, the information set forth in the Introduction to the Consent Solicitation Statement, in the section entitled "Summary--Certain Relationships" and in Schedule 1 to the Consent Solicitation Statement is incorporated herein by reference.


  (e)-(g) During the last five years, none of the Partnership, the General Partner, Crestline, FGI or Forum MLP nor, to the best of their knowledge, any of the persons listed in Schedule 1 to the Consent Solicitation Statement, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Item 3.   Past Contacts, Transactions or Negotiations.

  (a)-(b) The information set forth in the sections of the Consent Solicitation Statement entitled "Special Factors --Background of and Reasons for the Merger," "Special Factors--Relationships Between the Parties" and "The Partnership-- Option Agreement," is incorporated herein by reference.

Item 4.   Terms of the Transaction.

  (a) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Terms of the Merger", "Special Factors--Structure of the Merger" and "The Merger Agreement" is incorporated herein by reference.

  (b) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Purpose of the Consent Solicitation", "Summary-- Terms of the Merger"; "Special Factors--Structure of the Merger", "Special Factors--Certain Effects of the Merger" and "The Merger Agreement" is incorporated herein by reference.

Item 5.   Plans or Proposals of the Issuer or Affiliate.

  (a)-(g) The information set forth in the sections of the Consent Solicitation Statement entitled "Special Factors--Relationships Between the Parties", "Special Factors--Plans for the Partnership After the Merger" and "Special Factors--Certain Effects of the Merger" is incorporated herein by reference.

Item 6.   Source and Amount of Funds or Other Consideration.

  (a) The information set forth in the section of the Consent Solicitation Statement entitled "The Merger Agreement--Financing of the Merger" is incorporated herein by reference.

  (b) The information set forth in the section of the Consent Solicitation Statement entitled "The Merger Agreement--Expenses of the Merger" is incorporated herein by reference.

  (c)-(d) Not applicable.

Item 7.   Purpose(s), Alternatives, Reasons and Effects.


  (a)-(c) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Purpose of the Consent Solicitation", "Summary-- Interests of Certain Persons in the Merger", "Summary--Reasons for the Merger" "Special Factors--Background of and Reasons for the Merger", "Special Factors-- Absence of Ability to Pursue Alternative Transactions", "Special Factors-- Recommendation of the Advisory Committee and the Board" and "Special Factors-- Interests of Certain Persons in the Merger; Conflicts of Interest" is incorporated herein by reference.

  (d) The information set forth in the sections of the Consent Solicitation Statement entitled "Special Factors--Certain Effects of the Merger", "Special Factors--Income Tax Consequences", "Special Factors--Accounting Treatment of the Merger", and "Special Factors--Recommendation of the Advisory Committee and the Board", "The Merger Agreement--General" and "The Merger Agreement--Effective Time" is incorporated herein by reference.

Item 8.   Fairness of the Transaction.

  (a)-(b) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Fairness of the Transaction; Recommendations", "Special Factors--Recommendation of the Advisory Committee and the Board" and "Special Factors--Position of the Related Persons With Respect to the Merger" is incorporated herein by reference.

  (c) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Consent Required", "Summary--Fairness of the Transaction; Recommendations", "Special Factors--Recommendation of the Advisory Committee and the Board", "Special Factors--Position of the Related Persons With Respect to the Merger", and "Special Factors--Recommendation of the Advisory Committee and the Board--Procedural Fairness" is incorporated herein by reference.

  (d)-(f) The information set forth in the sections of the Consent Solicitation Statement entitled "Special Factors--Background of and Reasons for the Merger" and "Special Factors--Recommendations of the Advisory Committee and the Board" is incorporated herein by reference.

Item 9.   Reports, Opinions, Appraisals and Certain Negotiations.

  (a)-(c) The information set forth in the sections of the Consent Solicitation Statement entitled "Special Factors--Opinion of Financial Advisor", "Special Factors--Background of and Reasons for the Merger", "Special Factors-- Recommendation of the Advisory Committee and the Board" and Annex B to the Consent Solicitation Statement is incorporated herein by reference.

Item 10.  Interest in Securities of the Issuer.

  (a)-(b) The information set forth in the section of the Consent Solicitation Statement entitled "The Partnership--Beneficial Ownership of Units and Transactions In Units by Certain Persons" is incorporated herein by reference.

Item 11. Contracts, Arrangements or Understandings With Respect to the Issuer's Securities. The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Terms of the Merger", "Special Factors--Structure of the Merger" and "The Merger Agreement" is incorporated herein by reference.

Item 12. Present Intention and Recommendation of Certain Persons With Regard to the Transaction.

  (a)-(b) "Summary--Consent Required", "Summary--Opinion of Financial Advisor", "Special Factors--Recommendation of the Advisory Committee and the Board", "Special Factors--Position of the Related Persons With Respect to the Merger" and "Special Factors--Structure of the Merger" is incorporated herein by reference.

Item 13.  Other Provisions of the Transaction.

  (a) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Appraisal Rights" and "The Merger Agreement-- Appraisal Rights" is incorporated herein by reference.

  (b) Not applicable.

  (c) Not applicable.

Item 14.  Financial Information.

  (a) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Summary Financial Data" and Annexes D and E to the Consent Solicitation Statement is incorporated herein by reference.

  (b) Not applicable.

Item 15.  Persons and Assets Employed, Retained, Employed or Utilized.

  (a) The information set forth in the sections of the Consent Solicitation Statement entitled "Summary--Interests of Certain Persons in the Merger", "Special Factors--Background of and Reasons for the Merger", "Special Factors-- Interests of Certain Persons in the Merger; Conflicts of Interest", "Special Factors--Plans for the Partnership After the Merger" and "The Merger Agreement Financing of the Merger" is incorporated herein by reference.

  (b) Not applicable.

Item 16.  Additional Information.

  Reference is hereby made to the Consent Solicitation Statement and the related letter to Unitholders, Notice of Consent Solicitation, copies of which are attached hereto as Exhibit (d)(1) and which are incorporated herein in their entirety by reference.

Item 17.  Material to be Filed as Exhibits.

  (a)     Not applicable.
  (b)     Fairness Opinion of Robert A. Innamorati & Co., Inc.*
  (c) Merger Agreement by and among Forum Merger Limited Partnership, Forum Group, Inc., Forum Retirement, Inc. and Forum Retirement Partners, L.P., dated October 5, 1998.**
  (d) Preliminary Consent Solicitation Statement and related Letter to Unitholders, Notice of Consent Solicitation.
  (e)-(f) Not applicable.

________________________________________________________________________________

* The information set forth in Annex B to the Consent Solicitation Statement is incorporated herein by reference.
** The information set forth in Annex A to the Consent Solicitation Statement is incorporated herein by reference.

                                   SIGNATURE

After due inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: January __, 1999

          FORUM RETIREMENT PARTNERS, L.P.

          By:  Forum Retirement, Inc.,
               General Partner

          By: /s/ Tracy M.J. Colden
              -------------------------------------
          Name:  Tracy M.J. Colden
          Title: Vice-President


          FORUM RETIREMENT, INC.


          By: /s/ Tracy M.J. Colden
              -------------------------------------
          Name:  Tracy M.J. Colden
          Title: Vice-President



          CRESTLINE CAPITAL CORPORATION


          By: /s/ Tracy M.J. Colden
              -------------------------------------
          Name:  Tracy M.J. Colden
          Title: Vice-President


          FORUM GROUP, INC.


          By: /s/ Tracy M.J. Colden
              -------------------------------------
          Name:  Tracy M.J. Colden
          Title: Vice-President


          FORUM MERGER LIMITED PARTNERSHIP

          By: Forum A/H, Inc.,
              General Partner


          By: /s/ Tracy M.J. Colden
              -------------------------------------
          Name:  Tracy M.J. Colden
          Title: Vice-President


Exhibit Index

Exhibit   Document

                [LETTERHEAD OF FORUM RETIREMENT PARTNERS, L.P.]

_______ __, 1999

Dear Unitholder:

     The holders of preferred depository units ("Units") representing preferred limited partner interests in Forum Retirement Partners, L.P., a Delaware limited partnership (the "Partnership"), are being asked to consent to the merger (the "Merger") of a newly formed subsidiary of Forum Group, Inc. ("FGI"), with and into the Partnership pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, the Partnership will become wholly-owned by FGI and its affiliates, and the Units held by persons other than FGI and its affiliates (the "Public Unitholders") will be converted into the right to receive $5.75 per Unit in cash (the "Merger Consideration").

     An Advisory Committee comprised of the independent members of the Board of Directors of Forum Retirement, Inc., the General Partner of the Partnership (the "General Partner"), carefully considered the proposed Merger and unanimously determined that the Merger is fair to and in the best interests of the Partnership and the Public Unitholders and unanimously recommended that the Board of Directors of the General Partner approve and adopt the Merger Agreement and recommend that the Public Unitholders consent to the Merger.

     In arriving at its recommendation, the Advisory Committee gave due consideration and significant weight to the fact that its financial advisor, Robert A. Innamorati & Co., Inc., delivered to the Advisory Committee its written opinion that, based upon the assumptions made, limits on the review undertaken and other factors deemed relevant, the Merger Consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. Based upon the recommendation of the Advisory Committee, the Board of Directors of the General Partner has approved the Merger, has determined that the Merger is fair to, and advisable for, the Partnership and the Unitholders, and recommends that the Unitholders consent to the Merger Agreement and the Merger.

     The Merger Agreement and the Merger must be approved by the holders of a majority of the aggregate voting power of all limited partnership interests in the Partnership, including those held by FGI and its affiliates. FGI and its affiliates hold, in the aggregate, approximately 93% of the issued and outstanding Units, representing 93% of the limited partnership interests of the Partnership. FGI has agreed, pursuant to the terms of the Merger Agreement, to cause the holders of all of such Units to approve the

Merger Agreement and the Merger. As a consequence, approval of the Merger Agreement and the Merger is assured, regardless of whether the Public Unitholders consent to approve the Merger Agreement and the Merger. Although neither Delaware law nor the Partnership Agreement requires that the Merger Agreement provide the Public Unitholders with appraisal rights, such rights have in fact been provided to the Public Unitholders pursuant to the terms of the Merger Agreement. See "The Merger Agreement Appraisal Rights." Such appraisal rights may be exercised by Public Unitholders as an alternative to consenting to approve the Merger Agreement and the Merger and receiving the Merger Consideration.

     The accompanying Consent Solicitation describes in detail the reasons for the Merger, the manner in which the transactions will take place, certain tax consequences of the Merger and other matters. Unitholders are urged to read the accompanying materials carefully. REGARDLESS OF THE NUMBER OF UNITS YOU OWN, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT FORM AND MAIL IT AS SOON AS POSSIBLE IN THE BUSINESS REPLY ENVELOPE PROVIDED.


                            Very truly yours,

                            By:______________________

                            Name:  Larry Harvey

                            Title:  President
                            Forum Retirement, Inc.,
                            General Partner of Forum Retirement Partners, L.P.

                        Forum Retirement Partners, L.P.
                              10400 Fernwood Road
                           Bethesda, Maryland 20817
                                (240) 694-2000


                        NOTICE OF CONSENT SOLICITATION

To the Limited Partners of Forum Retirement Partners, L.P.:

     Notice is hereby given to the limited partners (the "Limited Partners") of Forum Retirement Partners, L.P., a Delaware limited partnership (together with its consolidated subsidiaries, the "Partnership"), that Forum Retirement, Inc., general partner of the Partnership (the "General Partner"), hereby requests the consent of the holders of Units representing Limited Partner interests in the Partnership, to the approval of the Merger Agreement (defined below) and the proposed merger (the "Merger") of Forum Merger Limited Partnership, a newly formed Delaware limited partnership ("Forum MLP"), with and into the Partnership pursuant to the terms of an Agreement and Plan of Merger dated as of October 5, 1998, by and among the Partnership, the General Partner, Forum MLP, and Forum Group, Inc. (the "Merger Agreement").

     By order of the Board of Directors (the "Board") of the General Partner, the close of business on _______________, 1999, has been fixed as the record date for determination of the Limited Partners entitled to consent to approval of the Merger Agreement and the Merger.

     Information regarding the Merger Agreement and the Merger is contained in the accompanying Consent Solicitation Statement. The Merger Agreement sets forth all of the terms and conditions of the Merger and is included as Annex A to the Consent Solicitation Statement. The Board recommends that the Limited Partners of the Partnership consent to the Merger Agreement and the Merger.

     Regardless of the number of Units you own, you are urged to sign and date the enclosed consent form and mail it as soon as possible in the stamped, addressed return envelope provided, so that your Units will be represented in connection with the consent solicitation.


                              By order of the Board of Directors of
                              Forum Retirement, Inc.,
                              General Partner

                              By:_________________
                                 Corporate Secretary

_____________ ___, 1999


                        FORUM RETIREMENT PARTNERS, L.P.

                        CONSENT SOLICITATION STATEMENT

     This Consent Solicitation and the accompanying Notice of Consent Solicitation (collectively, the "Consent Solicitation Statement") are being furnished to the limited partners (the "Limited Partners") of Forum Retirement Partners, L.P., a Delaware limited partnership (together with its consolidated subsidiaries, the "Partnership"), in connection with the solicitation of consents by Forum Retirement, Inc., general partner of the Partnership (the "General Partner").

     The Limited Partners are being asked to consider and consent to the merger (the "Merger") of Forum Merger Limited Partnership, a newly formed Delaware limited partnership ("Forum MLP") with and into the Partnership pursuant to an Agreement and Plan of Merger, dated as of October 5, 1998 (the "Merger Agreement"). At the effective time of the Merger (the "Effective Time"), (i) each issued and outstanding Unit, other than those held by Forum Group, Inc., the parent of the General Partner ("FGI"), or any affiliate of FGI, shall be cancelled, extinguished and retired and converted into the right to receive $5.75 in cash, without interest (the "Merger Consideration"); (ii) each outstanding Unit which is owned by FGI or any affiliate of FGI shall be and remain a unit of limited partner interest in the Partnership; (iii) each partnership interest, general or limited, of Forum MLP issued and outstanding shall be cancelled, extinguished and retired, and no payment shall be made thereon; and (iv) the General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Partnership. See "The Merger Agreement" for a description of the Merger and the Merger Agreement. The Partnership and FGI currently anticipate that the Effective Time will occur on March 1, 1999.

     The General Partner is a direct wholly-owned subsidiary of FGI. FGI is a direct wholly-owned subsidiary of Crestline Capital Corporation ("Crestline", formerly HMC Senior Communities, Inc.). Crestline was formed in June 1997 to be the parent company of the senior living communities owned by Host Marriott Corporation, a Delaware corporation and an owner of lodging real estate ("Host Marriott"), including those owned by the Partnership.

     Prior to December 29, 1998, Crestline was a direct, wholly-owned subsidiary of Host Marriott. On December 29, 1998 (the "Distribution Date"), Host Marriott distributed the stock of Crestline to the stockholders of Host Marriott as a taxable dividend (the "Distribution").

                                      (i)

FGI and its affiliates together own 14,214,310 Units, or approximately 93%, of the outstanding Units. Holders of Units, other than FGI or its affiliates are herein referred to as "Public Unitholders." The Public Unitholders, together with the holders of all other Units, are herein sometimes referred to as the "Unitholders."

     A COPY OF THE MERGER AGREEMENT IS ATTACHED HERETO AS ANNEX A. UNITHOLDERS ARE ENCOURAGED TO READ THE MERGER AGREEMENT CAREFULLY. The summary of the Merger Agreement set forth in this Consent Solicitation Statement is qualified in its entirety by reference to the full text of the Merger Agreement. Consummation of the Merger is subject to several conditions. See "The Merger Agreement Conditions to the Merger."

                                 -------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                 -------------

     Host Marriott and FGI proposed the Merger because they believe that the recurring expenses associated with maintaining the Partnership as a reporting company under the Securities Exchange Act of 1934 can be eliminated if the Merger is consummated. In addition, consummation of the Merger will obviate the need for management of Crestline, FGI and the General Partner to spend significant time and resources on maintaining the Partnership as a public entity. See "Special Factors Reasons for the Merger."

     The General Partner, Crestline and FGI believe that the Merger is fair to the Partnership and the Unitholders based upon, with respect to the Public Unitholders, the recommendation of the Advisory Committee of the Board of Directors of the General Partner (the "Advisory Committee"). The Advisory Committee was established pursuant to resolutions of the Board of Directors of the General Partner (the "Board") and the members of such committee are the independent members of the Board.

     The Advisory Committee and the Board have concluded that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Public Unitholders, and have approved the Merger Agreement. In arriving at its conclusions, the Advisory Committee gave due consideration and significant weight to the opinion (the "RAI&Co. Opinion") of Robert A. Innamorati & Co., Inc., an investment banking firm acting as the Advisory Committee's financial advisor ("RAI&Co."), that, based upon the

                                      (ii)
assumptions made, limits on the review undertaken and other factors deemed relevant, the consideration to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. See "Special Factors Opinion of Financial Advisor." A copy of the RAI&Co. Opinion is attached hereto as Annex B. THE BOARD RECOMMENDS THAT UNITHOLDERS CONSENT TO THE MERGER AGREEMENT AND THE MERGER. See "Special Factors Recommendation of the Advisory Committee and Board."

     This Consent Solicitation Statement and the accompanying consent form are first being mailed to Limited Partners on or about ____________ ___, 1999. Limited Partners are entitled to one consent right for each Unit held of record at the close of business on _________ __, 1999 (the "Record Date"), with respect to the Merger. Subsequent to submitting a Consent Form in accordance with the instructions set forth therein, Unitholders may not revoke their consent or otherwise change their vote.

     On the Record Date, there were 15,285,248 Units outstanding. Pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), approval of the Merger Agreement and the Merger requires the consent of the holders of a majority of the aggregate voting power of all Limited Partners entitled to vote thereon or consent thereto, including the Units held by FGI and its affiliates. FGI is obligated under the terms of the Merger Agreement to cause holders of the Units owned by FGI and its affiliates, representing approximately 93% of the outstanding Units, to consent to the Merger. As a result, approval of the Merger by the Limited Partners is assured, regardless of whether the Public Unitholders consent to the Merger. Although neither Delaware law nor the Partnership Agreement requires that the Merger Agreement provide the Public Unitholders with appraisal rights, such rights have in fact been provided to the Public Unitholders pursuant to the terms of the Merger Agreement. Such appraisal rights may be exercised by Public Unitholders as an alternative to consenting to the Merger and receiving the Merger Consideration. See "The Merger Agreement Appraisal Rights."

                                 -------------

REGARDLESS OF THE NUMBER OF UNITS YOU OWN, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT FORM AND MAIL IT AS SOON AS POSSIBLE IN THE STAMPED, ADDRESSED RETURN ENVELOPE PROVIDED. PUBLIC UNITHOLDERS SHOULD NOT SEND IN ANY DEPOSITORY RECEIPTS REPRESENTING UNITS AT THIS TIME.

                                 -------------

     The date of this Consent Solicitation Statement is ___________, 1999

                                     (iii)

                               TABLE OF CONTENTS
                               -----------------

AVAILABLE INFORMATION...............................................................  (vii)
SUMMARY.............................................................................     1
 Purpose of Consent Solicitation....................................................     1
 Timing of Consent Solicitation.....................................................     1
 Record Date; Units Entitled to Consent.............................................     1
 Consent Required...................................................................     2
 Terms of the Merger................................................................     2
 Reasons for the Merger.............................................................     3
 Fairness of the Transaction; Recommendations.......................................     3
 Appraisal Rights...................................................................     4
 The Advisory Committee.............................................................     5
 Certain Relationships..............................................................     5
 Interests of Certain Persons in the Merger.........................................     6
 Opinion of Financial Advisor.......................................................     7
 Sources of Funds; Financing of the Merger..........................................     7
 Market Prices of the Units.........................................................     8
 Summary of Federal Income Tax Consequences of the Merger...........................     8
 Accounting Treatment of the Merger.................................................     8
 Legal Proceedings..................................................................     9
 Summary Financial Data.............................................................    10

SPECIAL FACTORS.....................................................................    11
 Background of and Reasons for the Merger...........................................    11
  Relationship Between FGI and the Partnership......................................    11
  Merger Proposal; Appointment of Advisory Committee................................    12
  Members of Advisory Committee.....................................................    13
  Consideration and Negotiation of Terms of the Merger..............................    14
  Recommendation of the Advisory Committee and the Board............................    16
  Fairness Opinion and Presentations of RAI&Co......................................    17
  Absence of Ability to Pursue Alternative Transaction..............................    17
  Recent Market Prices; Lack of Liquidity...........................................    17
  Recent Prices Paid for the Units..................................................    17
  Book Value........................................................................    18
  Liquidation Value.................................................................    18
  Negotiations Conducted by Advisory Committee on Behalf of the Public Unitholders..    18
  Appraisal Rights..................................................................    18
  Advantages to Crestline and its Affiliates........................................    19
  No Financing Condition............................................................    19
  Merger Agreement..................................................................    19
  RAI&Co. Comparable Company Analysis...............................................    19

                                      (iv)

  Other                                                                                 20
  Procedural Fairness...............................................................    21
  Weighing of Factors...............................................................    22
 Position of the Related Persons With Respect to the Merger.........................    22
 Opinion of Financial Advisor.......................................................    24
  Discounted Cash Flow Analysis.....................................................    27
  Capitalization of Net Operating Income Analysis...................................    27
  Comparable Company Analysis.......................................................    28
  Comparable Acquisition Premium Analysis...........................................    29
 Structure of the Merger............................................................    30
 Interests of Certain Persons in the Merger; Conflicts of Interest..................    30
 Relationships Between the Parties..................................................    31
 Plans for the Partnership After the Merger.........................................    31
 Certain Effects of the Merger......................................................    32
 Income Tax Consequences............................................................    33
 Gain or Loss.......................................................................    33
 Effect of Passive Loss Rules.......................................................    34
 Income Tax Consequences of the Merger on the Partnership and its Affiliates........    34
 Accounting Treatment of the Merger.................................................    34
 Regulatory Approvals and Filings...................................................    35

THE CONSENT SOLICITATION............................................................    39
 Consent Procedures.................................................................    39
 Solicitation of Consents...........................................................    39
 Appraisal Rights...................................................................    39

THE MERGER AGREEMENT................................................................    38
 General............................................................................    41
 Expenses of the Merger.............................................................    41
 Effective Time.....................................................................    42
 Financing of the Merger............................................................    42
 Conditions to the Merger...........................................................    42
 Termination........................................................................    43
 Payment for Units..................................................................    43
 Appraisal Rights...................................................................    43

THE PARTNERSHIP.....................................................................    47
 Forward-Looking Statements.........................................................    44
 Business...........................................................................    46
 Properties.........................................................................    48
 Mortgages..........................................................................    49
 Sources of Payment.................................................................    51
 Regulation And other Factors.......................................................    51
 Competition........................................................................    52
 Option Agreement...................................................................    52
 Employees..........................................................................    53

                                      (v)

 Legal Proceedings..................................................................    54
 Beneficial Ownership of Units and Transactions In Units By Certain Persons.........    57
 Impact of Financial Accounting Standards...........................................    54
 Inflation..........................................................................    55

FORUM MERGER LIMITED PARTNERSHIP....................................................    59
MARKET FOR PARTNERSHIP'S UNITS; DISTRIBUTIONS.......................................    59
DOCUMENTS INCORPORATED BY REFERENCE.................................................    60
SCHEDULE 1..........................................................................   S-1
SCHEDULE 2..........................................................................   S-6

Annex A -- Agreement and Plan of Merger

Annex B -- Opinion of Robert A. Innamorati & Co., Inc.

Annex C -- Section 262 of Delaware General Corporate Law

Annex D -- Form 10-K - December 31, 1997

Annex E -- Form 10-Q - September 30, 1998

Annex F -- Consent Form

                                      (vi)

                             AVAILABLE INFORMATION

     The Partnership is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the New York Regional Office of the SEC, 7 World Trade Center, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the New York Regional Office of the SEC, 7 World Trade Center, New York, New York 10048. The Commission also maintains a Web site at http://www.sec.gov, which contains certain reports, proxy statements and other information regarding the Partnership and other registrants that file electronically with the Commission. The Partnership's Units are listed on the American Stock Exchange. Copies of reports, proxy statements and other information may therefore also be inspected at the offices of the American Stock Exchange, at 80 Trinity Place, New York, New York 10006-1881. Accompanying and forming a part of this Consent Solicitation Statement are the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997 and the Partnership's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

     Forum MLP, Crestline and FGI (collectively, the "Related Persons") and the Partnership and General Partner have jointly filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") pursuant to the Exchange Act, furnishing certain information with respect to the Merger, in addition to the information contained in this Consent Solicitation Statement, and they may file further amendments to the Schedule 13E-3. As permitted by the rules and regulations of the Commission, this Consent Solicitation Statement omits certain information contained in the Schedule 13E-3. For further information pertaining to the Related Persons, reference is made to the Schedule 13E-3 and the exhibits and amendments thereto. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the
Schedule 13E-3. Each such statement is qualified in its entirety by such reference. The Schedule 13E-3 and any such further amendments, including exhibits, may be inspected and copies may be obtained in the same manner as set forth in the preceding paragraph, except that they will not be available at the regional offices of the Commission.

     As of the date of this filing, none of the Related Persons, other than Crestline, is subject to the informational reporting requirements of the Exchange Act. Forum MLP was formed by FGI solely for purposes of engaging in the Merger and has not otherwise conducted any business operations.

                                     (vii)

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Consent Solicitation Statement. This summary is qualified in its entirety by the more detailed information contained, or incorporated by reference, in this Consent Solicitation Statement and the Annexes hereto. Holders ("Unitholders") of preferred depository units ("Units") representing preferred limited partner interests in Forum Retirement Partners, L.P., a Delaware limited partnership (the "Partnership"), are urged to read this Consent Solicitation Statement and the Annexes hereto in their entirety. The information in this Consent Solicitation Statement concerning Host Marriott FGI, Forum MLP, the Partnership, Crestline and the General Partner has been provided by Host Marriott and/or Crestline.

PURPOSE OF CONSENT SOLICITATION

     This Consent Solicitation Statement is being furnished to the Unitholders of record as of the Record Date in connection with the solicitation of consents by the General Partner. The Unitholders are being asked to consider and consent to the Merger Agreement and the transactions contemplated thereby, including the Merger. Pursuant to the terms of the Merger Agreement, Forum MLP will be merged with and into the Partnership, with the Partnership being the entity surviving the Merger. Pursuant to the terms of the Merger Agreement, each Unit held by persons other than FGI and its affiliates ("Public Unitholders") will be converted into the right to receive $5.75 in cash. Upon consummation of the Merger, the Partnership will be wholly owned by FGI and its affiliates.

TIMING OF CONSENT SOLICITATION

     Unitholders are required to return the Consent Form attached to this Consent Solicitation Statement to American Stock Transfer & Trust Company, at 40 Wall Street, New York, New York 10005 by _______________, 1999.

RECORD DATE; UNITS ENTITLED TO CONSENT

     Only Unitholders as of the close of business on ___________, the Record Date, will be entitled to consent or withhold consent to the Merger Agreement and the Merger with respect to the Units owned of record as of such date. At January 20, 1999, there were 15,285,248 Units outstanding of which 1,070,938 Units are held by 248 Public Unitholders of record.

     Each Unitholder of record on the Record Date is entitled to one consent right per Unit with respect to the approval of the Merger Agreement and the Merger.

CONSENT REQUIRED

     Pursuant to the Delaware Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 29, 1986, as amended (the "Partnership Agreement"), approval of the Merger Agreement and the Merger will require the consent of a majority of the aggregate voting power of the outstanding Units entitled to vote thereon or consent thereto (where each Unit represents one consent right), including Units held by FGI and its affiliates (the "Majority Consent Requirement"). FGI is obligated under the terms of the Merger Agreement to cause FGI and its affiliates, who hold approximately 93% of the outstanding Units, to consent to approval of the Merger Agreement and the Merger. As a result, approval of the Merger Agreement and the Merger by the Unitholders is assured, regardless of whether the Public Unitholders consent to the Merger Agreement and the Merger. Although neither Delaware law nor the Partnership Agreement requires that the Merger Agreement provide the Public Unitholders with appraisal rights, such rights have in fact been provided to the Public Unitholders pursuant to the terms of the Merger Agreement. See "The Merger Agreement Appraisal Rights."

     In order to exercise appraisal rights, Public Unitholders must deliver to the Partnership a written demand for appraisal of any Units held by such Public Unitholder as of the Record Date before ______ p.m. Eastern Standard Time on __________, 1999 (twenty (20) calendar days after the mailing of this Consent Solicitation Statement). The written demand for appraisal must be in addition to and separate from the Consent Form pursuant to which the Public Unitholder abstains from or indicates that it does not consent to the Merger Agreement and the Merger. Withholding consent to or failing to consent to the Merger Agreement and the Merger by itself does not constitute a written demand for appraisal

     REGARDLESS OF THE NUMBER OF UNITS YOU OWN, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT FORM AND MAIL IT AS SOON AS POSSIBLE IN THE STAMPED, ADDRESSED RETURN ENVELOPE PROVIDED. UNITHOLDERS SHOULD NOT SEND IN ANY DEPOSITORY RECEIPTS REPRESENTING UNITS AT THIS TIME.

TERMS OF THE MERGER

     The Merger will be effected pursuant to the terms of the Merger Agreement. Public Unitholders are urged to read the text of the Merger Agreement, a copy of which is attached as Annex A to this Consent Solicitation Statement. Upon consummation of the Merger and by virtue thereof, (i) each issued and outstanding Unit, other than those held by FGI, or any of its affiliates, will be cancelled, extinguished and retired and will be converted into the right to receive $5.75 in cash, without interest, (ii) each outstanding Unit which is owned by FGI or any of its affiliates will be and remain a unit of limited partner interest in the Partnership, (iii) each outstanding partnership interest, general or limited, of Forum MLP will be cancelled, extinguished and retired, and no payment will be made thereon, and (iv) the General Partner's general partnership interest in the

Partnership will be and remain a general partnership interest in the Partnership. As a result of the Merger, the Partnership will become wholly owned by FGI and its affiliates and the Public Unitholders will cease to have any interest in the Partnership. Because no Units will be publicly held after the Merger, the Units will be delisted and will no longer trade on the American Stock Exchange, and the Partnership will cease to be a separate reporting entity under the Exchange Act.

  Closing of the Merger is subject, among other things, to: (i) the Majority Consent Requirement having been met (this requirement will be satisfied regardless of whether the Public Unitholders consent to the Merger Agreement and the Merger since FGI is obligated under the terms of the Merger Agreement to cause FGI and its affiliates (holding approximately 93% of all outstanding Units) to consent to the Merger); (ii) all consents and approvals prescribed by law which are necessary to the consummation of the transactions contemplated in the Merger Agreement shall have been obtained, and all statutory waiting periods in respect thereof shall have expired, (iii) expiration or termination of all applicable waiting periods (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (iv) no statute, rule, regulation, executive order, decree or injunction having been enacted, entered, promulgated or enforced by any court or governmental authority which prevents consummation of the Merger or makes consummation of the Merger illegal. See "The Merger Agreement." Under the Merger Agreement, the Merger will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that a Certificate of Merger is filed pursuant to Delaware law. It is anticipated that the Effective Date will occur on or about March 1, 1999, although there can be no assurance in this regard. In addition, the parties to the Merger Agreement have certain rights to terminate the Merger Agreement.


REASONS FOR THE MERGER

     Host Marriott (prior to the Distribution Date) and Crestline (after the Distribution Date) are the parties that primarily initiated, supported, structured and negotiated the terms of the Merger. Crestline supports the Merger because it believes that maintaining the Partnership as a public entity is expensive both in terms of the actual costs of reporting and providing information to Unitholders and the time and attention required of management, whose energies might be better spent on other matters. Crestline also believes that potential conflict of interest situations between the Partnership and FGI, as the majority owner, can be eliminated through the Merger. Crestline, FGI, the General Partner and Forum A/H, Inc. believe that the Merger is fair to the Partnership and the Public Unitholders, based primarily on the determinations of the Advisory Committee and the RAI&Co. Opinion. See "Special Factors
Background of and Reasons for the Merger" and " Recommendation of the Advisory Committee and Position of the Board."

FAIRNESS OF THE TRANSACTION; RECOMMENDATIONS

     In developing its initial merger proposal, pursuant to which the Public Unitholders would receive $4.50 per Unit in cash, Host Marriott and FGI determined that such initial proposal might reasonably be expected to be found by an independent committee, and its independent financial advisor, to be fair, from a financial point of view, to the Public Unitholders and, therefore, that such an offer might reasonably be expected to lead to a successful acquisition by FGI of the publicly held Units. Host Marriott and FGI did not determine at that time whether or not such proposal was, in fact, fair to the Public Unitholders. Both FGI and the General Partner have interests in the proposed Merger which conflict with the interests of the Public Unitholders. See "Special Factors Interests of Certain Persons in the Merger; Conflicts of Interests." Accordingly, the Advisory Committee was appointed by the Board to make a determination with respect to the fairness of the transaction to the Public Unitholders. See "Special Factors Opinion of Financial Advisor."

  After the initial merger proposal of $4.50 per Unit, the Advisory Committee consulted with its independent legal counsel and RAI&Co. The Advisory Committee (in consultation with RAI&Co. and the Advisory Committee's independent legal counsel) then negotiated the merger proposal with FGI for several weeks and the members of the Advisory Committee indicated to representatives of FGI that they believed that the consideration of $4.50 per Unit initially proposed by FGI was inadequate. After further negotiations, FGI determined that it would increase its offer to $5.75 per Unit. The Advisory Committee, after reviewing many factors and determining that the Merger, at $5.75 per Unit, would be in the best interests of the Public Unitholders, indicated that it would be prepared to recommend a price of $5.75 for each Unit held by the Public Unitholders (the "Revised Proposal"), subject to satisfactory resolution of a number of items, including final negotiation of the Merger Agreement. FGI agreed that it also would be prepared to proceed with a transaction on the basis of such terms. See "Special Factors Consideration and Negotiation of Terms of the Merger."

     After analyzing the RAI&Co. Opinion and other factors set forth below, the Advisory Committee concluded that the Merger contemplated by the Merger Agreement is fair to, and in the best interests of, the Public Unitholders, and unanimously recommended approval of the Merger Agreement and the Merger to the Board of Directors of the General Partner. In arriving at its conclusions, the Advisory Committee gave due consideration and significant weight to the RAI&Co. Opinion, which was delivered orally on October 5, 1998 and later confirmed in writing as of that date, and the presentations made by RAI&Co. to the Advisory Committee in connection with the RAI&Co. Opinion (the RAI&Co. Opinion along with the such presentations are hereinafter referred to as the "RAI&Co. Analysis").

APPRAISAL RIGHTS

     Under the Delaware Act, the only appraisal rights available to limited partners of a Delaware limited partnership are those provided pursuant to the terms of the applicable partnership agreement or an agreement of merger or consolidation. The Partnership Agreement does not provide appraisal rights to the Public Unitholders. The Merger Agreement, however, provides that the Public Unitholders shall have, in respect of the

Units held by such Public Unitholders, the appraisal rights contemplated in
Section 17-212 of the Delaware Act to the same extent as would be available to a stockholder of a corporation organized under the laws of the State of Delaware. See "The Merger Agreement Appraisal Rights."

THE ADVISORY COMMITTEE

  The Board appointed the Advisory Committee, pursuant to resolutions adopted on June 18, 1998, to consider the fairness of the proposed Merger to the Public Unitholders. The Advisory Committee consists of James C. Leslie and John F. Sexton, each of whom is an independent member of the Board and neither of whom was, at the time of the approval of the Merger, an employee of Host Marriott or Crestline or otherwise affiliated with Host Marriott, Crestline or their respective affiliates. See "Special Factors Background of the Merger."

CERTAIN RELATIONSHIPS

     FGI is the direct owner of 7,566,704 Units. In addition, FGI indirectly owns 4,505,811 Units through Forum A/H, Inc., a wholly-owned subsidiary of FGI ("Forum A/H"), and 2,141,795 Units through the General Partner, a wholly-owned subsidiary of FGI. FGI owns 14,214,310 Units directly and indirectly, representing in the aggregate approximately 93% of the outstanding Units.

  FGI is a direct wholly-owned subsidiary of Crestline, which, prior to the Distribution Date, was a direct wholly-owned subsidiary of Host Marriott. At the time the Merger Agreement was negotiated, all of the interests in each of FGI, Forum A/H, Crestline and the General Partner were owned, directly or indirectly, by Host Marriott. Upon consummation of the Distribution on the Distribution Date, Crestline's affiliation with Host Marriott terminated, and all of the interests in each of FGI, Forum A/H and the General Partner are now owned, directly or indirectly, by Crestline.

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's business by spinning off its senior living business by distributing the stock of Crestline to the Host Marriott stockholders as a taxable dividend. The Distribution is part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust for federal income tax purposes (the "REIT Conversion"). As part of the REIT Conversion, Host Marriott contributed its hotels and certain other assets and all of its liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner is HMC Merger Corporation, a newly formed corporation into which Host Marriott has merged and which intends to qualify as a Maryland real estate investment trust, (collectively, the "REIT"). After the

REIT Conversion, in addition to its other lines of business, Crestline will lease and sublease hotels from the REIT.

  Crestline and its subsidiaries are engaged in the business of owning senior living communities, leasing and subleasing hotels from the REIT and asset management of hotels. The Distribution occurred on December 29, 1998 (the "Distribution Date"). As a result, effective on the Distribution Date, Crestline became a separate publicly traded corporation listed on the New York Stock Exchange. Crestline (instead of Host Marriott) now owns, directly or indirectly, all of the interests in each of FGI, Forum A/H, and the General Partner.


     The principal executive offices of the Partnership, the General Partner, FGI, Forum A/H and Crestline are located at 10400 Fernwood Road, Bethesda, Maryland 20817, telephone (240) 694-2000.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Crestline is interested in the outcome of the Merger in that, following consummation of the Merger, Crestline and its affiliates would be the sole owners of the Partnership. As sole owners, Crestline and its affiliates would bear the total risk of the Partnership's operations but would also receive the entire benefit of such operations. Crestline also would be able to integrate the Partnership's operations more fully with those of other properties owned by Crestline and its affiliates without introducing issues with respect to potential conflicts of interest, and to realize potential operating synergies therefrom. See "Special Factors Interests of Certain Persons in the Merger; Conflicts of Interest."

     In proposing and structuring the terms of the Merger, Host Marriott recognized that the terms and structure of the Merger transaction would be reviewed by the Board of Directors and the Advisory Committee, and that FGI would not proceed with the Merger absent a favorable recommendation by the Advisory Committee with respect thereto. None of Host Marriott, its affiliates or the Advisory Committee approached any unaffiliated persons or entities with respect to the acquisition of the Partnership or any of its assets. See "Special Factors Background of the Merger."

     The General Partner and the Partnership have certain interests that may present them with actual or potential conflicts of interest. Among these are that (i) the General Partner is controlled by Crestline, an affiliate of FGI,
(ii) the current General Partner is expected to remain in its current role subsequent to the Merger and (iii) the General Partner and FGI have the same
senior management.  See "Special Factors   Interests of Certain Persons in the
Merger; Conflicts of Interest." The Advisory Committee was advised by separate legal counsel from that of FGI and Forum MLP in connection with the Merger.


     Under the terms of the Merger Agreement, all rights of the members of the Board, including all of the members of the Advisory Committee, to exculpation and indemnification in existence as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, for three years from and after the Effective Time, FGI is obligated to use commercially reasonable efforts to maintain directors' and officers' liability insurance covering the members of the Board on terms no less favorable than those of the policy in effect prior to the Effective Time.

     In addition, members of the Advisory Committee received compensation from the General Partner in accordance with preexisting policies for time spent by such persons in Advisory Committee meetings and discussions pertaining to the Merger and the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     RAI&Co. delivered a written opinion to the Advisory Committee dated October 5, 1998, to the effect that, as of such date and based upon the assumptions made, limits on the review undertaken and other factors deemed relevant, the proposed cash consideration of $5.75 per Unit to be received by the Public Unitholders pursuant to the Merger is fair to such Public Unitholders, from a financial point of view. The full text of the RAI&Co. Opinion is attached as Annex B to this Consent Solicitation Statement. The summary of the RAI&Co. Opinion set forth in this Consent Solicitation Statement is qualified in its entirety by reference to the full text of the RAI&Co. Opinion. Public Unitholders are urged to read the RAI&Co. Opinion carefully and in its entirety in conjunction with this Consent Solicitation Statement to understand fully certain of the assumptions made, the matters considered and the limits of the review of RAI&Co. See "Special Factors Opinion of Financial Advisor."

SOURCES OF FUNDS; FINANCING OF THE MERGER

     Approximately $7,100,000 will be required to consummate the Merger and to pay related fees and expenses. The necessary funds will be provided by Crestline from cash on hand. See "The Merger Agreement Expenses of the Merger" and "Financing of the Merger."

MARKET PRICES OF THE UNITS

     As reported by the American Stock Exchange, during the third quarter of 1998, the closing price of the Units on the American Stock Exchange ranged from $4.25 to $4.625 per Unit, and the average daily trading volume for such period was approximately 577 Units. The initial merger proposal was submitted by Host Marriott to the Advisory Committee on July 20, 1998 and was publicly announced on July 21, 1998. The closing price of the Units on the American Stock Exchange on July 17, 1998 was $4.50, with daily trading volume on such date of 1,000 Units. The Units did not trade again until July 24, 1998, on which date the closing price of the Units was $4.38 on trading volume of 500 Units. The closing price of the Units on the American Stock Exchange on September 29, 1998, the last date on which the Units traded prior to the October 7, 1998 announcement of the execution of the Merger Agreement, was $4.38. On October 7, 1998, the day the execution of the Merger Agreement was announced, daily trading volume in the Units was 1,000 Units and the closing price per Unit on the American Stock Exchange was $5.50. See "Market for Partnership's Units; Distributions."

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The receipt of cash in exchange for Units pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Accordingly, a Public Unitholder will recognize a gain or loss on the conversion of Units in the Merger to the extent of the difference between the amount realized and his or her adjusted tax basis in the Units sold. In addition, upon the conversion by a Public Unitholder of its Units in the Merger, any net losses of the Partnership that were suspended under the passive loss rules of the Internal Revenue Code may be used to offset income and gain on such conversion.

     The foregoing summary is for general information of the Public Unitholders only as to their tax consequences and does not purport to be complete. For a more extensive discussion of the Federal income tax consequences of the Merger, See "Special Factors Income Tax Consequences" below. The consequences to any particular Public Unitholder may differ depending upon that Unitholder's own circumstances and tax position. Certain types of Public Unitholders (including, but not necessarily limited to, financial institutions, tax-exempt organizations and foreign persons) may be subject to special rules. This discussion does not consider the effect of any applicable foreign, state or local tax laws. Each Public Unitholder is urged to consult his, her or its tax advisor as to the particular tax consequences of the Merger to such Public Unitholder, including the application of state, local and foreign tax laws.

ACCOUNTING TREATMENT OF THE MERGER

     The acquisition by FGI of the Units will be accounted for as an acquisition of minority ownership interests of a subsidiary in accordance with the purchase method of accounting.

LEGAL PROCEEDINGS

     On July 22, 1998, Harbor Finance Partners, Ltd., a Public Unitholder, filed a purported class action suit relating to the merger proposal in the Court of Chancery of the State of Delaware against Host Marriott, the General Partner, FGI, HMC Senior Communities, Inc. (predecessor entity to Crestline), the Partnership, and members of the Board apparently alleging breach of fiduciary duties to the Unitholders by offering an inadequate price for the Units, attempting to improperly influence the market price of the Units, and failing to provide for a mechanism that would establish a fair price for the Units (the "Delaware Lawsuit"). In the Delaware Lawsuit, Harbor Finance Partners, Ltd. is seeking certification of a class, an injunction to prevent completion of the proposed transaction or, in the alternative, rescission of the transaction and compensatory damages. Crestline believes the Delaware Lawsuit is without merit and plans to vigorously defend the Delaware Lawsuit.

SUMMARY FINANCIAL DATA

     Set forth below is a summary of certain consolidated financial information with respect to the Partnership, excerpted from the information in (i) the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which is attached hereto as Annex D, and (ii) the Partnership's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998, a copy of which is attached hereto as Annex E. These reports and other documents are available for inspection or copying as discussed above under "Available Information."

                                      NINE MONTHS ENDED
                                         SEPTEMBER 30                          FISCAL YEAR/1/
                                  --------------------------------------------------------------------------------
                                     1998/4/         1997          1997      1996      1995      1994     1993/3/
                                  ------------  ------------    ---------  --------  --------  --------  ---------
                                         (unaudited)            (in thousands, except ratio and per Unit amounts)
STATEMENT OF OPERATIONS DATA:
Revenues/2/                           $ 14,856      $ 13,915     $ 17,614  $ 16,283  $ 15,135   $15,093  $ 13,046
Income (loss) before
 extraordinary item                        898         1,950        2,579       699       297       317    (1,762)

Net income (loss)                          898         1,950        2,579       699       297       317    (4,679)

General Partner's interest in
 net income (loss)                           9            20           26         7         3         3       (47)
Limited Partners' interest in
 net income (loss)                    $    889      $  1,930     $  2,553  $    692  $    294  $    314  $ (4,632)
Average number of Units
 outstanding                            15,285        15,285       15,285    15,285    15,285    15,285    10,317
Basic and diluted earnings
 (loss) per Unit:
   Income (loss) before
    extraordinary item                $    .06      $    .13     $    .17  $    .05  $    .02  $    .02  $   (.17)
   Extraordinary item                       --            --           --        --        --        --      (.28)
   Net income (loss)                  $    .06      $    .13     $    .17  $    .05  $    .02  $    .02  $   (.45)

BALANCE SHEET DATA:
Total assets                          $108,637      $107,918     $109,670  $106,510  $106,364  $107,336  $107,023
Debt                                    45,931        47,147       46,854    47,984    49,007    49,934    50,707
Partners' equity
   General Partner                         537           522          528       502       495       492       490
   Limited Partners                     42,548        41,036       41,659    39,106    38,414    38,120    37,896

OTHER DATA:
Ratio of earnings to fixed
 charges/5/                                2.0x          1.5x         1.5x      1.1x      1.0x      1.1x       --
Deficiency of earnings to
 fixed charges/5/                           --            --           --        --        --        --    (1,771)
Book value per Unit/6/                $   2.82      $   2.72     $   2.76  $   2.59  $   2.55  $   2.53  $   2.51

1 Certain amounts in the financial data have been reclassified to conform with the 1998 presentation.
2 Revenues represent house profit from the Partnership's senior living communities. House profit reflects the net revenues flowing to the Partnership as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses.
3 In 1993, the Partnership recorded an extraordinary charge for the early extinguishment of debt of $2,917,000.

4 The Omnibus Budget Reconciliation Act of 1987, as amended by the Taxpayer Relief Act of 1997 (the "Act"), provided that certain publicly traded partnerships should be treated as corporations for federal income tax purposes. A provision of the Act allows certain publicly traded partnerships which would otherwise become subject to tax as a corporation beginning in 1998 to elect to be subject to a special tax on gross income from its active conduct of a trade or business, and continue to avoid being treated as a corporation for federal income tax purposes. The tax generally applies to a partnership's gross income at the rate of three and one half percent, effective for taxable years beginning after December 31, 1997. The Partnership has elected not to pay the special tax on gross income and began being treated as a corporation for federal income tax purposes effective January 1, 1998. Included in the Partnership's net income for the nine months ended September 30, 1998 is a provision for income taxes for current operations of $1,446,000 and a one time charge of $1,271,000 to record a net deferred tax liability related to the change in tax status. The net deferred tax liability represents the tax effect of the excess of the net assets reported in the Partnership's financial statements over the Partnership's tax basis in the net assets. This difference is due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives for fixed assets and deferred management fees which have been expensed under generally accepted accounting principles but are generally not deductible for tax purposes until paid.
5 The ratio of earnings to fixed charges is computed by dividing income before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs, capitalized interest and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $3,516,000 in 1993. The computation of the ratio of earnings to fixed charges is attached to this Consent Solicitation Statement as Schedule 2.

6 Book value per Unit is computed by dividing the limited partners' equity by the number of Units outstanding.

                                SPECIAL FACTORS

Background of and Reasons for the Merger

Relationship Between FGI and the Partnership

  The Partnership was formed in 1986 to own senior living retirement communities originally developed or acquired by FGI. The Partnership owns nine upscale senior living retirement properties containing approximately 1,724 units. The General Partner owns a one percent general partnership interest in the Partnership and a one percent general partnership interest in a subsidiary operating partnership in which the Partnership owns a 99% limited partnership interest. The General Partner's interest in the subsidiary operating partnership is reflected in the statements of operations as a reduction of the income or loss of the Partnership.

  On June 21, 1997, Crestline Capital Corporation ("Crestline", formerly HMC Senior Communities, Inc.), acquired all of the outstanding stock of FGI from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("MI"). In connection with the acquisition, FGI assigned to MSLS its interest as manager under a long term management agreement for the nine communities owned by the Partnership. At the time of the acquisition of FGI stock by Crestline, Crestline was a wholly-owned subsidiary of Host Marriott.


  Subsequent to the above mentioned acquisition, Crestline acquired additional Units at various times. On March 25, 1998, 1,000,894 Units were acquired for $4,504,023. In the second quarter of 1998 an additional 1,140,901 Units were acquired for $5,134,055. As a result of these purchases, Crestline's current ownership interest in the Partnership, both directly and indirectly through affiliates, approximates 93%.

  On March 25, 1998, the General Partner acquired 1,000,894 Units from The Russell F. Knapp Revocable Trust and related parties (the "Knapp Trust") for $4,504,023 pursuant to the terms of a Settlement and Release Agreement (the "Settlement Agreement") executed to resolve outstanding litigation between the Knapp Trust, the General Partner and FGI. The Settlement Agreement was executed on February 4, 1998 (the "Settlement Date") by the Knapp Trust, MSLS, the General Partner, FGI, and Host Marriott. On February 5, 1998, the United States District Court for the Southern District of Indiana entered an order approving dismissal of the Knapp Trust litigation. Under the terms of the Settlement Agreement, Host Marriott agreed to pay each Unitholder electing to join the Settlement Agreement (including the Knapp Trust) $4.50 per Unit in exchange for
(i) the transfer of all Units owned by the settling Unitholders, (ii) an agreement by such settling Unitholders not to purchase additional Units and
(iii) release of all claims asserted in the litigation. The Settlement Agreement also provides for the payment of additional consideration (the "Additional Consideration") to the settling Unitholders, in the event that, within three years after the date of the Settlement Agreement, Crestline (as successor in interest to

Host Marriott) pays more than $4.50 per Unit for the publicly held Units pursuant to a tender offer. The Additional Consideration would be equal to fifty percent (50%) of the amount by which the tender offer price exceeds $4.50 per Unit, or the base price ("Base Price"); provided, that, (1) the Additional Consideration shall not exceed $1.25 per Unit and (2) in calculating the Additional Consideration, the Base Price shall be increased by fifteen percent per annum calculated pro rata from the Settlement Date to the date on which the Additional Consideration is due. Accordingly, the amount of the Additional Consideration will decrease over time, amounting to approximately $566,000 if, for example, the Merger is consummated on March 1, 1999 and decreasing to approximately $491,000 if the Merger is consummated on March 31, 1999.

     Because of the derivative nature of the allegations contained in the Knapp Trust litigation and in accordance with the terms of the Settlement Agreement, Host Marriott invited all holders of Units, in their sole discretion, to participate in the Settlement Agreement and detailed the requirements for participation in two notices to Unitholders dated March 27, 1998 and May 6, 1998. Initially, the period within which Unitholders could elect to participate in the Settlement Agreement was scheduled to expire on April 27, 1998 but was extended to May 22, 1998. As a result of elections to participate in the settlement by Unitholders, the General Partner purchased an additional 1,140,901 Units from Unitholders prior to the end of May 1998 for an aggregate consideration of $5,134,055. These purchases, together with the acquisition from the Knapp Trust and related entities, resulted in Crestline's beneficial ownership increasing to 14,214,310 Units, or approximately 93% of the 15,285,248 Units outstanding.

Merger Proposal; Appointment of Advisory Committee

     Host Marriott, Crestline and FGI proposed the Merger because they believe that the recurring expenses associated with maintaining the Partnership as a reporting company under the Exchange Act can be eliminated if the Merger is consummated. In addition, consummation of the Merger will obviate the need for management of Crestline, FGI and the General Partner to continue to spend significant time and resources on maintaining the Partnership as a public entity. See "Special Factors Reasons for the Merger."

     In view of the above factors, Host Marriott and Crestline determined that the most practical means of (i) protecting their investment in the Partnership and furthering the business objectives and plans of the Partnership without the attention required by management as a result of having Public Unitholders and
(ii) providing Public Unitholders with fair value for their Units was to engage in a transaction in which the Public Unitholders would be paid cash for their Units and the Partnership would become wholly owned by FGI and its affiliates.


     On June 18, 1998 the Board established an advisory committee consisting of independent board members James C. Leslie and John F. Sexton (the "Advisory Committee") to (i) review and evaluate the terms of any proposed transaction,
(ii) if deemed appropriate by the Advisory Committee, negotiate the terms of any proposed transaction and take such actions on behalf of the Partnership and its affiliated operating partnerships as deemed necessary or desirable, (iii) report to the entire Board the results of the Advisory Committee's actions and conclusions, including its recommendation as to the fairness of the terms, from a financial point of view, of any proposed transaction and (iv) select and retain legal counsel and financial advisors.

     By a letter dated July 15, 1998, Host Marriott submitted a written proposal to the Board providing for the acquisition of all of the outstanding Units held by the Public Unitholders for $4.50 in cash per Unit pursuant to a merger transaction, subject to, among other conditions, approval by the Board, approval by the Advisory Committee that would consider the proposed transaction from the point of view of the Public Unitholders and receipt of a fairness opinion with respect to the proposed transaction by the financial advisor selected by the Advisory Committee. During the week of July 13, 1998, members of the Board conferred with representatives of the Advisory Committee and their legal counsel. On July 21, 1998, the Partnership issued a press release advising of its receipt of the Host Marriott offer and appointment of the Advisory Committee.

Members of Advisory Committee

     The members of the Advisory Committee are John F. Sexton and James C. Leslie, both of whom are independent members of the Board. Both Mr. Sexton and Mr. Leslie have served as Board members since 1993.

     Mr. Sexton is Chairman of the Board of Directors of Evan-McKinsey Company, a financial consulting firm, a position he has held since 1993. From 1960 to 1993, Mr. Sexton held various positions with Lomas Financial Corporation, serving as Chief Financial Officer from 1989 to 1993. Mr. Sexton has previously served as a director of Americana Hotels and Realty Corp. and as Chairman and Director of Mutual Equity Mortgage.

     Mr. Leslie is President, Chief Operating Officer and a director of the Staubach Company, a national real estate brokerage company. He has been President and Chief Operating Officer of the Staubach Company since January 1996 and has been a director since September 1984. Mr. Leslie served as Chief Financial Officer of the Staubach Company from 1982 to January 1992 when he formed and headed Staubach Financial Services, from January 1992 until February 1996. Mr. Leslie is also President and a board member of Wolverine Holding Company and its affiliated companies. Mr. Leslie serves on the boards of Stratus Properties, Inc., Amresco Capital Trust, and Wyndham International, Inc. Mr. Leslie is a certified public accountant.

     Apart from serving as members of the Board and as members of the Advisory Committee, neither Mr. Sexton nor Mr. Leslie has been employed in any capacity with, or has ever otherwise been affiliated with, Host Marriott, Crestline, FGI, the General Partner, the Partnership or their respective affiliates.

Consideration and Negotiation of Terms of the Merger

     When the Board established the Advisory Committee, it authorized the Advisory Committee to select and retain, at the expense of the General Partner, an independent investment banking firm to act as its financial advisor to advise and assist the Advisory Committee in connection with its evaluation, negotiation and recommendation concerning any transaction with Host Marriott, Crestline and their affiliates.

     After interviewing several investment banking firms, the Advisory Committee, on July 27, 1998, unanimously decided to retain RAI&Co. to act as the Advisory Committee's financial advisor in considering the proposed transaction with Host Marriott, and a formal engagement letter with RAI&Co. was executed on August 21, 1998. The Advisory Committee selected RAI&Co. for several reasons, including primarily the reputation of the firm and its experience in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations, recapitalizations and private placements. Moreover, as a result of a prior engagement by a special committee of the Board, members of the Advisory Committee believe that RAI&Co. had a unique experience with and knowledge of the Partnership and its business. The Advisory Committee also retained Vinson & Elkins L.L.P. as its independent legal counsel based on the firm's reputation and experience in transactions involving public companies.

     During the weeks following its decision to retain RAI&Co., the Advisory Committee and its financial advisor requested and received certain information from FGI and the General Partner, including projections prepared with respect to the financial condition, results of operations and cash flows of the properties owned by the Partnership.

     On August 13, 1998, the Advisory Committee and its financial and legal advisors met with members of management of Host Marriott to discuss the merger proposal, the background of the merger proposal and the financial and other information previously provided to the Advisory Committee and its financial advisor relating to the Partnership, the operations and prospects of the Partnership and other relevant information. During this meeting, the members of management of Host Marriott discussed the reasons that Host Marriott initiated the merger proposal and answered questions from the members of the Advisory Committee and its financial advisor regarding industry trends, regulatory changes and prospects for the Partnership's retirement communities, including the assumptions underlying the projections previously provided to the Advisory Committee, the capital expenditure requirements of the Partnership's retirement communities, and operating results and prospects for the Partnership.

     During the last two weeks of August 1998, the Advisory Committee's financial advisor requested certain additional information from the General Partner and reviewed and discussed with representatives of Host Marriott and the General Partner such financial and other information.

     On September 2, 1998, the Advisory Committee met and the members of the Advisory Committee discussed the merger proposal and received a preliminary presentation of the analysis of RAI&Co. After receiving the presentation and discussing the terms of the merger proposal and related matters, the members of the Advisory Committee determined that prior to deciding upon its recommendation to the Board, Mr. Sexton should contact a representative of Host Marriott in an effort to negotiate a higher price than Host Marriott's initial offer to pay $4.50 in cash per Unit and report back to the Advisory Committee with the results of his negotiations.

     During the weeks of September 7 and September 14, 1998, Mr. Sexton and Mr. Robert E. Parsons, Jr., a member of the Board and a senior executive of Host Marriott, held several discussions with respect to the terms of the proposed Merger transaction. In the course of those discussions, Mr. Sexton expressed the view of the Advisory Committee that a significantly higher price per unit was warranted. In telephonic discussions with Mr. Sexton on September 15, 1998, Host Marriott indicated that, subject to the results of the negotiations of the terms of the Merger Agreement, in order to consummate the transaction, FGI would raise its price to $5.75 per Unit, despite its view that $5.75 exceeded the fair value of each Unit.

     On September 10, 1998, FGI delivered to the Advisory Committee, its legal counsel and its financial advisor a draft of the Merger Agreement, which contemplated that an affiliate of the General Partner would be merged with and into the Partnership pursuant to which all outstanding units held by Public Unitholders would be converted into the right to receive cash.

     On September 17, 1998, the General Partner provided the Advisory Committee and its financial advisor with revised projections with respect to the financial condition, results of operations and cash flows of the Partnership. The revisions were made to incorporate newly available data reflecting less favorable operating results for the Partnership for fiscal year 1998.

     On September 23, 1998, the Advisory Committee met telephonically and discussed with its legal counsel the terms of the draft Merger Agreement. At that meeting, Mr. Sexton reported the results of his negotiations with representatives of Host Marriott with respect to the terms of the Merger and the proposed Merger Consideration. Mr. Sexton informed the Advisory Committee that following several discussions with representatives of Host Marriott, Host Marriott had indicated that it would consider an increase in its offer, assuming the other open issues in the terms of the Merger and the Merger Agreement could be satisfactorily concluded. The Advisory Committee discussed the status of the negotiations with respect to the Merger Agreement with its legal counsel and instructed its legal counsel to continue negotiations with respect to the Merger Agreement in an effort to resolve all open points prior to the Advisory Committee's next meeting.

     During the period between September 23 and September 27, 1998, legal counsel for the Advisory Committee negotiated the provisions of the draft Merger Agreement with legal counsel for FGI. On September 27, 1998, counsel for FGI delivered to the Advisory Committee, its counsel and its financial advisor a revised draft of the Merger Agreement reflecting the result of the negotiations.

     On September 30, 1998, the Advisory Committee met and reviewed and discussed the revised draft Merger Agreement with its legal counsel. At that meeting, RAI&Co. also made a presentation of its valuation analysis and indicated preliminarily that it believed it would be able to opine that the $5.75 cash consideration to be received by Public Unitholders is fair to such unitholders from a financial point of view. After the meeting, Mr. Sexton contacted Mr. Parsons to indicate that the Advisory Committee was prepared to make its recommendation to the Board.

     On October 5, 1998, a meeting of the Board was held to consider the merger proposal. The Board adjourned the meeting to permit the Advisory Committee to confer with RAI & Co. and to consider the final Merger Agreement. A meeting of the Advisory Committee was then held to consider the terms of the proposed Merger Agreement and the Merger. RAI&Co. opined orally to the Advisory Committee that, based on certain assumptions and limits on the review undertaken, which were described to the Advisory Committee, and such other factors deemed relevant, the proposed cash consideration to be received by the Public Unitholders pursuant to the Merger is fair to such Public Unitholders, from a financial point of view. RAI&Co. subsequently delivered its written opinion, dated as of October 5, 1998, to the Advisory Committee confirming the oral opinion previously delivered. Based on the RAI&Co. Opinion and the other factors described below, the Advisory Committee then unanimously determined that the Merger Agreement and the Merger are fair to the Public Unitholders and recommended to the Board that the General Partner approve the Merger Agreement and the Merger and recommend that the Public Unitholders approve the Merger Agreement and the Merger.

     Immediately following the October 5, 1998 meeting of the Advisory Committee, the Board held a meeting to consider the recommendation of the Advisory Committee with respect to the proposed Merger and Merger Agreement. Based on the RAI&Co. Opinion and the recommendation of the Advisory Committee, the Board (with Mr. Parsons abstaining) approved the execution and delivery of the Merger Agreement, determined that the Merger Agreement, including the Merger, is fair to, and advisable for, the Partnership and the Unitholders and resolved to recommend that the Unitholders approve the Merger and the Merger Agreement.

     The Merger Agreement was executed by FGI, Forum MLP, the General Partner, and the Partnership as of October 5, 1998.

RECOMMENDATION OF THE ADVISORY COMMITTEE AND THE BOARD

     Upon the unanimous recommendation of the Advisory Committee, the Board unanimously approved the Merger and the Merger Agreement (with the director affiliated with Host Marriott and Crestline abstaining) and determined that the Merger is fair to, and advisable for, the Partnership and the Unitholders and recommended that the Unitholders approve the Merger and the Merger Agreement.

     In making the determination and recommendation set forth above, the Advisory Committee of the Board, with the assistance of its legal counsel and in consultation with its financial advisor on certain factors, considered a number of factors, including the factors set forth below:

Fairness Opinion and Presentations of RAI&Co.

     The Advisory Committee placed significant weight on the RAI&Co. Opinion, delivered orally to the Advisory Committee on October 5, 1998, and subsequently confirmed in writing as of that date, which concluded that the consideration to be received by Public Unitholders in connection with the Merger is fair, from a financial point of view, to such Unitholders. In connection with its reliance on the RAI&Co. Opinion, the Advisory Committee reviewed the projections prepared by the General Partner with respect to the financial condition, results of operations and cash flows of the properties owned by the Partnership and questioned members of management of Host Marriott in order to investigate the reasonableness of the assumptions underlying the projections. Based on this investigation and the representation made by FGI in the Merger Agreement that the projections were based upon the reasonable, good faith assumptions of the General Partner at the time such assumptions were made, the Advisory Committee concluded that reliance upon the projections was reasonable.

     A copy of the RAI&Co. Opinion setting forth certain of the assumptions made, matters considered, and limitations on the review undertaken, is attached to this Consent Solicitation Statement as Annex B and the Public Unitholders are urged to read the RAI&Co. Opinion in its entirety. See " Opinion of Financial Advisor."

Absence of Ability to Pursue Alternative Transactions

     In light of the ownership at such time by Host Marriott and its affiliates of approximately 93% of the Units, and in light of Host Marriott's stated position to the Advisory Committee at such time that it was not interested in considering alternative transactions such as the potential sale of part or all of the Partnership's assets or securities to a third party, the Advisory Committee concluded that pursuing such alternative transactions was not justified. The Advisory Committee considered the alternative of rejecting the Merger, and continuing the Partnership's business with the current ownership structure, but given the ownership position of Host Marriott, the Advisory Committee believed that it would be highly unlikely that the Public Unitholders would be able to identify an alternative transaction, such as the sale of Units to a third party purchaser, on terms more favorable than the terms of the Merger
Agreement.   Based on the other factors described below, the Advisory Committee concluded that the Merger was fair to the Partnership and the Public Unitholders and was preferable to the status quo.

Recent Market Prices; Lack of Liquidity

     The Advisory Committee noted the relationship between the cash price to be paid to the Public Unitholders pursuant to the Merger Agreement and the historical market prices and recent trading history of the Units on the American Stock Exchange ("AMEX"), including the fact that the Merger Consideration of $5.75 per Unit in cash represents a premium of 27.8% over the market price of $4.50 per Unit one day prior to the date of announcement of the initial proposal submitted by Host Marriott and a premium of 31.3% over the market price of $4.38 one day prior to the date of announcement of the revised Merger proposal.

Recent Prices Paid for the Units

     Under the terms of the Settlement Agreement with respect to the Knapp Trust litigation, Host Marriott agreed to pay each Unitholder electing to join the Settlement Agreement (including the Knapp Trust) $4.50 per Unit in exchange for
(i) the transfer of all Units owned by the settling Unitholders, (ii) an agreement by such settling Unitholders not to purchase additional Units and
(iii) release of all claims asserted in the litigation. The Advisory Committee noted that the Merger Consideration of $5.75 per Unit represents a premium of approximately 28% over the price payable in connection with the Settlement Agreement.

Book Value

     The Advisory Committee noted that the Partnership's June 30, 1998 book value of $2.73 per Unit, based upon the Unitholders' capital at that date, but believed that such amount was not representative of a fair price for the Units because of the nature of the Partnership's business. The low book value per Unit compared to the $5.75 per Unit Merger Consideration suggests that the Merger Consideration is fair to the Public Unitholders. However, the Advisory Committee did not give substantial weight to this factor due to the fact that retirement community properties, which are depreciated for accounting purposes, frequently have a fair market value in excess of book value.

Liquidation Value

     Based on the RAI&Co. Analysis, the Advisory Committee noted that, because of the relatively large debt burden of the Partnership, the management fees and the discounts that would likely apply in the event of the liquidation of the Partnership's assets, the residual value of the Units, after satisfying all obligations of the Partnership, would yield a dollar value per Unit lower than the Merger Consideration of $5.75 in cash per Unit. Because the Advisory Committee believes that the liquidation value is therefore not a reliable measure of the fair value of the Units, the Advisory Committee did not undertake to quantify the liquidation value of the Units for purposes of determining the fairness of the Merger Consideration.

Negotiations Conducted by Advisory Committee on Behalf of the Public Unitholders

     The Advisory Committee noted that terms of the Merger Agreement, including the price to be paid for the Units held by Public Unitholders, were negotiated by Host Marriott and the Advisory Committee. The Advisory Committee represented the interests of the Public Unitholders in such negotiations and such negotiations were conducted with the assistance of the Advisory Committee's legal counsel and in consultation with its financial advisor.

Appraisal Rights

    The Advisory Committee recognized that, although neither Delaware law nor the Partnership Agreement requires that the Merger Agreement provide the Public Unitholders with appraisal rights, such rights have in fact been provided to the Public Unitholders pursuant to the terms of the Merger Agreement. See "The Merger Agreement Appraisal Rights."

Advantages to Crestline and its Affiliates

     The Advisory Committee recognized that the Merger would be advantageous to Crestline and its affiliates, which would collectively own all of the Units following the Merger. The Partnership likely will be able to achieve significant benefits as a result of the Merger, including elimination of the need to recognize fiduciary obligations to the Public Unitholders and the potential liabilities associated therewith. After consummation of the Merger, the Partnership will no longer incur the costs of maintaining the Partnership's status as a reporting entity under the Exchange Act or the costs associated devoting significant management and related resources to maintaining the Partnership as a public entity. In addition, following consummation of the Merger, because the Partnership will no longer have any obligation to make payments to the Public Unitholders on account of unreturned capital contributions or the 12% cumulative annual return thereon, FGI will be in an improved position to collect accrued but unpaid management fees payable to it by the Partnership. The Advisory Committee concluded that these benefits to Crestline and its affiliates are not inconsistent with the Advisory Committee's assessment, weighing all of the factors, that the Merger is fair to the Public Unitholders.

No Financing Condition

     The Advisory Committee noted that in the Merger Agreement, FGI and Forum MLP made representations and warranties relating to the adequacy of its financing, and that financing is not a condition to consummation of the Merger. The Advisory Committee concluded that the Merger would be adequately financed with little risk that the Merger would not be consummated by FGI in an expeditious manner.

Merger Agreement

     The Advisory Committee considered the specific terms of the Merger Agreement, including changes that had been made in response to the Advisory Committee's requests during the negotiations. The Advisory Committee also noted other terms and conditions of the Merger Agreement, which increased the likelihood that the Merger would be consummated, including FGI's commitment to consent to approval of the Merger Agreement and the Merger and the fact that the Merger is only conditioned upon (i) receiving approval of a majority of the Unitholders (which is assured because FGI has agreed to cause holders of the Units owned by FGI and its affiliates to consent to the Merger), (ii) expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the absence of any judgment, order or injunction prohibiting or enjoining the Merger. See "Background of and Reasons for the Merger Consideration and Negotiation of Terms of the Merger."

RAI&Co. Comparable Company Analysis

     The Advisory Committee noted that only one of the valuation methods employed by RAI&Co. indicated the possibility that the Units could have a value in excess of the Merger Consideration of $5.75 per Unit. RAI&Co.'s comparable company valuation method indicated a possible range of values from $5.63 to $7.02. However, because RAI&Co. indicated that the data used in that analysis are less reliable than the data used in the other types of analysis performed by RAI&Co., the Advisory Committee gave less weight to the results of the comparable company analysis as compared to the other valuation methods employed by RAI&Co. See "Opinion of Financial Advisor."

Other

     The Advisory Committee also reviewed a number of other factors related to the Merger and the Merger Agreement including factors weighing in favor of recommending the Merger to the Public Unitholders, such as: (i) the fact that the $5.75 per Unit to be paid pursuant to the Merger is approximately 28% above the price paid for Units pursuant to the Settlement Agreement offered to all Unitholders; (ii) the lack of cash distributions to Public Unitholders since the Partnership's inception, and the probability that Public Unitholders may not receive any distributions of operating cash flow in the near future; (iii) the opportunity for Public Unitholders to sell Units without the commissions and other costs normally associated with a sale; and (iv) the protection that has been given to the Public Unitholders by offering the Public Unitholders appraisal rights that are equivalent to those rights that would be available to a stockholder of a corporation organized under the laws of the State of Delaware in the event of the merger of the corporation in which such stockholder owns stock.

       The Advisory Committee also reviewed factors weighing against recommending the Merger to Public Unitholders, such as: (i) the benefits that Crestline and its affiliates will receive as a result of the Merger that may not accrue to the Public Unitholders, including (a) the fact that the Public Unitholders will not, after consummation of the Merger, have any right to receive any unrecovered capital contributions or 12% cumulative annual return, to the extent not previously paid (b) the possibility that the Partnership's income and cash flow could increase in future periods if the management agreement between the Partnership and MSLS is revised as proposed and (c) the possibility that the Partnership's recent investments will result in a higher value for the Units in the future (See "The Partnership Business"), (ii) the fact that one valuation method employed by RAI&Co. indicated a range of values for the Units that, at the upper end of the range, exceeded the value of the Merger Consideration and (iii) the fact that the Merger has been structured so that the Merger will be consummated regardless of whether the Public Unitholders consent to the Merger.

     The Advisory Committee recognized that no unaffiliated representative was retained to act solely on behalf of the Public Unitholders, although neither the Board nor the Advisory Committee considered it necessary to retain such a representative in view of the appointment of the Advisory Committee, the retention of an independent financial advisor and special legal counsel and the fact that neither of the members of the Advisory Committee was affiliated with Host Marriott, Crestline or any of their affiliates.

Procedural Fairness

     The Advisory Committee and the Related Persons noted that the Merger has been structured so that the Merger will be consummated regardless of whether the Public Unitholders consent to the Merger, since FGI is obligated under the terms of the Merger Agreement to cause the holders of outstanding Units owned by FGI and its affiliates (representing approximately 93% of all outstanding Units) to consent to the Merger. The Advisory Committee and the Related Persons also recognized that no unaffiliated representative was retained to act solely on behalf of the Public Unitholders.

     The Advisory Committee and the Related Persons determined that, because of the procedural protections set forth below, it was not necessary to include a majority-of-the-minority voting provision or to retain an unaffiliated representative to act solely on behalf of the Public Unitholders:

     (1) the Advisory Committee was composed of the independent members of the Board, both of whom are knowledgeable and experienced with respect to senior living community properties;

     (2) the terms of the Merger Agreement, including the amount of the Merger Consideration, were negotiated by the Advisory Committee on behalf of the Public Unitholders;

     (3) the Related Persons and the Advisory Committee also recognized that, pursuant to the terms of the Merger Agreement, the Public Unitholders have the right to exercise appraisal rights in accordance with Section 262 of the Delaware General Corporate Law (the "DGCL") if the Merger is consummated and such holder complies with the procedures pursuant to Section 262. A copy of
Section 262 is attached to this Consent Solicitation Statement as Annex C;

     (4) the Advisory Committee retained an independent financial advisor and independent legal counsel to assist it in its consideration and negotiation of the terms of the Merger;

     (5) the Advisory Committee was aware of its fiduciary obligations to the Public Unitholders in connection with its role in negotiating the Merger Consideration and the terms of the Merger Agreement;

     (6) the Board provided to the Advisory Committee all information requested by the Advisory Committee, and the Advisory Committee (in consultation with its legal counsel and RAI&Co.) played an active role in analyzing and negotiating the terms of the Merger, including the availability of appraisal rights; and

     (7) the Advisory Committee received advice that it was not legally required to include a majority-of-the-minority voting requirement, and noted that transactions involving mergers with controlling equity owners often take place without such voting provisions

Weighing of Factors

     In view of the wide variety of factors considered in their evaluation of the Merger, the Advisory Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign precise relative weights to the individual items described above. Rather, their respective determinations were based on the totality of information available, and the judgments of the individual directors may have been influenced to a greater or lesser degree by different factors.

POSITION OF THE RELATED PERSONS WITH RESPECT TO THE MERGER

     Forum MLP, FGI and Crestline (the "Related Persons") believe that the Merger Agreement and the Merger are fair to the Public Unitholders. In reaching their determination to engage in the Merger and in determining that the Merger is fair to the Public Unitholders, the Related Persons considered a number of factors, including the following:

     (i) the fact that RAI&Co., an independent financial advisor, determined that the Merger Consideration of $5.75 in cash per Unit to be received by the Public Unitholders in the Merger is fair to the Public Unitholders from a financial point of view. RAI&Co. had unrestricted access to the Partnership's financial information in connection with its analysis. The full text of the RAI&Co. Opinion is attached as Annex B to this Consent Solicitation Statement. Public Unitholders are urged to, and should, read the RAI&Co. Opinion carefully and in its entirety in conjunction with this Consent Solicitation Statement for the assumptions made, the matters considered and the limits of the review of RAI&Co. See " Opinion of Financial Advisor";

     (ii) the fact that procedural protections were instituted to ensure that the Public Unitholders would receive a fair price for their Units, notwithstanding the fact that no unaffiliated representative was retained to act solely on behalf of the Public Unitholders and the fact that approval of the Merger Agreement and the Merger is assured, regardless of whether the Public Unitholders consent to approve the Merger Agreement and the Merger. Such procedural protections include (1) the selection of an Advisory Committee composed of the independent members of the Board, (2) the fact that the terms of the Merger Agreement, including the amount of the Merger Consideration, were negotiated by the Advisory Committee on behalf of the Public Unitholders, (3) the grant of appraisal rights to the Public Unitholders pursuant to the terms of the Merger Agreement, (4) the retention by the Advisory Committee of an independent financial advisor and independent legal counsel and (5) the continuing existence of fiduciary obligations of the Advisory Committee to the Public Unitholders;

     (iii) the fact that the Merger Consideration represents a premium over the trading price of Units on July 20, 1998 (the business day immediately preceding the announcement of the Proposal) and October 6, 1998 (the business day immediately preceding the announcement of the Merger Agreement). The Related Persons believe that the premium over such trading prices is a significant objective indication that the Merger Consideration is fair to the Public Unitholders. In addition, the Related Persons noted that the $5.75 per Unit Merger Consideration represents a 28% premium to the $4.50 per Unit price paid to Public Unitholders pursuant to the Settlement Agreement entered into in connection with the Knapp Litigation;

     (iv) the Related Persons considered the direct economic benefits to the Partnership (and the Related Persons) of the Merger, such as the elimination of the costs to the Partnership of being a publicly owned entity, including (A) the distractions to and time demands on management as a consequence of operating a public entity, and (B) the Partnership's reporting obligations as a reporting entity under the Exchange Act and the costs and potential liabilities associated therewith. The Related Persons determined that the foregoing costs are not justified by the benefits to the Partnership or the Public Unitholders and that therefore consummation of the Merger is preferable to continuing the Partnership in its present form. The Related Persons also determined that, if the Merger is not consummated and the Partnership continues to operate in its current form, the value of the Units held by the Public Unitholders could be lower in the future due to the costs and commissions normally associated with a sale, business risks associated with the Partnership's business and the continuing adverse economic effect on the value of the Units of maintaining the Partnership as a public entity;

     (v) the Related Persons considered the fact that the Public Unitholders will no longer participate in the Partnership's possible future earnings and that the Merger will result in certain benefits to FGI and its affiliates, such as the elimination of the costs of maintaining the Partnership as a public entity and increased flexibility to enter into related party transactions due to elimination of conflicts of interest. The Related Persons determined that the Merger Consideration, which is payable in cash, adequately compensates the Public Unitholders for any potential future earnings, particularly in light of the continuing business risks associated with the Partnership's business;

     (vi) the fact that, absent the Merger, a sale of Units by Public Unitholders could result in a substantially lower net sale price for the Units than the Merger Consideration due to the historically low level of trading in the Units and the limited liquidity in the Units. The Related Persons believe that the Merger offers the Public Unitholders an opportunity to liquidate their holdings in the Partnership at a price that represents a premium over the price at which the Public Unitholders would have been able to obtain on the open market as of the date of the Merger Agreement;

     (vii) the fact that the Public Unitholders will receive cash for their Units if the Merger is consummated, but have not received cash distributions since the Partnership's inception, and are unlikely to receive regular cash distributions in the near future if the Partnership continues in existence;

     (viii) the protection that has been given to the Public Unitholders by offering the Public Unitholders appraisal rights that are equivalent to those rights that would be granted if the Public Unitholders were corporate stockholders under Section 262 of the DGCL, and the fact that such rights are protective of the Public Unitholders and will help to further ensure that the Public Unitholders receive a fair price for their Units; and

     (ix) the terms and conditions of the Merger Agreement, taken as a whole, and the fact that such terms had been established through negotiations with an independent Advisory Committee, advised by an independent financial advisor and legal counsel.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Related Persons found that it was not practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations, although the Related Persons did place special emphasis on the findings and recommendations of the Advisory Committee and the RAI&Co. Analysis. The Related Persons believe that the factors described above are favorable to their determination of fairness.

     In view of the establishment of the Advisory Committee, the retention of RAI&Co., the factors considered by the Advisory Committee and the RAI&Co. Analysis as described above, the Related Persons did not consider it necessary to, and did not, undertake a separate valuation analysis in connection with the Merger.

OPINION OF FINANCIAL ADVISOR

     RAI&Co. delivered an oral opinion to the Advisory Committee on October 5, 1998 (subsequently confirmed in writing as of that date), to the effect that, as of such date, and based upon the assumptions made, limits on the review undertaken and other factors deemed relevant, the Merger Consideration of $5.75 per Unit in cash to be received by the Public Unitholders pursuant to the Merger Agreement is fair to such Public Unitholders from a financial point of view.

     THE FULL TEXT OF THE RAI&CO. OPINION IS ATTACHED AS ANNEX B TO THIS CONSENT SOLICITATION STATEMENT. THE SUMMARY OF THE RAI&CO. OPINION SET FORTH IN THIS CONSENT SOLICITATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE RAI&CO. OPINION. PUBLIC UNITHOLDERS ARE URGED TO,

AND SHOULD, READ THE RAI&CO. OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS CONSENT SOLICITATION STATEMENT FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW CONDUCTED BY RAI&CO.

     Pursuant to an engagement letter dated August 21, 1998 by and among the General Partner on behalf of the Advisory Committee, the Partnership, Host Marriott and RAI&Co., RAI&Co. was engaged to act as financial advisor to the Advisory Committee and to render an opinion as to the fairness, from a financial point of view, to the Public Unitholders of the Merger Consideration to be received by such Public Unitholders in connection with the Merger. RAI&Co. is a respected firm that provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations, recapitalizations, financial restructurings, and private placements of debt and equity securities. Prior to being engaged in this matter, RAI&Co. has not had any material relationship with the Partnership, the General Partner, or their respective officers or directors, except that in October 1995 RAI&Co. served as financial advisor to a special committee of the Board in connection with a tender offer by FGI to purchase outstanding Units of the Partnership. RAI&Co. received fees totaling $125,000 for its services in connection with that transaction.

     As compensation to RAI&Co. for its services, the General Partner, on behalf of the Advisory Committee, agreed to pay RAI&Co. a fee of $75,000 plus reasonable and accountable out-of-pocket expenses not to exceed $7,500 in the aggregate without the consent of the General Partner. No portion of RAI&Co.'s fees is contingent upon the successful completion of the Merger. The General Partner has also agreed to indemnify RAI&Co. and related persons against certain liabilities arising out of the engagement of RAI&Co., including liabilities under Federal securities laws.

     The full text of the RAI&Co. Opinion, which sets forth certain of the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by RAI&Co. in rendering the RAI&Co. Opinion, is attached as Annex B to this Consent Solicitation Statement and is incorporated herein by reference. RAI&Co. has consented to the use of the RAI&Co. Opinion in connection with this Consent Solicitation Statement. The RAI&Co. Opinion is directed to the Advisory Committee, relates only to the fairness from a financial point of view of the Merger Consideration to be received by the Public Unitholders pursuant to the Merger Agreement and does not constitute a recommendation to any Public Unitholder as to whether such Public Unitholder should consent to the Merger Agreement and the Merger.

     In connection with the RAI&Co. Analysis, RAI&Co. reviewed such materials and made such analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, RAI&Co. reviewed drafts of the Merger Agreement and held discussions with certain members of management of Host Marriott and the General Partner concerning the business, operations and prospects of the Partnership. RAI&Co. examined certain publicly available business and financial information relating to the Partnership as well as the Projections (defined below). RAI&Co. did not make or obtain any independent appraisal of the assets of the Partnership or conduct any physical inspection of the properties and facilities of the Partnership.

     For purposes of its opinion, RAI&Co. assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information obtained by RAI&Co. from public sources and from the Partnership, the General Partner or their affiliates and their advisors, including certain financial projections of the results of operations and cash flows of the properties owned by the Partnership (the "Projections"). With respect to the Projections, RAI&Co. was advised by management of the General Partner that such Projections were prepared by the General Partner based on information provided by MSLS based upon the reasonable, good faith assumptions of the General Partner at the time such assumptions were made. With respect to the Projections, RAI&Co. assumed that they were prepared on the basis of the best currently available estimates and judgments of the management of the General Partner and its affiliates, and with reasonable assumptions as to the future operating and financial performance of the Partnership. RAI&Co. was informed that the Projections were prepared based on the assumption that the existing management agreement between the Partnership and MSLS would be revised to reduce prospectively the annual base management fees payable by the Partnership to MSLS, resulting in a corresponding increase in the Partnership's income and cash flow. There is no assurance that the current management agreement will be revised or, if revised, when such revisions will become effective. Nevertheless, RAI&Co.'s valuation of the Units was based on the assumption that the revised management agreement would become effective as of
January 1, 1999.  See "Special Factors   Plans for the Partnership After the
Merger."

     RAI&Co. did not and was not engaged or requested to initiate any discussions with third parties or to solicit any third-party indications with respect to a possible acquisition of the Partnership or all or a portion of the Units. Furthermore, RAI&Co. did not and was not requested to negotiate the terms of the Merger Agreement or to advise the General Partner or the Partnership with respect to alternatives with respect to the Merger. The terms of the Merger Agreement, including the form and amount of consideration, were determined on the basis of negotiations between Host Marriott and the Advisory Committee. In such negotiations, the Advisory Committee represented the interests of the Public Unitholders and conducted the negotiations with the assistance of its legal counsel and in consultation with its financial advisor.

     In the RAI&Co. Analysis, RAI&Co. made its determination as to the fairness, from a financial point of view, of the Merger Consideration on the basis of the analyses described below. No restrictions or limitations were imposed by the General Partner or any of its affiliates upon RAI&Co. with respect to the investigation made or the procedures followed in rendering its opinion.

     In preparing the RAI&Co. Analysis, RAI&Co. performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the RAI

& Co. Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. RAI&Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying such analyses and opinion.

     The estimates contained in the analyses performed by RAI&Co. and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities may be sold. In its analyses, RAI&Co. made numerous assumptions with respect to the Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership. In addition, RAI&Co.'s analyses are necessarily based on business, economic, market and other conditions as they existed and could be evaluated by RAI&Co. at the date of such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The following is a summary of certain of the analyses performed by RAI&Co. in arriving at the RAI&Co. Opinion:

Discounted Cash Flow Analysis

     RAI&Co. performed a discounted cash flow analysis for the purpose of determining the equity value per Unit of the Partnership based upon the Projections. A sensitivity analysis was performed by applying various discount and terminal value capitalization rate assumptions to the Projections through December 31, 2003, 2005 and 2008. Discount rates of 12.0%, 14.0% 16.0% and
18.0% and terminal value capitalization rates of 10.5%, 11.5% and 12.5% were used. RAI&Co. elected to use the 10.5%, 11.5% and 12.5% capitalization rates in the terminal years in order to take into consideration the lack of certainty associated with projected financial performance five, seven and ten years in the future. Additionally, the average age of the Partnership's properties was calculated to be 23 years in 2003, 25 years in 2005 and 28 years in 2008. The discount and capitalization rates used by RAI&Co. were selected based on consultations with industry experts as well as consideration of the Partnership's prospects and other market-related factors. RAI&Co.'s discounted cash flow analysis further assumed, based on the Projections, the following: the Unitholders would receive cash distributions of $483,643 in 2005, $6,475,030 in 2006, $7,345,107 in 2007 and $7,577,766 in 2008; that the cash balances would be
$28,599,023 at December 31, 2003, $42,089,478 at December 31, 2005 and
$42,992,698 at December 31, 2008; and that the debt outstanding would be $39,929,639 on December 31, 2003, $37,640,784 on December 31, 2005 and
$33,391,454 on December 31, 2008. The Projections for the fiscal year ended December 31, 2003 reflect projected revenues of $24.7 million and earnings before interest, taxes, depreciation, amortization and rent expense ("EBITDAR") of $17.6 million. The resulting value of the Units found by using the Projections through December 31, 2003 ranged from $3.46 to $5.52 per Unit. The Projections for the fiscal year ended 2005 reflect projected revenues of $26.1 million and EBITDAR of $18.6 million. The resulting value of the Units using the Projections through December 31, 2005 ranged from $2.95 to $5.13 per Unit. The Projections for the fiscal year ended 2008 reflect projected revenues of $28.4 million and EBITDAR of $20.1 million. The resulting value of the Units using the Projections through the fiscal year ended 2008 ranged from $2.31 to $4.54 per Unit. Thus, the above calculations produced a valuation range for the Units of $2.31 to $5.52 per Unit.

Capitalization of Net Operating Income Analysis

     In its capitalization of earnings analysis, RAI&Co. performed its analysis based on actual reported net operating income for the Partnership for the 12 month period ended June 30, 1998. In calculating the total value of the Partnership, RAI&Co. applied a capitalization rate of 10.5% to the net operating income, which, after taking into account the Partnership's indebtedness and cash on hand as of June 30, 1998, resulted in a per Unit value of $5.29; an 11.5% capitalization rate resulted in a per Unit value of $4.62; and a 12.5% capitalization rate resulted in a per Unit value of $4.06.

Comparable Company Analysis

     Using publicly available information, RAI&Co. compared selected financial data of the Partnership with similar data of selected companies engaged in businesses considered by RAI&Co. to be comparable to that of the Partnership. The selection of the comparable companies and certain elements of the comparison model incorporate subjective elements and involve input from management and an evaluation of changing trends in the public markets. In addition, the Partnership values implied by the peer comparison are derived from public trading data which is subject to significant change over a short period of time, and do not represent a complete and thorough valuation of the Partnership. Therefore, the results of the peer comparison should be viewed as a less meaningful representation of the value of the Units than the discounted cash flow analysis or the capitalization of net operating income analysis. Comparable companies were used in this section of the RAI&Co. Analysis to generate multiples used in calculating the per Unit value of the Partnership. The universe of comparable companies considered included those public companies that are skilled nursing care facilities; nursing, personal care facilities; and intermediate care facilities as well as those health care REITs identified by Host Marriott as being potentially comparable to the Partnership. This search resulted in 17 companies. These 17 comparable companies were reduced to six comparable public companies after taking into consideration the following factors:

     (i) current yield generated by real estate investment trusts versus no current yield for the Partnership,

     (ii) real estate investment trust structure versus limited partnership structure of the Partnership,

     (iii) disparity in composition of types of care offered by providers of long-term care services,

     (iv) geographic differences and accompanying regulatory differences, and

     (v) large capitalization/large revenue/broadly traded organizations versus the small capitalization/small revenue/thinly traded Partnership.

     RAI&Co. noted that it was difficult to select publicly-traded companies that could be used to establish a close relationship to the Partnership. The following six companies were selected on one or both of the following bases: (i) having operations most closely related to those of the Partnership and (ii) the size of the company in relation to the Partnership: Advocat Inc., Brookdale Living Communities, Inc., Capital Senior Living Corporation, Health Care REIT, Inc., LTC Properties, Inc. and NewCare Health Corporation. RAI&Co. calculated the enterprise value (defined as market capitalization plus long term debt less cash and equivalents) of the six comparable companies. Two market capitalizations for each comparable company were calculated: current market capitalization (defined as the number of shares outstanding at the end of the latest interim period available multiplied by the closing market price per share as of September 25, 1998) and 12-month average market capitalization (defined as the number of shares outstanding at the last fiscal year end multiplied by the average closing price per share for the period September 26, 1997 through September 25, 1998). The two enterprise values for each comparable company were converted to multiples of revenues; of EBITDAR; of earnings before interest, taxes and rent expense ("EBITR"); of net income and of the number of units based on both historical and projected financial data. An adjusted peer average for each data set was determined by eliminating the high, low and negative observations. Valuations were then calculated by applying the Partnership's results for the year ended December 31, 1997, the twelve months ended June 30, 1998 and the projected period ending December 31, 1998 (based on the Projections) to arrive at implied values of the Partnership based on a weighted consideration of each data set. The Projections for fiscal year ended December 31, 1998 reflected revenues of $19,940,345. EBITDAR of $13,601,550, EBITR of $9,463,217 and net income of $2,862,172. Based on this analysis, RAI&Co. arrived at a value per Unit ranging from $5.63 to $7.02.

Comparable Acquisition Premium Analysis

     RAI&Co. analyzed premiums paid in selected tender offers for cash of the equity interest in 30 public companies completed or pending between January 1, 1997 and July 31, 1998. RAI&Co. noted that it was difficult to select transactions that could be used to establish meaningful comparisons. Five of the 30 transactions involved companies in the retirement center, nursing home or health care REIT industries. The total value of the transactions analyzed ranged from $1.3 million to $1.2 billion, of which only nine were in the $5 million to $10 million total value range and none were considered by RAI&Co. to be directly comparable to the Partnership. RAI&Co. further observed that the range of values for the various financial measurements had no concentrations, but rather, were vastly divergent. The offer price per share to book value per share for all transactions analyzed ranged from .7x to 1,000x. The $5.75 per Unit cash price to be paid in connection with the Merger produced an offer price per Unit to book value per Unit of 2.1x based on the June 30, 1998 financials. RAI&Co. determined that the premiums of these completed or pending transactions in relation to the market price prior to the date of announcement of such transactions ranged from -65.7%% to 106.5% one day prior to announcement, -23.2% to 106.5% one week prior to announcement and -31.4% to 106.5% four weeks prior to announcement. RAI&Co. noted that the $5.75 per Unit cash price to be paid in connection with the Merger would result in a premium of 27.8% over the market price of $4.50 per Unit one trading day prior to the date of announcement of the proposed Merger, and a premium of 24.3% over the market price of $4.63 one week prior to the date of announcement of the proposed Merger and a premium of 31.4% over the market price of $4.38 four weeks prior to the date of announcement of the proposed Merger.

STRUCTURE OF THE MERGER

     At the Effective Time, (i) each issued and outstanding Unit, other than those held by FGI or any of its affiliates, will be cancelled, extinguished and retired and will be converted into the right to receive $5.75 in cash, without interest, (ii) each outstanding Unit which is owned by FGI or any of its affiliates will be and remain a unit of limited partner interest in the Partnership; (iii) each outstanding partnership interest, general or limited, of Forum MLP will be cancelled, extinguished and retired, and no payment will be made thereon; and (iv) the General Partner's general partnership interest in the Partnership will be and remain a general partnership interest in the Partnership. The Partnership has been informed by Crestline that, following the Merger, it intends to retain the Partnership's current management and continue to manage the Partnership as an ongoing business in the same general manner as it is now being conducted.

     Because FGI is obligated to cause FGI and its affiliates (holding approximately 93% of the outstanding Units) to consent to the Merger Agreement, it is assured that the Merger and the Merger Agreement will be approved. It is anticipated that the Merger will be consummated on March 1, 1999 or as promptly as practicable thereafter, assuming that the conditions to the Merger set forth in the Merger Agreement have been satisfied or, if permissible, waived. See "The Merger Agreement--Conditions to the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     Public Unitholders should be aware that management and certain persons associated with the General Partner have certain interests which may present them with actual or potential conflicts of interest in connection with the Merger.

     Crestline is interested in the outcome of the Merger in that, following the Merger, it and its affiliates would be the sole owners of the Partnership. As the sole owner, Crestline would benefit from the Partnership's operations. The Public Unitholders will no longer be owners and therefore will no longer benefit from the Partnership's operations. As sole owner, Crestline will also bear the total risk of the Partnership's operations. Crestline also would be able to consolidate the Partnership's operations more fully with those of its other owned properties without introducing issues with respect to potential conflicts of interest, and to realize potential operating synergies therefrom.

     The General Partner and the senior management of the Partnership have certain interests that may present them with actual or potential conflicts of interest. Among these are that (i) the General Partner is controlled by Crestline, (ii) the current General Partner is expected to remain in its current role subsequent to the Merger, and (iii) the current senior management of the Partnership and the General Partner are expected to remain in their positions following the Merger. The Advisory Committee was advised by separate legal counsel from that of Host Marriott and its affiliates in connection with the Merger.

     FGI is interested in the outcome of the Merger in that, following the Merger, FGI will have a better chance of receiving repayment of certain accrued but unpaid management fees payable by the Partnership. Currently, such accrued management fees are payable out of the proceeds of sales and refinancings after payment to the partners of the Partnership of their unreturned capital contributions and after payment to such partners of a 12% cumulative annual return on unreturned capital contributions. Upon consummation of the Merger, the Partnership will no longer be obligated to make payments to the partners of unreturned capital contributions or of any annual return on such capital contributions, and accordingly, it will become more likely that FGI will be able to obtain repayment of accrued management fees payable by the Partnership. See Annual Report on Form 10-K for the year ended December 31, 1997.

     Under the terms of the Merger Agreement, all rights of the members of the Board, including all of the members of the Advisory Committee, to exculpation and indemnification in existence as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, for three years from and after the Effective Time, FGI is obligated to use commercially reasonable efforts to maintain directors' and officers' liability insurance covering the members of the Board on terms no less favorable than those of the policy in effect prior to the Effective Time.

     In addition, members of the Advisory Committee received compensation from the General Partner in accordance with preexisting policies for time spent by such persons in Advisory Committee meetings and discussions pertaining to the Merger and the Merger Agreement.

RELATIONSHIPS BETWEEN THE PARTIES

     Except as set forth in this Consent Solicitation Statement, there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between the Partnership, on the one hand, and Crestline and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, or sale or other transfer of a material amount of assets of the Partnership. However, in the future, the Partnership's management may review additional information about the Partnership and, upon completion of any such review, may propose or develop additional or new plans or proposals or may propose the acquisition, disposition or refinancing of assets or other changes in the Partnership's business, structure, capitalization, management or distribution policy which they consider to be in the best interests of the Partnership and its partners.

     To the extent that Crestline provides accounting, legal, administrative and related services to the Partnership and the General Partner, Crestline is entitled to reimbursement for the fully allocated cost of providing such services. For fiscal year 1997 and forward the Partnership has made reimbursement payments to Host Marriott in the amount of approximately $250,000 per annum for such services.

PLANS FOR THE PARTNERSHIP AFTER THE MERGER

     On December 29, 1998, Host Marriott distributed the stock of Crestline to the stockholders of Host Marriott as a taxable dividend (the "Distribution"). Upon consummation of the Distribution, Crestline (instead of Host Marriott) became the indirect parent of each of the General Partner and the Partnership.

     Crestline intends to cause the business and operations of the Partnership to continue to be conducted by the Partnership substantially as they are currently being conducted. Crestline will, however, continue to evaluate the business and operations of the Partnership after the consummation of the Merger and will continue to take such actions as are deemed appropriate by Crestline and its affiliates, under the circumstances then existing, to maximize the profitability of the Partnership.

     In 1997, Host Marriott purchased the stock of FGI, the indirect parent of the Partnership. At that time, the Partnership's properties were managed by MSLS pursuant to a management agreement that remains in effect as of the date of this Consent Solicitation Statement. At or around the time of the closing of the purchase of the FGI stock, Host Marriott proposed a revised management agreement that would have resulted in, among other things, a reduction in the annual base management fees payable by the Partnership and a new provision for incentive management fees. That revised management agreement was presented to and approved by a committee of the independent members of the Board. However, the Partnership was unable to obtain the consent of its lender on terms acceptable to the Partnership and the revised management agreement was never finalized. The General Partner intends to continue to make efforts to finalize the revised management agreement on terms acceptable to the General Partner, MSLS and the Partnership's lender.

     Crestline believes that, if and when the Partnership and MSLS enter into a revised management agreement on terms acceptable to the Partnership, MSLS and the Partnership's lender, the aggregate annual management fees (base fees plus incentive fees) payable by the Partnership could be lower for the first several years such agreement is in effect compared to the amount of such fees payable under the existing management agreement. However, if the Partnership's financial performance exceeds Crestline's current expectations, it is possible that MSLS would be entitled to incentive management fees, thereby resulting in no material reduction in the aggregate annual management fees payable by the Partnership. There is no assurance that the current management agreement will be revised or, if revised, when such revisions will become effective. Nevertheless, RAI&Co.'s valuation of the Units was based on the assumption that the revised management agreement would become effective as of January 1, 1999, and that, as a result, the Partnership's net income and cash flow would improve prospectively.

CERTAIN EFFECTS OF THE MERGER

     Upon consummation of the Merger, all of the Units outstanding immediately prior to the Effective Time (other than Units held by Crestline and its affiliates) will be converted into the right to receive $5.75 per Unit in cash, and the Public Unitholders will cease to have any interest in the Partnership and will therefore not share in future earnings and growth of the Partnership, if any. As a result of the Merger, Crestline and its affiliates will hold the entire equity interest in the Partnership, including the entire interest in the Partnership's net earnings and book value.

     The Units are currently registered under the Exchange Act and traded on the American Stock Exchange. Because no Units will be publicly held after consummation of the Merger, the Units will be delisted and will no longer trade on the American Stock Exchange. Registration of the Units under the Exchange Act may be terminated upon application of the Partnership to the Commission if the Units are neither listed on a national securities exchange nor held by more than 300 holders of record. Termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to the Public Unitholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with Unitholder meetings and the related requirement of forwarding an annual report to Unitholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Partnership. Furthermore, the ability of "affiliates" of the Partnership and persons holding "restricted securities" of the Partnership to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. Crestline presently intends to cause the Partnership to apply for termination of registration of the Units under the Exchange Act as soon as the requirements for such termination are met and to take all permitted actions to make the Partnership eligible for such termination.

Income Tax Consequences

     The following is a brief summary of the material federal income tax rules applicable to the Merger. The summary is for general information only and does not discuss all of the federal income tax consequences that may be relevant to a particular Unitholder or to certain Public Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, tax-exempt entities, life insurance companies or S corporations). The discussion set forth below is based upon the Internal Revenue Code, regulations and announcements promulgated thereunder and published rulings and court decisions, all as in effect on the date hereof and without giving effect to changes to the federal tax laws, if any, enacted after the date hereof. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH PUBLIC UNITHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES OF SELLING UNITS IN THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

GAIN OR LOSS

     A Public Unitholder will recognize gain or loss on the sale of Units in the Merger to the extent of the difference between the amount realized and his, her or its adjusted tax basis in the Units sold. The amount realized will equal the amount of cash received plus the Public Unitholder's share of the Partnership's liabilities (including the Partnership's share of the liabilities of partnerships in which the Partnership is a partner) (determined under Section 752 of the Internal Revenue Code and the regulations promulgated thereunder). Generally, the adjusted tax basis of a Public Unitholder's Units will be equal to the cost of the Units to such Public Unitholder, decreased by the Public Unitholder's share of Partnership distributions and losses, and increased by the Public Unitholder's share of Partnership income and Partnership liabilities (including the Partnership's share of the liabilities of partnerships in which the Partnership is a partner), as determined under Section 752 of the Internal Revenue Code and the regulations promulgated thereunder. Set forth below is a summary of certain information provided to Public Unitholders by the Partnership that is relevant to the calculation of a Public Unitholder's adjusted tax basis in its Units. THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY, AND IS NOT A SUBSTITUTE FOR INDIVIDUAL TAX ADVICE. ACCORDINGLY, PUBLIC UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CORRECT DETERMINATION OF THE ADJUSTED TAX BASIS OF THEIR UNITS.

     Gain or loss realized by a Public Unitholder who has held the Units as capital assets will be capital gain or loss and will be long-term capital gain or loss if such Units have been held for more than one year. Capital losses generally are deductible only to the extent of capital gains plus, in the case of non-corporate Unitholders, up to $3,000 of ordinary income. Capital losses realized upon the sale of Units may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations.

EFFECT OF PASSIVE LOSS RULES

     Upon the conversion by a Public Unitholder of all his Units in the Merger, any net losses of the Partnership that were suspended under the passive loss rules of Section 469 of the Internal Revenue Code may be used to offset income and gain on such sale. If a Public Unitholder's suspended Partnership losses exceed the gain on the sale of Units, such loss may be applied against any income or gain of the Partnership for the current year and thereafter may be applied against any other passive activity income of such Public Unitholder in the current year. Thereafter, any excess suspended losses from prior years will be available to offset income and gain from any other sources.

INCOME TAX CONSEQUENCES OF THE MERGER ON THE PARTNERSHIP AND ITS AFFILIATES

     Pursuant to Internal Revenue Code Section 731(b), the cancellation of all Units not currently held by FGI or its affiliates in exchange for the right to receive $5.75 per Unit will not be a taxable event to the Partnership. In addition, the Merger and retirement of the Units will not be a taxable event to the continuing partners of the Partnership, FGI or its affiliates. Also, pursuant to Internal Revenue Code Sections 708, 721, 731(a) and 731(b), the Merger of Forum MLP and the Partnership will not be a taxable event to the Partnership, its continuing partners, or any of their affiliates.

ACCOUNTING TREATMENT OF THE MERGER

     The acquisition by FGI of the Units will be accounted for as an acquisition of minority ownership interests of a subsidiary in accordance with the purchase method of accounting.

REGULATORY APPROVALS AND FILINGS

     The Partnership is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Merger as contemplated herein, except for the filings with the State of Delaware necessary to effectuate the Merger. Except for the Majority Consent Requirement, no filings, approvals or other actions by or with any domestic (federal or state), foreign governmental, administrative or regulatory agency are required prior to the Merger as contemplated herein. Should any such approval or other action be required, it is the Partnership's present intention to seek such approval or action. There can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken, any of which would cause FGI to elect to terminate the Merger, without conversion of the Units thereunder. The Merger was structured to preserve the current licensing of the

Partnership required under state laws applicable to the ownership and operation of senior living retirement communities.

     The Related Persons have filed with the Commission a Schedule 13E-3 pursuant to the Exchange Act, furnishing certain information with respect to the Merger in addition to the information contained in this Consent Solicitation Statement, and they may file amendments to the Schedule 13E-3. As permitted by the rules and regulations of the Commission, this Consent Solicitation Statement omits certain information contained in the Schedule 13E-3. For further information pertaining to the Partnership, reference is made to the Schedule 13E-3 and the exhibits and amendments thereto. See "Available Information."

                            THE CONSENT SOLICITATION

CONSENT PROCEDURES

     This Consent Solicitation Statement and the accompanying consent form are first being mailed to Limited Partners on or about ____________ ___, 1999. Limited Partners are entitled to one consent right for each Unit held of record at the close of business on _________ __, 1999 (the "Record Date"), with respect to the Merger Agreement and the Merger.

     Pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), approval of the Merger Agreement will require the consent of the holders of a majority of the aggregate voting power of all Limited Partners entitled to vote thereon or consent thereto, including the Units held by FGI and its affiliates. FGI is obligated under the terms of the Merger Agreement to cause FGI and its affiliates, who hold approximately 93% of the outstanding Units, to consent to approval of the Merger Agreement and the Merger. As a result, approval of the Merger and the Merger Agreement by the Unitholders is assured, regardless of whether the Public Unitholders consent to the Merger Agreement and the Merger. Although neither Delaware law nor the Partnership Agreement requires that the Merger Agreement provide the Public Unitholders with appraisal rights, such rights have in fact been provided to the Public Unitholders pursuant to the terms of the Merger Agreement. See "The Merger Agreement Appraisal Rights." Such appraisal rights may be exercised by Public Unitholders as an alternative to consenting to the Merger and receiving the Merger Consideration.

SOLICITATION OF CONSENTS

     Solicitation of consents from the Unitholders will be made by the General Partner and will be undertaken principally by use of the United States Postal Service. The cost of any such solicitation, including but not limited to the cost of preparing and mailing consent materials and returning the consent form will be borne by FGI.

APPRAISAL RIGHTS

     Under the Delaware Act, the only appraisal rights available to limited partners of a Delaware limited partnership are those provided pursuant to the applicable limited partnership agreement or an agreement of merger or consolidation. The Partnership Agreement does not provide appraisal rights to the Public Unitholders. The Merger Agreement, however, provides that the Public Unitholders shall have, in respect of the Units held by such Public Unitholders, the appraisal rights provided for in Section 262 of the Delaware Act to the same extent such rights would be available to a stockholder of a corporation organized under the laws of the State of Delaware in the event of the merger of the corporation in which such stockholder owns stock.

     In order to exercise such appraisal rights, a Public Unitholder must satisfy certain conditions. The full text of Section 262 of the Delaware Act is attached hereto as Annex C, and any holder of Units desiring to exercise dissenters' rights of appraisal in connection with the Merger should consult with legal counsel prior to taking any action in order to ensure that the Public Unitholder complies with the applicable statutory provision. Failure to take any of the steps required under Section 262 of the Delaware Act on a timely basis may result in the loss of appraisal rights. See "The Merger Agreement Appraisal Rights" and Annex C to this Consent Solicitation Statement.

     The following is a brief summary of the conditions that a Public Unitholder must satisfy in order to exercise appraisal rights with respect to the Units held by such Public Unitholder as of the Record Date. The following is qualified in its entirety by reference to the full text of Section 262 of the Delaware Act:

     . The Public Unitholder must deliver to the Partnership a written demand for appraisal before _____ p.m., Eastern Standard Time, ______________ __, 1999 (twenty (20) calendar days after the mailing of this Consent Solicitation Statement);

     . The Public Unitholder must have continuously held its Units from the date the appraisal demand is made through the Effective Date of the Merger;

     . The Public Unitholder must not have consented to the Merger in writing;
       and

     . The Public Unitholder must file a petition in the Delaware Court of Chancery within 120 days of the Effective Time demanding a determination of the "fair value" of the Units.

     A demand for appraisal should be executed by or on behalf of the Public Unitholder of record, fully and correctly, and should specify the Public Unitholder's name and mailing address, the number of Units owned and that such Public Unitholder intends thereby to demand appraisal of such Public Unitholder's Units. If the Units are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the Units are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a Public Unitholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the owner.

     A record owner who holds Units as a nominee for more than one beneficial owner may exercise appraisal rights with respect to the Units held for all or less than all of such beneficial owners as to which such person is the record owner. In such case, the written demand should set forth the number of Units covered by such demand. Where the number of Units is not expressly stated, a demand will be presumed to cover all Units outstanding in the name of the record owner making such demand. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement, which is attached as Annex A to this Consent Solicitation Statement. Such summary is qualified in its entirety by reference to the Merger Agreement.

GENERAL

     The Merger Agreement provides that, at the Effective Time, Forum MLP will be merged with and into the Partnership. Following the Merger, the Partnership will continue as the surviving partnership and the separate existence of Forum MLP will cease. In the Merger, (i) each issued and outstanding Unit, other than those held by FGI or any direct or indirect subsidiary of FGI, will be cancelled, extinguished and retired and will be converted into the right to receive $5.75 in cash, without interest, (ii) each outstanding Unit which is owned by FGI or any of its affiliates will be and remain a unit of limited partnership interest in the surviving partnership; (iii) each outstanding partnership interest, general or limited, of Forum MLP will be cancelled, extinguished and retired, and no payment will be made thereon; and (iv) the General Partner's general partnership interest in the Partnership will be and remain a general partnership interest in the surviving partnership.

EXPENSES OF THE MERGER

     Except as otherwise provided in the Merger Agreement with respect to indemnification, FGI has agreed to bear the expenses of each party in connection with the transactions contemplated by the Merger Agreement. Accordingly, the Partnership will not be obligated to pay any of the expenses of the parties to the Merger Agreement in connection with the transactions contemplated thereby.

     It is estimated that the expenses incurred in connection with the Merger will be approximately as set forth below:

Investment banking fees and expenses (1)...  $ 82,500
Legal fees and expenses (2)................  $250,000
Filing fees (3)............................  $ 47,000
Printing and mailing fees..................  $ 10,000
Miscellaneous (4)..........................  $574,000
                                             ========
      Total................................  $963,500
                                             ========

--------------------

     (1) Includes the fees and estimated expenses of RAI&Co. (see "Special Factors Opinion of Financial Advisor").

     (2) Includes the fees and estimated expenses of counsel to the Advisory Committee, counsel to the Partnership and counsel to Crestline.

     (3) Includes $45,000 filing fee payable in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     (4) Includes (i) approximately $566,000 in additional consideration that Host Marriott is obligated to pay to the settling Limited Partners pursuant to the Settlement Agreement and (ii) approximately $8,000 in fees and expenses payable to the payment agent for processing transmittals and payments to Unitholders.

EFFECTIVE TIME

     The Merger will become effective at the time of the filing by the Partnership with the Secretary of State of the State of Delaware of a certificate of merger in accordance with the Delaware Act. It is presently anticipated that such filing will be made on or around March 1, 1999. Such filing will be made, however, only upon satisfaction or waiver, where permissible, of the conditions set forth in the Merger Agreement. See "-- Conditions to the Merger."

FINANCING OF THE MERGER

     Approximately $7,100,000 will be required to consummate the Merger and to pay related fees and expenses. The necessary funds will be provided by FGI, which will obtain such funds from Crestline's funds on hand. Crestline has sufficient funds on hand to provide the approximately $7,100,000 required to consummate the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of the Partnership and FGI to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by a majority of the aggregate voting power of all Units, including Units held by FGI and its affiliates (a "Majority Interest") in the manner required by the Delaware Act and the Partnership Agreement; (b) all consents and approvals prescribed by law which are necessary to the consummation of the transactions contemplated by the Merger Agreement shall have been obtained, and all statutory waiting periods in respect thereof shall have expired; (c) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated; and (d) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Entity nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would make the acquisition or holding by FGI, its subsidiaries or affiliates of the Units illegal or otherwise prevent the consummation of the Merger or make the consummation of the Merger illegal.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned notwithstanding approval thereof by the General Partner and holders of a Majority Interest, at any time prior to the Effective Time, (a) if either FGI or the Partnership concludes in good faith that any of the conditions to the Merger specified in the Merger Agreement cannot be waived or satisfied in a timely manner; (b) by the mutual agreement of FGI and the Partnership provided such termination is authorized by the members of the Advisory Committee; or (c) by either the Partnership (with the consent of the members of the Advisory Committee) or FGI (without the consent of the members of the Advisory Committee): (i) if the Effective Time has not occurred prior to March 31, 1999; provided that the party seeking to terminate the Merger Agreement is not in breach in any material respect of its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date; or (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

PAYMENT FOR UNITS

     From and after the Effective Time, a bank or trust company designated by FGI at or prior to the Effective Time and reasonably satisfactory to the Advisory Committee (the "Payment Agent") shall act as payment agent in effecting the payment of the Merger Consideration per Unit. At or before the Effective Time, FGI or Forum MLP shall deposit with the Payment Agent the aggregate Merger Consideration in trust for the benefit of the Public Unitholders. Promptly after the Effective Time, the Payment Agent shall mail to each record holder of Units a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Unit shall pass, only upon delivery of such Units to the Payment Agent) and instructions for use in surrendering such Units and receiving the Merger Consideration for each Unit previously represented thereby. Upon the surrender of each such Depository Receipt and the payment by the Payment Agent of the Merger Consideration in exchange therefor, such Depository Receipt shall be canceled. Until so surrendered and exchanged, each such Depository Receipt held by any Unitholders shall represent solely the right to receive $5.75 multiplied by the number of Units represented by such Depository Receipt, and subject to the appraisal rights described in the Merger Agreement, the holder thereof shall have no rights whatsoever in the Partnership. Upon the surrender of such outstanding Depository Receipt, the holder shall receive such $5.75 per Unit, without any interest thereon. If any cash is to be paid to a name other than the name in which the Depository Receipt surrendered in exchange therefor is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Depository Receipt surrendered, or such person shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable.

     Six (6) months after the Effective Time, the Partnership shall be entitled to the return of all amounts then held by the Payment Agent (including earnings thereon), and the Payment Agent's duties shall terminate. Thereafter, any holder of a Depository Receipt shall look only to the Partnership (subject to applicable abandoned property, escheat and similar laws) as a general creditor to receive in exchange therefor the Merger Consideration, without any interest thereon. As of the Effective Time, each Public Unitholder shall be deemed to have withdrawn as a limited partner and shall have no further interest in the Partnership or any allocations or distributions of income, property or otherwise, other than the right to receive the $5.75 per Unit in cash as provided in the Merger Agreement.

APPRAISAL RIGHTS

     Under the Delaware Act, limited partners of a Delaware limited partnership are entitled to appraisal rights only if such rights are provided by the applicable agreement of limited partnership or by an agreement of merger or consolidation. The Partnership Agreement of the Partnership does not provide appraisal rights to the Public Unitholders. The Merger Agreement, however, provides that the Public Unitholders shall have, in respect of the Units held by such Public Unitholders, the appraisal rights contemplated in Section 17-212 of the Delaware Act to the same extent as would be available to a stockholder of a corporation organized under the laws of the State of Delaware.

     Under the DGCL, a stockholder of a corporation that is the subject of a merger or consolidation has the right under certain circumstances to demand appraisal of, and obtain the fair value of, such stockholder's shares (exclusive of any value arising from the accomplishment or expectation of the merger or consolidation) if the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights"). Among other requirements, a stockholder exercising Appraisal Rights must continue to hold the subject shares through the effective date of the merger or consolidation, and must not vote in favor of (or consent to) the merger or consolidation.

     Under the terms of the Merger Agreement, the Public Unitholders are entitled to Appraisal Rights with respect to the Units owned by such Public Unitholders as of the Record Date, provided that such Public Unitholders strictly comply with the statutory procedures set forth in Section 262 of the DGCL with respect to the perfection of Appraisal Rights. Public Unitholders considering seeking appraisal should be aware that, if the Merger is consummated, the fair value of their Units determined under Section 262 could be more, the same, or less than the consideration that they would be entitled to receive pursuant to the Merger Agreement if they do not demand appraisal of Units.

     The following is intended as a brief summary of certain provisions of the statutory procedures required to be followed by Public Unitholders in order to dissent from the Merger Agreement and perfect Appraisal Rights as if they were the stockholders in a Delaware corporation under the DGCL. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in Annex C to this Consent Solicitation Statement.

     If any Public Unitholder elects to demand appraisal of such Public Unitholder's Units, the Public Unitholder must satisfy each of the following conditions:

     (i) the Public Unitholder must deliver to the Partnership a written demand for appraisal of any Units held by such Public Unitholder as of the Record Date before the expiration of the twenty (20) calendar day period from and after the mailing of the Consent Solicitation Statement. The written demand for appraisal must be in addition to and separate from the Consent Form pursuant to which the Public Unitholder abstains from or indicates that it does not consent to the Merger Agreement. Withholding consent to or failing to consent to the Merger Agreement by itself does not constitute a written demand for appraisal; and

     (ii) the Public Unitholder must not consent to the Merger Agreement (an abstention or withholding of consent will satisfy this requirement, but an affirmative consent to the Merger Agreement will constitute a waiver of the Unitholder's Appraisal Rights in respect of such Units and will nullify any previously filed written demand for appraisal).

     (iii) Written demands for appraisal must be delivered by mail (certified mail, return receipt requested, is recommended) or overnight courier to: Forum Retirement Partners L.P., 10400 Fernwood Road, Bethesda, Maryland 20817,
Attention: Elizabeth R. Lieberman, Esq., before the expiration of the twenty
(20) calendar day period from and after the mailing of the Consent Solicitation Statement, and should be executed by, or on behalf of, the holder of record of the Units. The demand must reasonably inform the Partnership of the identity of the Public Unitholder and the intention of the Public Unitholder to demand appraisal of such Public Unitholder's Units. In addition, a holder of Units wishing to exercise Appraisal Rights must hold such Units of record on the date the written demand for appraisal is made and must hold such Units continuously through the Effective Date of the Merger.

     (iv) A written demand for appraisal must be made by or in the name of the registered Public Unitholder, fully and correctly, as the Unitholder's name appears on such Depository Receipt and cannot be made by the beneficial owner if the beneficial owner does not also hold the Units. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such Units. If Units are owned of record in a fiduciary capacity, such as trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the Units are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a Unitholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is a nominee for others. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise his or her rights of appraisal with respect to the Units held of one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of Units as to which appraisal is sought. Where no number of Units is expressly mentioned, the demand will be presumed to cover all Units held in the name of such record owner.

     If any Public Unitholder fails to comply with any of the above conditions and the Merger becomes effective, the Public Unitholder will be entitled to receive the Merger Consideration, but will have no Appraisal Rights with respect to such Public Unitholder's Units.

     Within ten days after the Effective Date, the continuing entity, the Partnership, must provide notice of the date upon which the Merger became effective to each Unitholder who so filed a written demand for appraisal and who did not consent to the Merger Agreement. Within 120 days after the Effective Date, but not thereafter, either the Partnership or any Public Unitholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the Units held by all Public Unitholders entitled to appraisal. It is not expected that Partnership would file such a petition in the event there are dissenting Public Unitholders. Inasmuch as the continuing entity has no obligation to file such a petition, the failure of a Public Unitholder to do so within the period specified could nullify such Public Unitholder's previously written demand for appraisal.

     At any time within 60 days after the Effective Date of the Merger, a Public Unitholder has the right to withdraw the demand and to accept the payment of the consideration provided for in the Merger Agreement. If a petition for appraisal is duly filed by a Public Unitholder and a copy thereof is delivered to the continuing entity, the continuing entity will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all Unitholders who have demanded an appraisal of their Units. After notice to such Public Unitholders, the Court is empowered to conduct a hearing upon the petition, to determine those Public Unitholders who have complied with Section 262 and who have become entitled to Appraisal Rights. The Court may require the Public Unitholders who have demanded payment for their Units to submit their Depository Receipts to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Public Unitholder fails to comply with such direction, the Court may dismiss the proceeding as to such Public Unitholder. After determination of the Public Unitholders entitled to an appraisal, the Court will appraise the Units, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining fair value, the Court is required to take into account all relevant factors. When the value is so determined, the Court will direct the payment by the continuing entity of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the Public Unitholders entitled to receive the same, upon surrender to the continuing entity by such holders of the certificates representing such Units.

     Public Unitholders considering seeking appraisal should be aware that, if the Merger is consummated, the fair value of their Units determined under
Section 262 could be more, the same, or less than the consideration that they would be entitled to receive pursuant to the Merger Agreement if they do not demand appraisal of Units, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Costs of the appraisal proceeding may be imposed upon the parties thereto (i.e., the Partnership and the Public Unitholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a Public Unitholder, the Court may order all or a portion of the expenses incurred by any Public Unitholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all Units entitled to Appraisal Rights.

     Any Public Unitholder who demands Appraisal Rights will not, after the Effective Date, be entitled to vote Units subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such Units (other than with respect to payment as of a record date prior to the Effective Date) or to receive the consideration provided for in the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Date, or if such Unitholder delivers a written withdrawal of such Public Unitholder's demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Date, or thereafter with the written approval of the continuing entity, then the right of such Public Unitholder to appraisal will cease and such Public Unitholder will be entitled to receive the consideration provided for in the Merger Agreement without interest.

     Failure to follow the steps required by Section 262 for perfecting Appraisal Rights may result in the loss of such rights. In view of the complexity of Section 262, Public Unitholders of the Company who are considering dissenting from the Merger Agreement should consult their legal advisors and should see Annex C to the Consent Solicitation Statement.

                                THE PARTNERSHIP

FORWARD-LOOKING STATEMENTS

     Certain matters discussed in the Partnership section are forward-looking statements and as such may involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Partnership to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Partnership believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the Partnership's filings with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

BUSINESS

     The Partnership is a Delaware limited partnership that was formed in 1986 to own retirement communities originally developed or acquired by FGI. As of October 31, 1998, the Partnership (through an operating limited partnership in which the Partnership is the 99% limited partner and the General Partner is the 1% general partner) owned nine upscale senior living properties with 1,724 units. The General Partner, a wholly-owned subsidiary of FGI, is the general partner of the Partnership and owns a one percent interest in the Partnership and a one percent partnership interest in a subsidiary operating partnership in which the Partnership owns a ninety-nine percent limited partnership interest. The General Partner's interest in the subsidiary operating partnership is reflected in the statements of operations as a reduction of the income or loss of the Partnership. FGI beneficially owns approximately 93% of the outstanding Units.

     On June 21, 1997, Crestline (formerly HMC Senior Communities, Inc.), formerly a wholly-owned subsidiary of Host Marriott, acquired all of the outstanding stock of FGI from MSLS, a subsidiary of Marriott International, Inc. In connection with the acquisition, FGI assigned to MSLS its interest as manager under a long-term management agreement (the "Management Agreement") for the nine senior living communities owned by the Partnership. FGI is a direct wholly-owned subsidiary of Crestline.

     On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's business by spinning off its senior living business by distributing the stock of Crestline to the Host Marriott stockholders as a taxable dividend. The Distribution is part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust for federal income tax purposes. As part of the REIT Conversion, Host Marriott contributed its hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be the REIT. In addition to its other lines of business, Crestline will continue to lease hotels from the REIT.

     Crestline and its subsidiaries are engaged in the business of owning senior living communities, leasing and sub-leasing hotels from the REIT and asset management of hotels. Upon consummation of the Distribution, Crestline became a separate publicly traded corporation listed on the New York Stock Exchange.

     The REIT Conversion and Distribution did not have a significant impact on the operations of the Partnership.

     The Partnership has an ongoing expansion program related to almost all of its communities in an effort to further improve the Partnership's results of operations. The expansions are designed to add capacity to and/or modify the uses of existing facilities in order to increase earnings without incurring substantial land acquisition and common area build-out costs. Certain expansions will require additional regulatory approvals. The expansion program consists of eleven separate projects at eight communities expected to increase the total number of units by 280, at an estimated capital cost of $22 million. Seven expansion projects have been completed increasing the total number of units by 119 at a total cost of $7.9 million. Two expansion projects currently under construction are expected to increase the total number of units by an additional 74 units at a total cost of $6.2 million; one of these projects is expected to be completed in the first quarter of 1999 and the other project is expected to be completed in the fourth quarter of 1999. The two remaining expansion projects and a portion of one of the completed expansion projects are under going a feasibility analysis. As a result of increased construction costs and deteriorating market conditions, the Partnership may determine that it would not be economically feasible to proceed with these remaining expansion projects.


     The Partnership is financing and intends to continue to finance this expansion program from the Partnership's cash flow from operations. If cash flow from operations is insufficient to complete future expansions on a timely basis, the expansion may be delayed, reduced in scope or discontinued. The terms of the Partnership's current loan documents restrict the Partnership from incurring additional third-party financing (other than $1 million of equipment financing) and prohibit the imposition of liens on the Partnership's assets. There can be no assurance that a waiver can be obtained from the lender to permit any third party financing, or whether, when and on what terms, any such financing may be available. As a result of the capital required to fund the expansion program, the Partnership does not expect to make distributions to limited partners for the foreseeable future.

PROPERTIES

     The Partnership (through an operating limited partnership in which the Partnership is the 99% limited partner and the General Partner is the 1% general partner) owns nine senior living communities with 1,724 units in Delaware, Florida, New Mexico, South Carolina and Texas (collectively, the "Communities"). In connection with the acquisition of FGI by Crestline, FGI assigned to MSLS its interest as manager under a long-term management agreement for Communities.

     Seven of the nine Communities consist of independent living, assisted living and nursing components. The remaining two Communities provide assisted living and nursing components only.

     Independent living components, which represent 44% of the Partnership's senior living units, contain a variety of accommodations, together with amenities such as dining facilities, lounges, and game and craft rooms. All residents of the independent living components are provided security, meals, housekeeping, scheduled transportation and each independent living unit is equipped with an emergency call system to assist with emergency situations. The independent living components of the Communities consist of apartments and, in the case of Foulk Manor North and Shipley Manor, villas. Each resident enters into a residency agreement that may be terminated by the resident, upon a short notice period. Although there can be no assurance that available independent living units will be reoccupied as residency agreements expire or are terminated, since 1988 at least 80% of the residents of the apartments and villas have renewed their residency agreements from year to year.

     Assisted living components, which represent 19% of the Partnership's senior living units, provide a supportive environment that encourages independent living. Residents have private apartments, eat meals in a separate dining room, and are provided the added services of scheduled activities, housekeeping and linen service, preventive health surveillance, periodic health monitoring, security and transportation services, assistance with activities of daily living, and emergency care. Certain of the Communities also provide personal assistance with Alzheimer's disease or other forms of dementia.

     Nursing components, which represent 37% of the Partnership's senior living units, provide residents a full range of nursing care. Residents have private or semiprivate rooms, and share communal dining and social facilities. In most instances each resident of the independent living component of Community is entitled to priority admission in the assisted living or nursing component.

     Some Communities also provide ancillary services, including physical, occupational and speech and learning therapy, respite care and adult daycare centers. All of the Communities are managed by MSLS under the Management Agreements. The average age of the Communities is 18 years.

     The following table indicates the name, location and current capacity for each Community:

                                   CAPACITY

                                     Independent  Assisted
                                       Living      Living   Nursing  Total
Name And Location                       Units       Units    Units   Units
--------------------------------------------------------------------------
The Forum at Lincoln Heights             151         30       60      241
San Antonio, Texas

Foulk Manor North                         58         11       46      115
Wilmington, Delaware

Foulk Manor South                         --         75       31      106
Wilmington, Delaware

Millcroft                                 62         26      110      198
Newark, Delaware

The Montebello on Academy                114         35       60      209
Albuquerque, New Mexico

The Montevista at Coronado               126         15      110      251
El Paso, Texas

Myrtle Beach Manor                        --         60      104      164
Myrtle Beach, South Carolina

The Park Summit of Coral Springs         181         65       35      281
Coral Springs, Florida

Shipley Manor                             62         15       82      159
Wilmington, Delaware
                                     ------------------------------------

     TOTAL UNITS                         754        332      638    1,724
                                     ------------------------------------

     The overall average occupancy rate for the Communities for fiscal year 1997 and the nine months ended September 30, 1998 was 92.8% and 94.0% respectively. The degree of utilization of each facility is dependent on many factors. Occupancy rates may be adversely affected by the opening of newly developed facilities and the expansion or renovation of competing facilities. The expansion program of the Communities may also adversely impact occupancy during the development and lease-up process, as was the case during fiscal 1997 and the nine months ended September 30, 1998 at certain of these properties.

MORTGAGES

     On December 28, 1993 FRP Financing Limited, L.P., a subsidiary of the Partnership, entered into a loan agreement with Nomura Asset Capital Corporation ("Nomura") pursuant to which Nomura provided approximately $50,707,000 in new financing (the "Nomura Loan"). The proceeds of the Nomura Loan were used to prepay the remaining balances of certain of the Partnership bank debt scheduled to mature on December 31, 1993 and to prepay the Partnership's split coupon first mortgage notes due July 1, 1996, to pay fees and expenses related to the financing and to fund reserves.

     The Nomura Loan requires monthly payments of principal (based on a 20-year amortization) and interest at 9.93% per annum to maturity on January 1, 2001. The loan agreement prohibited prepayment for the first three years of the loan term and requires payment of a yield maintenance premium, as defined, if prepaid thereafter. Additional principal payments are required if the debt service coverage ratio, as defined, is below specified levels. The Nomura Loan is secured by first priority mortgages on the Partnership's Communities and by security interests in substantially all of the Partnership's other assets. The principal amount outstanding under the Nomura Loan at September 30, 1998 was $45.9 million.

SOURCES OF PAYMENT

     The independent and assisted living components of the Communities receive direct payment for resident occupancy solely on a private pay basis. The nursing components of the Communities receive payment for resident care directly on a private pay basis, including payment from private health insurance, and from governmental reimbursement programs such as the federal Medicare program for certain elderly and disabled residents, and state Medicaid programs for certain financially qualified residents.

     The following table indicates the approximate percentages of operating revenues for each of the last five years derived by the Partnership from private sources, and from Medicare and Medicaid:

                                INDEPENDENT AND ASSISTED LIVING COMPONENTS
                                ------------------------------------------

SOURCE                        1997      1996      1995       1994      1993
                              ----      ----      ----       ----      ----
Private                       100%      100%      100%       100%      100%
Medicare/Medicaid              --        --        --         --        --
                        ----------------------------------------------------------

Total                         100%      100%      100%       100%      100%
                              ====      ====      ====       ====      ====


                                            NURSING COMPONENTS
                                            ------------------

SOURCE                        1997      1996      1995       1994      1993
                              ----      ----      ----       ----      ----
Private                        55%       61%       65%        65%       69%
Medicare/Medicaid              45%       39%       35%        35%       31%
                        ----------------------------------------------------------

Total                         100%      100%      100%       100%      100%
                              ====      ====      ====       ====      ====

                                                    TOTAL
                                                    -----

SOURCE                        1997      1996      1995       1994      1993
                              ----      ----      ----       ----      ----
Private                        75%       79%       82%        82%       85%
Medicare/Medicaid              25%       21%       18%        18%       15%
                        ---------------------------------------------------------

Total                         100%      100%      100%       100%      100%
                              ====      ====      ====       ====      ====

     Most private insurance carriers reimburse their policyholders, or make direct payment to facilities, for covered services at rates established by the facilities. Where applicable, the resident is responsible for any difference between the insurance proceeds and the total charges. In certain states, Blue Cross plans pay for covered services at rates negotiated with facilities. In other states, Blue Cross plans are administered under contracts with facilities providing for payment under formulae based on the cost of services. The Medicare program also make payments under a cost-based reimbursement formula. Under the Medicaid program, each state is responsible for developing and administering its own reimbursement formula.

     The Balanced Budget Act of 1997 switches Medicare's retrospective cost-based reimbursement to a prospective payment system (PPS). The current retrospective cost-based reimbursement system allows providers to be reimbursed for reasonable costs, up to certain limits, incurred in providing services. Under PPS, providers will be paid based on a fixed Federal payment rate. The implementation of PPS will begin for cost reporting periods beginning after July 1, 1998 and will be phased in over a four-year period. The Partnership is still evaluating the potential impact of PPS to its communities, but it does not believe it will have a material impact on its operating results.

     Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings, interpretations and discretion which affect payments made under those programs. In addition, the federal and state governments might reduce the funds available under those programs in the future or require more stringent utilization of healthcare facilities. Those measures could adversely affect the Partnership's future revenues and, therefore, the value of the Communities.

     In addition, various legislative and industry groups are studying numerous healthcare issues, including access, delivery, and financing of long-term healthcare, and at any given time there are numerous federal and state legislative proposals relating to the funding and reimbursement of healthcare costs. It is difficult to predict whether these proposals will be adopted or the form in which they might be adopted, and no assurance can be given that any such legislation, if adopted, would not have a material effect on the Partnership or the value of the Communities.

REGULATION AND OTHER FACTORS

     Healthcare facility operations are subject to federal, state, and local government regulations. Facilities are subject to periodic inspection by state licensing agencies to determine whether the standards necessary for continued licensure are being maintained. In granting and renewing licenses, the state agencies consider, among other things, buildings, furniture, and equipment; qualifications of administrative personnel and staff; quality of care; and compliance with laws and regulations relating to operation of facilities. State licensure of a nursing facility is a prerequisite to certification for participation in the Medicare and Medicaid programs. Requirements for licensure of assisted living components are generally less comprehensive and stringent than requirements for licensure of nursing facilities. Most states do not have licensure requirements for the independent living components of Communities, except to the extent that such independent living components are associated with the provision of healthcare services. The Communities are presently in substantial compliance with all applicable federal, state and local regulations with respect to licensure requirements. However, because those requirements are subject to change, there can be no assurance that the Communities will be able to maintain their licenses upon a change in standards, and future changes in those standards could necessitate substantial expenditures by the Partnership to comply therewith.

COMPETITION

     The Communities compete with various senior living facilities in each property's respective geographical market areas. Competing facilities are operated on a national, regional, and local basis by religious groups and other nonprofit organizations, as well as by public and private operators, some of which have substantially greater resources than the Partnership. Some of the national and regional competitors in the senior living industry are: MSLS, Manor Care, Sunrise Assisted Living, Care Matrix and Kapson Senior Quarters.
The independent living components of the Communities face competition from all the various types of residential opportunities available to the elderly. However, the number of Communities that offer on-premises healthcare services is limited. The assisted living and nursing components of the Communities compete with other assisted living and nursing facilities.

     Significant competitive factors for attracting residents to the independent living components of the Communities include price, physical appearance, and amenities and services offered. Additional competitive factors for attracting residents to the assisted living and nursing components of the Communities include quality of care, reputation of the manager, physician and nursing services available, and family preferences. The Partnership believes that its Communities rate high in each of these categories, except that its Communities are generally more expensive than competing facilities.

     Moreover, some of the Partnership's present and potential competitors are significantly larger and have, or may obtain, greater financial resources that the Partnership. Consequently, there can be no assurance that the Partnership will not encounter increased competition that could limit its ability to attract residents or expand its senior living community business in the future. Moreover, if development of new senior living communities outpaces demand for those communities in certain markets, such markets may become oversaturated. Such an oversupply of senior living communities could cause the Communities to experience decreased occupancy, depressed margins and lower operating results.

OPTION AGREEMENT

     Pursuant to an option agreement (the "Option Agreement") entered into at the time of the Partnership's formation, FGI has the option to purchase, for a price equal to the appraised fair market value thereof, any Community which the Partnership determines to sell. Accordingly, consummation of any transaction to sell any of the Communities would be subject to, among other limitations, the election of FGI not to exercise such option. Under the Option Agreement, the Partnership has an option, subject to certain limitations and restrictions, to purchase up to 15 additional Communities developed by FGI or any wholly owned (or in certain circumstances partly owned) affiliate of FGI at the lower of the appraised value of the Community or the sum of 115% of the costs incurred in connection with development of the Community and an amount equal to net operating losses incurred between completion and the purchase.

EMPLOYEES

     Neither the General Partner nor the Partnership has any employees. Crestline currently provides the services of certain employees (including the General Partner's executive officers) to the Partnership and the General Partner. The Partnership and the General Partner anticipate that each of the executive officers of the General Partner will generally devote a sufficient portion of his or her time to the business of the Partnership. However, each of such executive officers also will devote a significant portion of his or her time to the business of Crestline and its other affiliates. No officer or director of the General Partner or employee of Crestline devotes a significant percentage of time to Partnership matters. To the extent that any officer, director or employee does devote time to the Partnership, the General Partner, or Crestline, as applicable, is entitled to reimbursement for the cost of providing such services. As of October 30, 1998, MSLS had approximately 1,200 employees working on the premises of the Partnership's nine communities pursuant to the Management Agreement.

LEGAL PROCEEDINGS

     On March 25, 1998, the General Partner acquired 1,000,894 Units from The Russell F. Knapp Revocable Trust and related parties (the "Knapp Trust") for $4,504,023 pursuant to the terms of a Settlement and Release Agreement (the "Settlement Agreement") executed to resolve outstanding litigation between the Knapp Trust, the General Partner and FGI. The Settlement Agreement was executed on February 4, 1998 (the "Settlement Date") by the Knapp Trust, MSLS, the General Partner, FGI, and Host Marriott. On February 5, 1998, the United States District Court for the Southern District of Indiana entered an order approving dismissal of the Knapp Trust litigation. Under the terms of the Settlement Agreement, Host Marriott agreed to pay each Unitholder electing to join the Settlement Agreement (including the Knapp Trust) $4.50 per Unit in exchange for
(i) the transfer of all Units owned by the settling Unitholders, (ii) an agreement by such settling Unitholders not to purchase additional Units and
(iii) release of all claims asserted in the litigation. The agreement also provides for the payment of additional consideration (the "Additional Consideration") to the settling Unitholders, in the event that, within three years after the date of the Settlement Agreement, Crestline (as successor in interest to Host Marriott) pays more than $4.50 per Unit for the publicly held Units pursuant to a tender offer. The Additional Consideration would be equal to fifty percent (50%) of the amount by which the tender offer price exceeds $4.50 per Unit, or the base price ("Base Price"); provided, that, (1) the Additional Consideration shall not exceed $1.25 per Unit and (2) in calculating the Additional Consideration, the Base Price shall be increased by fifteen percent per annum calculated from the Settlement Date to the date on which the Additional Consideration is due. Accordingly, the amount of the Additional Consideration will decrease over time, amounting to approximately $___________ if, for example, the Merger is consummated on March 1, 1999 and decreasing to approximately $491,000 if the Merger is consummated on March 31, 1999.

     Because of the derivative nature of the allegations contained in the Knapp Trust litigation and in accordance with the terms of the Settlement Agreement, Host Marriott invited all holders of Units, in their sole discretion, to participate in the Settlement Agreement and detailed the requirements for participation in two notices to Unitholders dated March 27, 1998 and May 6, 1998. Initially, the period within which Unitholders could elect to participate in the Settlement Agreement was scheduled to expire on April 27, 1998 but was extended to May 22, 1998. As a result of elections to participate in the settlement by Unitholders, the General Partner purchased an additional 1,140,901 Units from Unitholders prior to the end of May 1998 for an aggregate consideration of $5,134,055. These purchases, together with the acquisition from the Knapp Trust and related entities, resulted in Host Marriott's beneficial ownership increasing to 14,214,310 Units, or approximately 93% of the 15,285,248 Units outstanding.

     On July 22, 1998, Harbor Finance Partners, Ltd., a Public Unitholder, filed a purported class action suit relating to the merger proposal in the Court of Chancery of the State of Delaware against Host Marriott, the General Partner, FGI, HMC Senior Communities, Inc. (predecessor entity to Crestline), the Partnership, and members of the Board apparently alleging breach of fiduciary duties to the Unitholders by offering an inadequate price for the Units, attempting to improperly influence the market price of the Units, and failing to provide for a mechanism that would establish a fair price for the Units (the "Delaware Lawsuit"). In the Delaware Lawsuit, Harbor Finance Partners, Ltd. is seeking certification of a class, an injunction to prevent completion of the proposed transaction or, in the alternative, rescission of the transaction and compensatory damages. Crestline believes the Delaware Lawsuit is without merit and plans to vigorously defend the Delaware Lawsuit.

BENEFICIAL OWNERSHIP OF UNITS AND TRANSACTIONS IN UNITS BY CERTAIN PERSONS

     The following table sets forth information as of October 30, 1998 with respect to persons who are known to the Partnership (based on statements filed with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act) to be the beneficial owner of more than five percent of any class of the Partnership's voting securities.


Name and address of beneficial owner       Amount, Percent and Nature of beneficial
                                           ownership
Crestline Capital Corporation              Indirect Ownership
10400 Fernwood Road                        14,214,310 Units
Bethesda, Maryland  20817                  92.99%

Forum Group, Inc.                          Direct and Indirect Ownership
10400 Fernwood Road                        14,214,310 Units
Bethesda, Maryland  20817                  92.99%

Forum A/H, Inc.                            Direct Ownership
10400 Fernwood Road                        4,505,811 Units
Bethesda, Maryland  20817                  29.48%

Forum Retirement, Inc.                     Direct Ownership
10400 Fernwood Road                        2,141,795
Bethesda, Maryland  20817                  14.01%

     None of the Related Persons or their respective affiliates, officers or directors has purchased, transferred or sold any Units within the past 60 days.

     For certain information concerning the directors and executive officers of the Related Persons, see Schedule 1 to this Consent Solicitation Statement.

IMPACT OF FINANCIAL ACCOUNTING STANDARDS

     During 1997, the Company adopted SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the partnership's financial statements and the appropriate disclosures required by these statements have been incorporated herein.

     In the First Quarter 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. For all periods presented the Partnership had no items of other comprehensive income. Consequently, comprehensive income equals net income and the Partnership has no accumulated other comprehensive income for all periods presented.

     On November 20, 1997, the EITF of the Financial Accounting Standards Board reached a consensus on EITF 97-2. EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of managed entity in its financial statements.

     The Partnership has considered the impact of EITF 97-2 on its financial statements and has determined that EITF 97-2 requires the Partnership to include property-level sales and operating expenses of its senior living communities in its statements of operations. The Partnership will adopt EITF 97-2 in the fourth quarter of 1998, with retroactive effect in prior periods to conform to the new presentation. Application of EITF 97-2 to the consolidated financial statements for the nine months ended September 30, 1998 and 1997 and fiscal years 1997, 1996, 1995, 1994 and 1993 would have increased both revenues and operating expenses by approximately $32 million, $41 million, $37 million, $35 million, $30 million, $32 million and $31 million, respectively, and would have had no impact on operating profit, net income or earnings per Unit.

INFLATION

     The rate of inflation as measured by changes in the average consumer price index has not had a material impact on the revenue or net income of the Partnership in the three most recent years.

                        FORUM MERGER LIMITED PARTNERSHIP

     Forum MLP is a Delaware limited partnership formed on October 1, 1998 solely for the purpose of effecting the transactions contemplated by the Merger Agreement. Forum MLP has no material assets or liabilities and has not engaged in any activities except in connection with the proposed Merger. Forum A/H, Inc., an affiliate of Crestline, is the sole general partner of Forum MLP and owns a 1% interest as a general partner. FGI owns a 99% interest in Forum MLP as the sole limited partner.

     The principal executive offices of Forum MLP are located at 10400 Fernwood Road, Bethesda, Maryland 20817, telephone (240) 694-2000.

                 MARKET FOR PARTNERSHIP'S UNITS; DISTRIBUTIONS

     The Units of the Partnership are listed on the American Stock Exchange and are traded under the symbol "FRL". The following tables set forth, for the fiscal periods indicated, the high and low sales prices per Unit, as reported in the consolidated transaction reporting system. The approximate number of record holders of Units as of October 30, 1998 was 258. The Partnership has not declared or made any distributions on Units for the last seven years. The Partnership intends to invest its excess cash flow in its expansion program and does not expect to make distributions on Units in the foreseeable future. There necessarily can be no assurance as to whether or when, or at what level, any future cash distributions to holders of Units will be made.

1996                        High           Low
----                        --------       --------
First Quarter               $      5       $2-11/16
Second Quarter              $      4       $  3-1/4
Third Quarter               $  3-5/8       $  3-1/8
Fourth Quarter              $  3-3/4       $      3

1997                        High           Low
----                        --------       --------

First Quarter               $  3-3/4       $      3
Second Quarter              $3-10/16       $2-15/16
Third Quarter               $  4-3/4       $      3
Fourth Quarter              $  5-7/8       $  4-1/4

1998                        High           Low
----                        --------       --------

First Quarter               $  5-1/8       $  4-3/8
Second Quarter              $  4-5/8       $ 4-5/16
Third Quarter               $  4-5/8       $  4-1/4
Fourth Quarter              $5-11/16       $  4-3/8

1999                          High            Low
----                        --------       --------
First Quarter               $  5-3/4       $  5-1/2

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Partnership with the Commission pursuant to the Exchange Act (Commission File No. 1-9302) are incorporated by reference herein:

     1.   Schedule 13E-3 Transaction Statement dated
          November 23, 1998 as amended.

     2.   Annual Report on Form 10-K for the year ended
          December 31, 1997.

     3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     Accompanying this Consent Solicitation Statement is a copy of the Partnership's Annual Report on Form 10-K (attached as Annex D) and a copy of the Partnership's Quarterly Report on Form 10-Q ( attached as Annex E) for the quarter ended September 30, 1998.

     THIS CONSENT SOLICITATION STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO THE PARTNERSHIP WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO THE PARTNERSHIP (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS CONSENT SOLICITATION STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM FORUM RETIREMENT INC., 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817, ATTN:
CORPORATE SECRETARY, TELEPHONE (240) 694-2000. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                   SCHEDULE 1

CRESTLINE CAPITAL CORPORATION

     Set forth below is the name, citizenship, current business address, principal occupation and employment history for at least the past five years of each director and executive officer of Crestline.

     Bruce D. Wardinski. Mr. Wardinski, Chairman of the Board, President and Chief Executive Officer of Crestline, joined Host Marriott in 1987 as a Senior Financial Analyst of Financial Planning and Analysis and was named Manager in June 1988. He was appointed Director of Financial Planning and Analysis of Host Marriott in 1989, Director of Project Finance in January 1990, Senior Director of Project Finance in June 1993, Vice President of Project Finance in June 1994 and Senior Vice President of International Development in October 1995. Mr. Wardinski served as Senior Vice President and Treasurer of Host Marriott from June 1996 until December 1998. Mr. Wardinski also serves as President of FGI and Forum A/H.

     Mr. Wardinski's business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Mr. Wardinski is a citizen of the United States.


     James L. Francis. Mr. Francis is the Executive Vice President and Chief Financial Officer of Crestline. Mr. Francis also serves as a director, Vice President and Treasurer of FGI and Forum A/H. Mr. Francis joined Host Marriott in July 1997 as Vice President of Finance and became Assistant Treasurer of Host Marriott in February 1998. He was Vice President and Division Controller, Courtyard by Marriott/Fairfield Inn at Marriott International, Inc. from 1993 to 1994, served as Brand Executive, Courtyard by Marriott at Marriott International, Inc. from 1994 to 1995, served as Vice President of Finance, Lodging-Reengineering Team Leader of Marriott International from 1995 to 1997 and was promoted to Vice President of Finance, Lodging-Asset Management and Owner Relations of Marriott International, Inc. prior to his joining Host Marriott in that year. Mr. Francis' business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Mr. Francis is a citizen of the United States.

     Bruce F. Stemerman. Mr. Stemerman, Executive Vice President Asset Management of Crestline, joined Host Marriott in 1989 as Director Partnership Services. He was promoted to Vice President Lodging Partnerships of Host Marriott in 1994 and became Senior Vice President Asset Management of Host Marriott in 1996. Mr. Stemerman also serves as a director and Vice President of FGI and Forum A/H. Prior to joining Host Marriott, Mr. Stemerman was with the public accounting firm of PricewaterhouseCoopers LLP. Mr. Stemerman's business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Mr. Stemerman is a citizen of the United States.

     Steven J. Fairbanks. Mr. Fairbanks, Executive Vice President-Lodging Investments of Crestline, joined Host Marriott in 1996 as Vice President Acquisitions. In 1997, he was elected Senior Vice President Acquisitions of Host Marriott. Prior to joining Host Marriott, he served as Vice President of Capital Management and Development Corporation from 1992 until 1996. He had previously served as a principal with Eastbanc from 1988 to 1992. Mr. Fairbanks' business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Mr. Fairbanks is a citizen of the United States.

     Larry K. Harvey. Mr. Harvey, Senior Vice President and Corporate Controller of Crestline, also serves as President, Treasurer and director of the General Partner. Mr. Harvey joined Host Marriott in 1994 as Senior Manager Corporate Accounting. In 1995, Mr. Harvey was promoted to Director Corporate Accounting of Host Marriott. He was promoted to Senior Director Corporate Accounting of Host Marriott in 1997 and Vice President Corporate Accounting of Host Marriott in 1998. Prior to joining Host Marriott, Mr. Harvey was with the public accounting firm of PricewaterhouseCoopers LLP. Mr. Harvey's business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Mr. Harvey is a citizen of the United States.

     Tracy M.J. Colden. Ms. Colden serves as Senior Vice President, General Counsel and Corporate Secretary of Crestline. Ms. Colden also serves as a director and Vice President of FGI and Forum A/H. Ms. Colden joined Host

Marriott as an attorney in 1996. She was promoted to Senior Attorney of Host Marriott in June 1996 and served as Assistant General Counsel of Host Marriott from June 1997 until December 1998. Prior to joining Host Marriott, Ms. Colden was an attorney with the law firm of Hogan & Hartson L.L.P. Ms. Colden's business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Ms. Colden is a citizen of the United States.

     Christopher J. Nassetta. Mr. Nassetta, a director of Crestline, joined Host Marriott in October 1995 as Executive Vice President and was elected Chief Operating Officer of Host Marriott in 1997. Prior to joining Host Marriott, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995. He had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company from 1984 through 1991. Mr. Nassetta's business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Mr. Nassetta is a citizen of the United States.

     Adam M. Aron. Mr. Aron, a director of Crestline, has held the position of Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Inc., Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from 1993 until 1996. He had previously served as Senior Vice President--Marketing of United Airlines from 1990 to 1993. Prior to joining United Airlines, Mr. Aron was the Senior Vice President--Marketing for Hyatt Hotels Corporation from 1987 to 1990. Mr. Aron also currently serves on the Board of Directors of the Sunterra Corporation and the Florsheim Group, Inc. Mr. Aron's business address is 137 Benchmark Road, Avon, Colorado 81620. Mr. Aron is a citizen of the United States.

     Louise M. Cromwell. Ms. Cromwell, a director of Crestline, has served as Senior Counsel in the Real Estate Practice Group of Shaw, Pittman, Potts & Trowbridge since January 1998. From April 1984 to December 1997, Ms. Cromwell was a Partner at Shaw, Pittman. She currently acts as General Counsel of Federal City Council. Ms. Cromwell is a member of the National Association of Corporate Directors, The Greater Washington Board of Trade, Leadership Washington and the Board of Directors of The Economic Club of Washington. Ms. Cromwell's business address is 8301 Hectic Hill Lane, Rockville, Maryland 20854. Ms. Cromwell is a citizen of the United States.

     Kelvin L. Davis. Mr. Davis, a director of Crestline, has served as President and Chief Operating Officer of Colony Capital, Inc. and Colony Advisors, Inc., international real estate investment and management firms, since August 1997, and has served in various other capacities with these companies since 1991. Prior thereto, Mr. Davis served as a principal of RMB Realty, Inc., the real estate development vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., Mr. Davis worked at Goldman, Sachs & Co. in New York City and with Trammell Crow Company in

Dallas and Los Angeles. Mr. Davis's business address is 1999 Avenue of the Stars, Suite 1200, Los Angeles, California 90067. Mr. Davis is a citizen of the United States.

     John W. Marriott, III. Mr. Marriott, a director of Crestline, became Senior Vice President of Marriott International's Mid Atlantic Region in June 1996. Since 1993, Mr. Marriott has held successive positions as Director of Finance in Marriott International's Treasury Department, Director of Finance in Host Marriott's Finance and Development Department and Vice President, Lodging Development for The Ritz-Carlton Hotel Company LLC. In 1989, Mr. Marriott served as Executive Assistant to the Chairman of Host Marriott, J.W. Marriott, Jr., who is his father. He has also held positions as Director of Corporate Planning, Finance, Director of Marketing for a hotel and General Manager. He joined Marriott Corporation in 1986 as a Sales Manager and subsequently served as a Restaurant Manager and as Director of Food and Beverages. Mr. Marriott serves on
the Board of Directors of Sodexho Marriott Services, Inc.   Mr. Marriott's
business address is 10401 Fernwood Road, Bethesda, MD 20817. Mr. Marriott is a citizen of the United States.

     John B. Morse, Jr. Mr. Morse, a director of Crestline, has held the position of Vice President, Finance, and Chief Financial Officer of The Washington Post Company since 1989. Prior to holding such position, Mr. Morse served as Vice President and Controller of The Washington Post Company from July 1989 to November 1989. Mr. Morse also currently serves as the President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a Partner with the public accounting firm of PricewaterhouseCoopers LLP. Mr. Morse's business address is 1150 15th Street, N.W., Washington, D.C. 20071. Mr. Morse is a citizen of the United States.


     Michael A. Wildish. Mr. Wildish, a director of Crestline, has been a Managing Director in the investment firm of Donaldson, Lufkin & Jenrette since 1997. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Wildish worked in the investment firm of Lazard Freres & Co. LLC, where he served as a General Partner from 1996 to 1997, as Vice President from 1992 to 1995 and as an Associate from 1989 to 1991. Prior to joining Lazard Freres & Co. LLC, Mr. Wildish served as an Associate with the investment firm of Goldman, Sachs & Co. from 1986 to 1989. Mr. Wildish's business address is 277 Park Avenue, New York, New York 10172. Mr. Wildish is a citizen of the United States.

THE PARTNERSHIP AND THE GENERAL PARTNER

     Set forth below is the name, citizenship, current business address, principal occupation and employment history for at least the past five years of each director and executive officer of the General Partner of the Partnership.

     John F. Sexton. Mr. Sexton has been Director of the General Partner since 1993.Mr. Sexton is Chairman of the Board of Directors of EvansMcKinsey Company, a financial consulting firm, a position he has held since 1993. From 1960 to 1993, Mr. Sexton held various positions with Lomas Financial Corporation, serving as Chief Financial Officer from 1989 to 1993. Mr. Sexton has previously served as a director of Americana Hotels and Realty Corp. and as Chairman and Director of Mutual Equity Mortgage. Mr. Sexton's business address is c/o Evans Mckinsey & Company, Sterling Plaza, 5949 Sherry Lane, Suite 1880, Dallas, Texas 75225. Mr. Sexton is a citizen of the United States.

     James C. Leslie. Mr. Leslie has been Director of the General Partner since 1993. Mr. Leslie is President, Chief Operating Officer and a director of the Staubach Company, a national real estate brokerage company. He has been President and Chief Operating Officer of the Staubach Company since January 1996 and has been a director since September 1984. Mr. Leslie served as Chief Financial Officer of the Staubach Company from 1982 to January 1992 when he formed and headed Staubach Financial Services, from January 1992 until February 1996. Mr. Leslie is also President and a board member of Wolverine Holding Company and its affiliated companies. Mr. Leslie serves on the boards of Stratus Properties, Inc., Amresco Capital Trust, and Wyndham International, Inc. Mr. Leslie is a certified public accountant. Mr. Leslie's business address is 6750 LBJ Freeway, Suite 1100, Dallas, Texas 75240. Mr. Leslie is a citizen of the United States.



Larry K. Harvey  See "--Crestline" above.



FORUM A/H, INC. AND FORUM MERGER LIMITED PARTNERSHIP

     Set forth below is the name, citizenship, current business address, principal occupation and employment history for at least the past five years of each director and executive officer of Forum A/H, the general partner of Forum MLP.

     Elizabeth R. Lieberman. Ms. Lieberman joined Host Marriott in 1995 as Assistant General Counsel and became Associate General Counsel in 1997. She also serves as Vice President of Forum A/H and FGI. Prior to joining Host Marriott, Ms. Lieberman was with Marriott Corporation as an attorney since 1988. Ms. Lieberman's business address is 10400 Fernwood Road, Bethesda, Maryland 20817. Ms. Lieberman is a citizen of the United States.

Bruce D. Wardinski  See  "--Crestline" above.

Tracy M.J. Colden  See "--Crestline" above.

Bruce F. Stemerman  See "--Crestline" above.

James L. Francis See "--Crestline" above.


FORUM GROUP, INC.

     Set forth below is the name, citizenship, current business address, principal occupation and employment history for at least the past five years of each director and executive officer of FGI.

Bruce D. Wardinski  See  "--Crestline" above.

Tracy M.J. Colden  See "--Crestline" above

Bruce F. Stemerman  See "--Crestline" above

James L. Francis  See "--Crestline" above

Elizabeth Lieberman. See "--Forum A/H, Inc. and Forum Merger Limited Partnership" above.

                                   SCHEDULE 2

                        FORUM RETIREMENT PARTNERS, L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)


                                   Nine months ended
                                     September 30,                       Fiscal Year
                                   -----------------   ---------------------------------------------
                                    1998       1997     1997     1996     1995     1994       1993
                                   -------    ------   ------   ------   ------   -------   --------
Income (loss) from operations
 before income taxes                $3,615    $1,950   $2,579   $  699   $  297    $  317    ($1,762)
Add (deduct):
  Fixed charges                      3,717     3,839    5,115    5,097    5,261     5,384      6,106
  Capitalized interest                   -       (34)     (34)    (247)     (99)
  Amortization of capitalized
   interest                              -         1        1        9        -         -          -
  Minority interest                     37         2       26        7        1         2         (9)
                                   -------    ------   ------   ------   ------    ------   --------
Adjusted earnings                   $7,369    $5,776   $7,667   $5,566   $5,460    $5,703   $  4,335
                                   =======    ======   ======   ======   ======    ======   ========


Fixed charges:
  Interest on indebtedness and
   amortization of debt expense
   and premium                      $3,717    $3,839   $5,115   $5,097   $5,261    $5,384   $  6,106
                                   -------    ------   ------   ------   ------    ------   --------
Total fixed charges                 $3,717    $3,839   $5,115   $5,097   $5,261    $5,384   $  6,106
                                   =======    ======   ======   ======   ======    ======   ========
Ratio of earnings to fixed charges     2.0x      1.5x     1.5x     1.1x     1.0x      1.1x        --
                                   =======    ======   ======   ======   ======    ======   ========
Deficiency of earnings to fixed
 charges                            $   --    $   --   $   --   $   --   $   --    $   --   $ (1,771)
                                   =======    ======   ======   ======   ======    ======   ========

                                    ANNEX A


AGREEMENT AND PLAN OF MERGER BY AND AMONG FORUM RETIREMENT PARTNERS, L.P., FORUM
   RETIREMENT, INC., FORUM GROUP, INC., and FORUM MERGER LIMITED PARTNERSHIP.

                                October 5, 1998

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 5, 1998, by and among FORUM RETIREMENT PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), FORUM RETIREMENT, INC., a Delaware corporation (the "General Partner"), FORUM GROUP, INC., a Delaware corporation (the "Parent"), and FORUM MERGER LIMITED PARTNERSHIP, a Delaware limited partnership and an indirect subsidiary of the Parent ("Forum MLP").


                                    RECITALS

     WHEREAS, the Partnership has heretofore issued limited partnership units (the "Units"), each representing limited partner interests in the Partnership;

     WHEREAS, the Units have been deposited with a depository (the "Depositary") designated by the General Partner, and the Units are represented by depositary receipts ("Depositary Receipts")

     WHEREAS, the General Partner is the sole general partner of the Partnership;

     WHEREAS, each of the Parent and Forum MLP is an affiliate (as used herein, such term shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) of the General Partner;

     WHEREAS, the Parent wishes to merge Forum MLP with and into the Partnership (the "Merger") pursuant and subject to the terms and conditions of this Agreement, whereby each issued and outstanding Unit not owned directly or indirectly by Forum MLP, the Parent or their affiliates will be converted into the right to receive $5.75 per Unit in cash (the "Merger Consideration");

     WHEREAS, the Board of Directors of the General Partner has established an advisory committee consisting of persons not otherwise affiliated with the Parent or its affiliates (the "Advisory Committee"), and has charged the Advisory Committee to negotiate and determine the fairness of this Agreement and the Merger to the holders of Depositary Receipts other than Parent and its affiliates;

     WHEREAS, the Advisory Committee has considered the fairness of this Agreement and the Merger to the Limited Partners (as defined in the Amended and

Restated Agreement of Limited Partnership of the Partnership dated as of December 29, 1986 (the "Partnership Agreement")) other than the Parent and its affiliates (the "Unaffiliated Limited Partners"), and has, subject to the terms and conditions of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of the Unaffiliated Limited Partners, (ii) recommended that the General Partner approve this Agreement and (iii) recommended that the Merger be approved by the Limited Partners;

     WHEREAS, the General Partner, on its own behalf and on behalf of the Partnership, and the Parent, on its own behalf and on behalf of Forum MLP, have duly approved this Agreement and the Merger, and the General Partner has determined, upon the recommendation of the Advisory Committee, that the Merger is fair to and in the best interests of the Unaffiliated Limited Partners and, subject to the terms and conditions of this Agreement, has recommended that the Merger be approved by the Limited Partners; and

     WHEREAS, the Parent and affiliates of the Parent holding, in the aggregate, approximately 92.9% of the outstanding Units have agreed to consent to approval of this Agreement and the Merger upon submission of this Agreement and the Merger to the Limited Partners for approval (the "Merger Consent") pursuant to
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Partnership Act") and Articles XV and XVI of the Amended and Restated Agreement of Limited Partnership of the Partnership.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, agreements and conditions contained in this Agreement, the parties agree as follows:

                             ARTICLE I  THE MERGER

     1.1 THE MERGER. In accordance with and subject to (a) the provisions of this Agreement, (b) the Certificate of Merger (as hereinafter defined), and (c) the Delaware Partnership Act, at the Effective Time (as hereinafter defined), Forum MLP shall be merged with and into the Partnership in the Merger. As a result of the Merger, the separate existence of Forum MLP shall cease, and the Partnership shall continue as the surviving partnership. The Partnership is hereinafter sometimes referred to as the "Surviving Partnership."

     1.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, an appropriate form of certificate of merger (the "Certificate of Merger") shall be duly executed and filed by the Partnership and Forum MLP on the Closing Date (as hereinafter defined) in the manner provided in Section 17-211 of the Delaware Partnership Act. The Merger shall become effective at such time on the Closing Date as the Certificate of Merger is filed with the Secretary of State of the State of Delaware (or such later time as may be specified in the Certificate of Merger) (the "Effective Time").

     1.3 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement shall have been abandoned pursuant to the provisions of Article VI, and subject to the provisions of Article V, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Washington, D.C. time, on the first Business Day (as hereinafter defined) occurring after the Merger Consent (which shall consist of a solicitation of consents of the Limited Partners during the twenty (20) calendar day period from and after the mailing of the Consent Solicitation Statement (as defined below)) or, if later, the date which is the first Business Day after all of the conditions set forth in Article V hereof shall have been satisfied or waived, or such other date and time which is agreed to in writing by the parties (the "Closing Date"). The Closing shall take place at the offices of Arnold & Porter, 555 12th Street, N.W., Washington, D.C., unless another place is agreed to by the parties. For purposes of this Agreement, "Business Day" shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in Washington, D.C.

     1.4 EFFECTS OF THE MERGER; GENERAL PARTNER. The Merger shall, from and after the Effective Time, have the effects provided for in the Delaware Partnership Act. The General Partner shall be the general partner of the Surviving Partnership until its resignation or removal or until its successor is duly qualified.

     1.5 GOVERNING DOCUMENTS. Following the Effective Time, the Partnership Agreement of the Partnership shall be the partnership agreement of the Surviving Partnership, until amended in accordance with the provisions thereof and applicable law.

     1.6 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Forum MLP, the Partnership, the Surviving Partnership or any holder of any of the following securities:

          (a) Subject to Section 1.8, each Unit which is issued and outstanding immediately prior to the Effective Time and is owned by persons other than the Parent and its affiliates (the "Unaffiliated Unitholders") shall be canceled, extinguished and retired, and be converted into and become a right to receive the Merger Consideration;

          (b) Each Unit which is issued and outstanding immediately prior to the Effective Time and is not owned by an Unaffiliated Unitholder shall be and remain a unit of limited partnership interest in the Surviving Partnership;

          (c) Each partnership interest, general or limited, of Forum MLP issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and retired, and no payment shall be made thereon; and

          (d) The General Partner's general partnership interest in the Partnership shall be and remain a general partnership interest in the Surviving Partnership.

     1.7  PAYMENT.
          -------

          (a) From and after the Effective Time, a bank or trust company designated by the Parent at or prior to the Effective Time and reasonably satisfactory to the Advisory Committee (the "Payment Agent") shall act as payment agent in effecting the payment of the Merger Consideration for Units or Depositary Receipts pursuant to Section 1.6(a) hereof. At or before the Effective Time, the Parent or Forum MLP shall deposit with the Payment Agent the aggregate Merger Consideration in trust for the benefit of the Unaffiliated Unitholders. Promptly after the Effective Time, the Payment Agent shall mail to each record holder of Depositary Receipts a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Depositary Receipt shall pass, only upon delivery of such Depositary Receipts to the Payment Agent) and instructions for use in surrendering such Depositary Receipts and receiving the Merger Consideration for each Unit previously represented thereby. Upon the surrender of each such Depositary Receipt and the payment by the Payment Agent of the Merger Consideration in exchange therefor, such Depositary Receipt shall be canceled. Until so surrendered and exchanged, each such Depositary Receipt held by any Unaffiliated Unitholders shall represent solely the right to receive the Merger Consideration, multiplied by the number of Units represented by such Depositary Receipt, and subject to the rights described in Section 1.8, the holder thereof shall have no rights whatsoever in the Partnership or the Surviving Partnership. Upon the surrender of such outstanding Depositary Receipt, the holder shall receive such Merger Consideration, without any interest thereon. If any cash is to be paid to a name other than the name in which the Depositary Receipt surrendered in exchange therefor is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Depositary Receipt surrendered, or such person shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Payment Agent nor any party hereto shall be liable to a holder of Depositary Receipts for any Merger Consideration or other payments made to a public official pursuant to applicable abandoned property laws. The Surviving Partnership and the Payment Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of Units pursuant to the Merger any taxes or other amounts as are required by applicable law, including without limitation Sections 3406 and 1445 of the Internal Revenue Code of 1986. To the extent that amounts are so withheld by the Surviving Partnership or the Payment Agent, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made.

          (b) Six (6) months after the Closing Date, the Surviving Partnership shall be entitled to the return of all amounts then held by the Payment Agent pursuant to Section 1.7(a) (including earnings thereon), and the Payment Agent's duties shall terminate. Thereafter, any holder of a Depositary Receipt shall look only to the Surviving Partnership (subject to applicable abandoned property, escheat and similar laws) as a general creditor to receive in exchange therefor the Merger Consideration, without any interest thereon.

          (c) At and after the Effective Time, there shall be no transfers on the books of the Surviving Partnership of any Unit other than Units that remain outstanding pursuant to Section 1.6(b) hereof. As of the Effective Time, each Unaffiliated Unitholder shall be deemed to have withdrawn as a limited partner and shall have no further interest in the Partnership or the Surviving Partnership or any allocations or distributions of income, property or otherwise, other than the right to receive the Merger Consideration as provided in this Article I.

     1.8 APPRAISAL RIGHTS. In accordance with Section 17-212 the Delaware Partnership Act the Unaffiliated Unitholders shall have, in respect of the Units held by such Unaffiliated Unitholders, the appraisal rights to the same extent as would be available to a shareholder in such circumstances if the Partnership were a corporation organized under the laws of the State of Delaware.


                       ARTICLE II  APPROVAL OF THE MERGER

     2.1  ACTIONS OF THE PARTNERSHIP AND THE GENERAL PARTNER.   (a) The General
Partner hereby consents to the Merger, agrees in all respects with the terms of this Agreement and, subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby. In connection therewith, by executing this Agreement, the General Partner, as the sole general partner of the Partnership, consents to and approves in all respects this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) on behalf of the Partnership. The General Partner hereby represents that, at a meeting of its Board of Directors duly called and held on October 5, 1998, (i) based upon (x) the opinion of Robert A. Innamorati & Co., Inc., financial advisor to the Advisory Committee (the "Financial Advisor") that, as of the date of this Agreement, the Merger Consideration to be received by the Unaffiliated Unitholders pursuant to the Merger is fair, from a financial point of view, to the Unaffiliated Limited Partners and (y) the recommendation of the Advisory Committee, such Board approved this Agreement and the Merger and has determined that the Merger, considered as a whole, is fair to and in the best interests of the Unitholders and (ii) such Board recommended that the Unitholders of the Partnership approve and adopt this Agreement and the Merger.

     2.2 SOLICITATION OF CONSENTS OF LIMITED PARTNERS OF THE PARTNERSHIP. Promptly after the date of this Agreement, the Partnership shall take all action necessary, in accordance with the Delaware Partnership Act and the Partnership Agreement, to solicit the consents of the Limited Partners to this Agreement and the Merger during the twenty (20) calendar day period following the mailing of the Consent Solicitation Statement (hereinafter defined). The parties agree that the Partnership shall take all commercially reasonable actions necessary to admit as Limited Partners of the Partnership all Assignees (as defined in the Partnership Agreement), as of the record date established by the General Partner. The Parent shall cause, and shall cause each of the affiliates of the Parent holding outstanding Units to cause, all of the Units owned by them to approve and consent to this Agreement and the Merger.

     2.3 CONSENT SOLICITATION STATEMENT. Promptly following the execution of this Agreement, the Partnership shall prepare (and Parent and Forum MLP shall cooperate in preparing) and as soon as reasonably practicable thereafter shall file with the Securities and Exchange Commission ("SEC") a consent solicitation statement with respect to the Merger. Subject to compliance with the rules and regulations of the SEC, the Partnership shall thereafter file with the SEC and mail to Unitholders a definitive consent solicitation statement with respect to the Merger. The term "Consent Solicitation Statement" shall mean such consent solicitation statement at the time it initially is mailed to the Unitholders and all amendments or supplements thereto, if any, similarly filed and mailed. Forum MLP and the Partnership each agree to correct any information provided by it for use in the Consent Solicitation Statement which shall have become false or misleading in any material respect.


                                  ARTICLE III
                         Representations and Warranties
                         ------------------------------

     3.1 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND FORUM MLP. The Parent and Forum MLP each, jointly and severally, represents and warrants to the Partnership as follows:

          (a) Organization and Qualification. The Parent is a corporation validly existing and in good standing under the laws of Delaware. Forum MLP is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware.

          (b) Authority Relative to this Agreement. The Parent has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Forum MLP (through its general partner) has the requisite partnership power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Parent and Forum MLP and the consummation by the Parent and Forum MLP of the transactions contemplated hereby have been duly authorized by the Parent and Forum MLP and no other corporate or partnership action on the part of the Parent or Forum MLP is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Forum MLP and constitutes a valid and binding obligation of each such company, enforceable against each such company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          (c) Financing. The Parent has sufficient available funds to consummate the Merger, and shall make such funds available for such purposes.

          (d) Certain Information. To the knowledge of Parent, without independent inquiry, the written information (other than the Projections (as defined below)) concerning the Partnership supplied to the Advisory Committee by the Parent or any of its affiliates was, taken as a whole, accurate in all material respects at the time such written information was provided. To the knowledge of Parent, without independent inquiry, the financial projections of the results of operations and cash flows relating to the Partnership's properties furnished by the General Partner to the Advisory Committee (the "projections") prepared by Marriott Senior Living Services, Inc., manager of the Partnership's assets (the "Manager"), were based upon the reasonable, good faith assumptions of the General Partner at the time such assumptions were made. For purposes of this Section 3.1(d), the knowledge of the Manager shall not be imputed to Parent.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP. The Partnership represents and warrants to each of the Parent and Forum MLP as follows:

          (a) Organization and Qualification. The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authority Relative to Agreement. The General Partner, pursuant to the Partnership Agreement and the Delaware Partnership Act, has the requisite power and authority to cause the Partnership to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. No other corporate or partnership proceedings on the part of the General Partner or the Partnership are necessary to authorize this Agreement and the transactions contemplated hereby, other than the affirmative vote of the Limited Partners representing a Majority Interest (as defined in the Partnership Agreement). This Agreement has been duly executed and delivered by the Partnership and constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

          (c) General Partner Recommendation. The Board of Directors of the General Partner, upon the recommendation of the Advisory Committee, has duly approved and adopted this Agreement and the Merger on the terms and conditions set forth herein, and has recommended and will recommend that the Unaffiliated Limited Partners approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn or modified if, and only to the extent that, the Advisory Committee, after consultation with and based upon the advice of outside legal counsel, determines in good faith that such action is required for the Board of Directors of the General Partner to comply with its fiduciary duties to Unaffiliated Limited Partners under Delaware law as in effect at the time of such action.

          (d) Fees. Except for the fees payable to Robert A. Innamorati & Co., neither the General Partner nor the Partnership has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.


                             ARTICLE IV  COVENANTS

     4.1 LEGAL CONDITIONS TO MERGER. The General Partner (on behalf of itself and the Partnership), Forum MLP and the Parent shall take all reasonable actions necessary to comply promptly with all legal requirements with respect to the Merger and shall use commercially reasonable efforts to cooperate promptly with and furnish information to the other parties in connection with any such requirements. The General Partner (on behalf of itself and the Partnership), Forum MLP and the Parent shall use commercially reasonable efforts (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), or other third party, required to be obtained or made (or cooperate in the obtaining of any thereof required to be obtained) in connection with the Merger or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the consummation of the transactions contemplated hereby; (iii) to fulfill all conditions pursuant to this Agreement; (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling, the entry thereof and (v) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     4.2 EXPENSES. Whether or not the Merger is consummated, Parent and/or its affiliates (other than the General Partner and the Partnership) shall bear all costs and expenses of each party hereto incurred in connection with the transactions contemplated by this Agreement.

     4.3 ADVISORY COMMITTEE. (a) During the term of this Agreement and until the Effective Time, Parent and the General Partner of the Partnership shall take all actions necessary such that the Advisory Committee of the Board of Directors shall continue in existence without diminution of any of its powers or duties and its members shall consist solely of the directors of the General Partner who currently serve on such committee, or any successors selected by such directors.

          (b) Any amendment or termination of this Agreement by the Partnership, any waiver of any of the Partnership's or the General Partner's rights hereunder, any extension of the time for performance of the Parent or Forum MLP's obligations or other acts hereunder, or any actions to be taken by the Board of Directors of the General Partner in connection with this Agreement, shall require the concurrence of the members of the Advisory Committee; provided, however, that if no members of the Advisory Committee shall then be in office, this Section 4.3(b) shall be inapplicable.

     4.4 INDEMNIFICATION. (a) The General Partner, Parent and Forum MLP agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the General Partner as provided in its charter or by-laws, the Partnership Agreement or in any other document or agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) The Surviving Partnership shall not amend Section 6.9 or 6.10 of the Partnership Agreement as in effect on the date hereof in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or officers of the General Partner.

          (c) For three years from and after the Effective Time, Parent shall use commercially reasonable efforts to maintain directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by Parent's directors' and officers' liability insurance policy on terms no less favorable (in terms of coverage and amounts) to such persons than those of the policy in effect prior to the Effective Time.


                        ARTICLE V  CONDITIONS PRECEDENT

     5.1  CERTAIN CONDITIONS ON THE OBLIGATION OF FORUM MLP TO CONSUMMATE THE
          -------------------------------------------------------------------
MERGER.
------

     The respective obligations of each party to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Effective
Time:

          (a) this Agreement and the Merger shall have been approved and adopted by a Majority Interest (as defined in the Partnership Agreement) in the manner required by the Delaware Partnership Act and the Partnership Agreement;

          (b) All consents and approvals prescribed by law which are necessary to the consummation of the transactions contemplated hereby shall have been obtained, and all statutory waiting periods in respect thereof shall have expired.

          (c) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise been terminated.

          (d) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Entity nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would make the acquisition or holding by the Parent, its subsidiaries or affiliates of the Units of the Surviving Partnership illegal or otherwise prevent the consummation of the Merger or make the consummation of the Merger illegal.


                            ARTICLE VI - TERMINATION

     6.1 TERMINATION. This Agreement may be terminated, and the Merger contemplated herein may be abandoned, at any time prior to the Effective Time, whether prior to or after approval of the Merger by the Unitholders:

          (a) by the Parent or the Partnership, if either party concludes in good faith that any of the conditions specified in Article V cannot be satisfied in a timely manner; or

          (b) by the Parent and the Partnership, by their mutual agreement, provided such termination is authorized by the members of the Advisory Committee; or

          (c) by either the Partnership (with the consent of the members of the Advisory Committee) or the Parent (without the consent of the members of the Advisory Committee):

               (i) if the Effective Time has not occurred prior to March 31, 1999; provided that the party seeking to terminate this Agreement pursuant to this clause 6.1(c)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date; or

               (ii) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable .

     6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 6.1 hereof, this Agreement shall forthwith become void, except (i) as set forth in this Section 6.2 and in Sections 4.2 and
4.4 and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, and there shall be no liability on the part of the Parent, Forum MLP, the General Partner or the Partnership, or any of their respective directors or officers.

                        ARTICLE VII  GENERAL PROVISIONS

     7.1 AMENDMENT. This Agreement may not be amended except by (i) an instrument in writing signed on behalf of each of the parties hereto and (ii) prior approval of such amendment by the members of the Advisory Committee provided, however, that after approval of the Merger by the Limited Partners, no amendment may be made which would: (a) alter or change the Merger Consideration; or (b) alter or change any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the Limited Partners in each case without the further approval of a Majority Interest (as defined in the Partnership Agreement).

     7.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The respective representations and warranties of the Parent, Forum MLP and the Partnership contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter none of the Partnership, the Parent or Forum MLP or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     7.3 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement contains the entire agreement among the Partnership, the Parent and Forum MLP with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, among such parties with respect thereto. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     7.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses as shall be specified by a party by like notice):

        Forum Group, Inc.

        10400 Fernwood Road
        Bethesda, MD 20817-1109
        Attention:  David L. Buckley

with a copy to:

        Arnold & Porter
        555 12th Street, N.W.
        Washington, D.C.  20004
        Attention:  Andrew Pace

and:

        Mr. John Sexton
        Chairman, Advisory Committee of
        Forum Retirement, Inc.
        c/o Evan-Mckinsey & Company
        Sterling Plaza
        5949 Sherry Lane, Suite 1880
        Dallas, TX  75225

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery if received prior to 5:00 p.m. Washington, D.C. time on such date, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

     7.5 PUBLIC ANNOUNCEMENTS. The General Partner, on behalf of itself and the Partnership, and the Parent and Forum MLP shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make such public statement prior to such consultation except as may be required by law or the rules of the American Stock Exchange.

     7.6 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     7.7 INTERPRETATION. When a reference is made in this Agreement to subsidiaries of Forum MLP, the Parent, the General Partner or the Partnership, the word "subsidiaries" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Parent, Forum MLP, the General Partner or the Partnership, as the case may be. For purposes of this Agreement, the Partnership shall not be deemed to be an affiliate or subsidiary of the Parent or Forum MLP.

     7.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.9 BENEFITS; ASSIGNMENT. Except for Section 4.4 hereof, this Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder. This Agreement shall not be assigned (other than by operation of law); provided, however, that notwithstanding the foregoing, the parties hereto acknowledge that Forum MLP shall have the unrestricted right to assign all of its respective rights and obligations hereunder to a wholly-owned affiliate of the Parent or Forum MLP; provided, further, that notwithstanding such assignment, Forum MLP shall not be released from its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7.10 LIMITATION OF LIABILITY. In no event shall any partner (other than the General Partner) or representative of the Partnership or any direct or indirect stockholder, officer, director, partner or representative of the General Partner or any other such person, be personally liable for any obligation of the Partnership or the General Partner under this Agreement. In no event shall recourse with respect to the obligations under this Agreement of the Partnership or the General Partner be had to the assets or business of any person other than the Partnership or the General Partner, respectively.

     7.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of laws provisions thereof.

     IN WITNESS WHEREOF, the Partnership, the General Partner, the Parent and Forum MLP have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

                        FORUM RETIREMENT PARTNERS, L.P.

                        By:  Forum Retirement, Inc., its General Partner


                        By: /s/ Christopher G Townsend
                            ----------------------------
                        Name: Christopher G Townsend
                        Title:   Vice-President

                        FORUM RETIREMENT, INC.


                        By: /s/ Christopher G Townsend
                           ----------------------------
                        Name: Christopher G Townsend
                        Title:   Vice-President


                        FORUM GROUP, INC.


                        By: /s/ David L. Buckley
                            --------------------
                        Name: David L. Buckley
                        Title:   Vice-President


                        FORUM MERGER LIMITED PARTNERSHIP

                        By:  Forum A/H, Inc., its General Partner

                        By: /s/ David L. Buckley
                           --------------------
                        Name: David L. Buckley
                        Title:   Vice-President

October 5, 1998


Advisory Committee of the Board of Directors
Forum Retirement, Inc.
c/o Host Marriott Corporation
10400 Fernwood Road
Bethesda, MD  20817-1109

Attn:  Mr. John Sexton
  Mr. James Leslie

Gentlemen:

We understand that pursuant to a proposal presented to you by Host Marriott Corporation ("Host Marriott"), it is proposed that Forum Merger Limited Partnership, an indirect subsidiary of Host Marriott ("Forum MLP"), will be merged (the "Merger") with and into Forum Retirement Partners, L.P. (the "Partnership"). As a result of the Merger, the separate existence of Forum MLP will cease, and the Partnership will continue as the surviving partnership. In connection with the Merger, each of the outstanding preferred depositary units (the "Units") representing preferred limited partners' interests in the Partnership, other than Unites held by Forum Group, Inc. (the "Parent") and its affiliates, will be converted into the right to receive $5.75 in cash. The proposed terms and conditions of the Merger are set forth in the October 5, 1998 draft of the Agreement and Plan of Merger dated October 5, 1998 (the "Draft Merger Agreement") by and among the Partnership, Forum Retirement, Inc. (the "General Partner"), the Parent, and Forum MLP.

You have asked us whether, in our opinion, the proposed cash consideration to be received by the holders of Units, other than the Parent and its affiliates (the "Unaffiliated Limited Partners"), is fair to such Unaffiliated Limited Partners, from a financial point of view.

In arriving at our opinion, we have reviewed the Draft Merger Agreement and financial and other information that was publicly available or furnished to us by the General Partner or its affiliates and representatives, including certain financial projections for the Partnership and information provided by the General Partner or its affiliates in discussions therewith concerning the Partnership's business, operations and future prospects. In addition, we have compared certain financial and securities data of the Partnership with various other entities in similar businesses whose securities are traded in public markets, reviewed other similar cash transactions and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering the opinion set forth below, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information obtained by us from public sources and provided to us by the General Partner or its affiliates and representatives. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis of the best currently available estimates and judgments of the management of the General Partner or its affiliates, and with reasonable assumptions as to the future operating and financial performance of the Partnership. We have neither made nor obtained any independent appraisal of the assets or liabilities of the Partnership nor have we conducted any physical inspection of the properties and facilities of the Partnership.

Our opinion is necessarily based on the status and condition of the Partnership and economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise this opinion. This opinion is being delivered pursuant to the terms and conditions agreed to in the engagement agreement between the General Partner and ROBERT A. INNAMORATI & CO., INC.

Our services and the opinion expressed herein are provided for the information of the Advisory Committee in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation as to how anyone should vote on the proposed Merger.

Based on the foregoing and such other factors as we deem relevant, we are of the opinion that the proposed cash consideration to be received by the Unaffiliated Limited Partners pursuant to the Merger is fair to such Unaffiliated Limited Partners, from a financial point of view.

Very truly yours,

/s/ Robert A. Innamorati & Co., Inc.

ROBERT A. INNAMORATI & CO., INC.

                                    Annex C

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

ss.262 Appraisal Rights.

(a) any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   Annex D
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K


                        Pursuant to Section 13 or 15(d)
                    of The Securities Exchange Act of 1934

                  For the Fiscal Year Ended December 31, 1997
                        Commission File Number:  1-9302

                        FORUM RETIREMENT PARTNERS, L.P.

        Delaware                                         35-1686799
(State of Incorporation)                              (I.R.S. Employer
                                                   Identification Number)

                              10400 Fernwood Road
                              Bethesda, MD  20817
                           Telephone:  (301) 380-9000

Securities registered pursuant to Section 12(b) of the Act:

        Title of Each Class            Name of Each Exchange on Which Registered
Preferred Depository Units Representing                  American Stock Exchange
Preferred Limited Partners' Interests

       Securities registered pursuant to Section 12(g) of the Act:  None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days:       Yes   x   No

     There were 15,285,248 Preferred Depository Units outstanding as of March 18, 1998.

     The aggregate market value of the voting stock held by non-affiliates of the registrant (excluding units owned by the Registrant's General Partner or its Affiliates) was $14,658,094 as of March 18, 1998.

                                     PART I

Forward-Looking Statements

     Certain matters discussed herein are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Forum Retirement Partners, L.P. (the "Partnership") to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Partnership believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the Partnership's filings with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Item 1.  Business.

         Forum Retirement Partners, L.P. (the "Partnership") is a Delaware limited partnership that was formed in 1986 to own retirement communities ("RCs") originally developed or acquired by Forum Group, Inc. ("Forum Group"). As of March 19, 1998, the Partnership owned nine upscale senior living properties with 1,731 units. Forum Retirement, Inc., a wholly-owned subsidiary of Forum Group, Inc., is the general partner of the Partnership (the "General Partner") and owns a one percent interest in the Partnership and a one percent partnership interest in a subsidiary operating partnership in which the Partnership owns a ninety-nine percent limited partnership interest. The General Partner's interest in the subsidiary operating partnership is reflected in the statements of operations as a reduction of the income or loss of the Partnership. Forum Group beneficially owns approximately 79% of the outstanding Preferred Depository Units (the "Units") representing preferred limited partner interests in the Partnership.

         On June 21, 1997, HMC Senior Communities, Inc. ("HMCSC"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"), acquired all of the outstanding stock of Forum Group from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("MI"). In connection with the acquisition, Forum Group assigned to MSLS its interest as manager under a long-term management agreement (the "Management Agreement") for the nine senior living communities owned by the Partnership.

         The Partnership has an on-going expansion program related to all of its communities in an effort to further improve the Partnership's results of operations. The expansions are designed to add capacity to and/or modify the uses of existing facilities to increase earnings without incurring substantial land acquisition and common area build-out costs. Certain expansions will require additional regulatory approvals. The expansion program consists of eleven separate projects expected to increase the total number of units by 292, or 18% of total units, at an estimated capital cost of $20 million. Currently, six expansion projects have been completed, two expansion projects are under construction and another three expansion projects are in active development or design. The three remaining projects in development or design are expected to begin construction by the end of 1998 or early 1999. The six completed projects increased the total number of units by 113, at a cost of $7.9 million.

         The Partnership is financing and intends to continue to finance this expansion program from the Partnership's cash flow from operations. If cash flow from operations is insufficient to complete future expansions on a timely basis, the expansion may be delayed, reduced in scope or discontinued. The terms of the Partnership's current debt agreement restrict the Partnership from incurring additional third-party financing (other than $1 million of equipment financing) and prohibit the imposition of liens on the Partnership's assets. There can be no assurance that a waiver can be obtained from the lender to permit any third party financing, or whether, when and on what terms, any such financing may be available. As a result of the capital required to fund the expansion program, the Partnership does not expect to make distributions to limited partners for the foreseeable future.

Item 2.  Properties.

         The Partnership (through an operating limited partnership in which the Partnership is the 99% limited partner and the General Partner is the 1% general partner) owns nine senior living communities with 1,731 units in Delaware, Florida, New Mexico, South Carolina and Texas (collectively, the "Properties"). In connection with the acquisition of Forum Group by HMCSC, Forum Group assigned to MSLS its interest as manager under a long-term management agreement for the nine senior living communities owned by the Partnership.

         Seven of the nine communities consist of independent living, assisted living and nursing components. The remaining two communities provide assisted living and nursing components only.

         Independent living components, which represent 44% of the Partnership's senior living units, contain a variety of accommodations, together with amenities such as dining facilities, lounges, and game and craft rooms. All residents of the independent living components are provided security, meals, and housekeeping and linen service. Emergency healthcare service is available upon demand 24 hours a day from on-site staff, and each independent living unit is equipped with an emergency call system. The independent living components of the Properties consist of apartments and, in the case of Foulk Manor North, villas. Each resident enters into a residency agreement that may be terminated by the resident, generally requiring 30 days notice. Although there can be no assurance that available independent living units will be reoccupied as residency agreements expire or are terminated, since 1988 at least 80% of the residents of the apartments and villas have renewed their residency agreements from year to year.

         Assisted living components, which represent 18% of the Partnership's senior living units, provide a supportive environment that encourages independent living. Residents have private or semiprivate units, eat meals in a private dining room, and are provided the added services of scheduled activities, housekeeping and linen service, preventive health surveillance, periodic health monitoring, security and transportation services, assistance with activities of daily living, and emergency care. Additionally, skilled nursing and therapy services are generally available.

         Nursing components, which represent 38% of the Partnership's senior living units, provide residents a full range of nursing care. Residents have private or semiprivate rooms, and share communal dining and social facilities. In most instances each resident of the independent living component of a Property is entitled to priority admission in the assisted living (if any) or nursing component.

         Some communities also provide ancillary healthcare services, including the operation of an adult day care center on the premises of one community.

The following table indicates the name, location and current capacity for each property:

                                                     Capacity
                                    -----------------------------------------
                                    Independent  Assisted
                                      Living      Living    Nursing     Total
Name And Location                      Units      Units      Units      Units
-----------------                      -----      -----      -----      -----

The Forum at Lincoln Heights             151          30        60        241
San Antonio, Texas

Foulk Manor North                         58          11        46        115
Wilmington, Delaware

Foulk Manor South                         --          56        57        113
Wilmington, Delaware

Millcroft                                 62          36       100        198
Newark, Delaware

The Montebello on Academy                114          35        60        209
Albuquerque, New Mexico

The Montevista at Coronado               123          15       109        247
El Paso, Texas

Myrtle Beach Manor                        --          68       104        172
Myrtle Beach, South Carolina

The Park Summit of Coral Springs         192          50        35        277
Coral Springs, Florida

Shipley Manor                             62          15        82        159
Wilmington, Delaware
                                     -------     -------   -------    -------
     Total units                         762         316       653      1,731
                                     =======     =======   =======    =======

     The overall average occupancy rate for the Properties for 1997 was 92.8%. The degree of utilization of each facility is dependent on many factors. Occupancy rates may be adversely affected by the opening of newly developed facilities and the expansion or renovation of competing facilities. Expansion of the Properties may adversely impact occupancy during the development and lease-up process, as was the case during 1997 at certain of these properties.

Mortgages

     On December 28, 1993 the Partnership entered into a loan agreement with Nomura Asset Capital Corporation ("Nomura") pursuant to which Nomura provided approximately $50,707,000 in new financing (the "Nomura Loan"). The proceeds of the Nomura Loan were used to prepay the remaining balances of certain of the Partnership bank debt scheduled to mature on December 31, 1993 and to prepay the Partnership's split coupon first mortgage notes due July 1, 1996, to pay fees and expenses related to the financing and to fund reserves. The Nomura Loan is secured by first priority mortgages on the Partnership's Properties and by security interests in substantially all of the Partnership's other assets.

     The principal amount outstanding under the Nomura Loan at December 31, 1997 was $46.9 million, which bears interest at 9.93% per annum. See "Item 1 - Business" and Note 7 of the accompanying Consolidated Financial Statements for additional information regarding the Nomura Loan.

Sources of Payment

     The independent and assisted living components of the Properties receive direct payment for resident occupancy solely on a private pay basis. The nursing components of the Properties receive payment for resident care directly on a private pay basis, including payment from private health insurance, and from governmental reimbursement programs such as the federal Medicare program for certain elderly and disabled residents, and state Medicaid programs for certain financially qualified residents.

     The following table indicates the approximate percentages of operating revenues for each of the last five years derived by the Partnership from private sources, and from Medicare and Medicaid:

                               INDEPENDENT AND ASSISTED LIVING COMPONENTS
                               ------------------------------------------
SOURCE                         1997      1996     1995     1994     1993
------                         ----      ----     ----     ----     ----

Private                          100%      100%     100%     100%     100%
Medicare/Medicaid                 --        --       --       --       --
                                ----      ----     ----     ----     ----
Total                            100%      100%     100%     100%     100%
                                ====      ====     ====     ====     ====

                                       NURSING COMPONENTS
                               -------------------------------------------
SOURCE                         1997      1996     1995     1994     1993
------                         ----      ----     ----     ----     ----

Private                           55%       61%      65%      65%      69%
Medicare/Medicaid                 45%       39%      35%      35%      31%
                                ----      ----     ----     ----     ----
Total                            100%      100%     100%     100%     100%
                                ====      ====     ====     ====     ====

                                         TOTAL PROPERTIES
                               -------------------------------------------
SOURCE                         1997      1996     1995     1994     1993
------                         ----      ----     ----     ----     ----

Private                           75%       79%      82%      82%      85%
Medicare/Medicaid                 25%       21%      18%      18%      15%
                                ----      ----     ----     ----     ----
Total                            100%      100%     100%     100%     100%
                                ====      ====     ====     ====     ====

     Most private insurance carriers reimburse their policyholders, or make direct payment to facilities, for covered services at rates established by the facilities. Where applicable, the resident is responsible for any difference between the insurance proceeds and the total charges. In certain states, Blue Cross plans pay for covered services at rates negotiated with facilities. In other states, Blue Cross plans are administered under contracts with facilities providing for payment under formulae based on the cost of services. The Medicare program also make payments under a cost-based reimbursement formula. Under the Medicaid program, each state is responsible for developing and administering its own reimbursement formula.

     Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings, interpretations and discretion which affect payments made under those programs. In addition, the federal and state governments might reduce the funds available under those programs in the future or require more stringent utilization of healthcare facilities. Those measures could adversely affect the Partnership's future revenues and, therefore, the value of the Properties.

     Various legislative and industry groups are studying numerous healthcare issues, including access, delivery, and financing of long-term healthcare, and at any given time there are numerous federal and state legislative proposals relating to the funding and reimbursement of healthcare costs. It is difficult to predict whether these proposals will be adopted or the form in which they might be adopted, and no assurance can be given that any such legislation, if adopted, would not have a material effect on the Partnership or the value of the Properties.

Regulation And Other Factors

     Healthcare facility operations are subject to federal, state, and local government regulations. Facilities are subject to periodic inspection by state licensing agencies to determine whether the standards necessary for continued licensure are being maintained. In granting and renewing licenses, the state agencies consider, among other things, buildings, furniture, and equipment; qualifications of administrative personnel and staff; quality of care; and compliance with laws and regulations relating to operation of facilities. State licensure of a nursing facility is a prerequisite to certification for participation in the Medicare and Medicaid programs. Requirements for licensure of assisted living components are generally less comprehensive and stringent than requirements for licensure of nursing facilities. Most states do not have licensure requirements for the independent living components of RCs, except to the extent that such independent living components are associated with the provision of healthcare services. The Properties are presently in substantial compliance with all applicable federal, state and local regulations with respect to licensure requirements. However, because those requirements are subject to change, there can be no assurance that the Properties will be able to maintain their licenses upon a change in standards, and future changes in those standards could necessitate substantial expenditures by the Partnership to comply therewith.

Competition

     The Properties compete with various senior living facilities in each property's respective geographical market areas. Competing facilities are operated on a national, regional, and local basis by religious groups and other nonprofit organizations, as well as by private operators, some of which have substantially greater resources than the Partnership. Some of the national and regional competitors in the senior living industry are: Manor Care, Sunrise Assisted Living, Care Matrix and Kapson Senior Quarters. The independent living components of the Properties face competition from all the various types of residential opportunities available to the elderly. However, the number of RCs that offer on-premises healthcare services is limited. The assisted living and nursing components of the Properties compete with other assisted living and nursing facilities. Because the target market segment of the Properties (i.e., full-service RCs) is relatively narrow, the risk of competition may be higher than with some other types of RCs, and assisted living and nursing facilities, developed in close proximity to them.

     Significant competitive factors for attracting residents to the independent living components of the Properties include price, physical appearance, and amenities and services offered. Additional competitive factors for attracting residents to the assisted living and nursing components of the Properties include quality of care, reputation of the manager, physician and nursing services available, and family preferences. The Partnership believes that its RC's rate high in each of these categories, except that its RC's are generally more expensive than competing facilities.

Option Agreement

     Pursuant to an option agreement (the "Option Agreement") entered into at the time of the Partnership's formation, Forum Group has the option to purchase, for a price equal to the appraised fair market value thereof, any RC which the Partnership determines to sell. Accordingly, consummation of any transaction to sell any of the Properties would be subject to, among other limitations, the election of Forum Group not to exercise such option. Under the Option Agreement, the Partnership has an option, subject to certain limitations and restrictions, to purchase up to 15 additional RCs developed by Forum Group or any wholly owned (or in certain circumstances partly owned) affiliate of Forum Group at the lower of the appraised value of the RC or the sum of 115% of the costs incurred in connection with development of the RC and an amount equal to net operating losses incurred between completion and the purchase.

Employees

     Neither the General Partner nor the Partnership has any employees. Host Marriott provides the services of certain employees (including the General Partner's executive officers) to the Partnership and the General Partner. The Partnership and the General Partner anticipate that each of the executive officers of the General Partner will generally devote a sufficient portion of his or her time to the business of the Partnership. However, each of such executive officers also will devote a significant portion of his or her time to the business of Host Marriott and its other affiliates. No officer or director of the General Partner or employee of Host Marriott devotes a significant percentage of time to Partnership matters. To the extent that any officer, director or employee does devote time to the partnership, the General Partner or Host Marriott, as applicable, is entitled to reimbursement for the cost of providing such services. As of March 9, 1998, MSLS had approximately 1,200 employees working on the premises of the Partnership's nine communities pursuant to the Management Agreement.

Item 3.  Legal Proceedings.

On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the General Partner and Forum Group alleging breach of the partnership agreement ( the "Partnership Agreement"), breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, Marriott Senior Living Services, Inc., the General Partner, Forum Group and Host Marriott Corporation entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott Corporation agreed to purchase, at a price of $4.50 per unit, the Partnership units of each Limited Partner electing to join in the Settlement Agreement. A subsidiary of Host Marriott Corporation currently holds 79% of the outstanding units in the Partnership. Host Marriott Corporation also agreed to pay as much as an additional $1.25 per unit to the settling Limited Partners, under certain conditions, in the event that Host Marriott within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by Host Marriott Corporation or the settling Limited Partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

In connection with the Settlement Agreement on March 25, 1998, Host Marriott acquired 1,000,894 limited partner shares for $4,504,023. As a result of this purchase, Host Marriott's ownership interest in the Partnership is approximately 86%.

Item 4.  Submission Of Matters To A Vote Of Security Holders.

         None.

                                    PART II

Item 5. Market For The Partnership's Common Equity And Related Unitholder
Matters.

     The preferred depository units are listed on the American Stock Exchange and are traded under the symbol "FRL". The following tables set forth, for the fiscal periods indicated, the high and low sales prices per unit, as reported in the consolidated transaction reporting system. The approximate number of record holders of Preferred Depository Units as of March 19, 1998 was 374. The Partnership has not declared or made any distributions on Preferred Depository Units for the last seven years. The Partnership intends to invest its excess cash flow in its expansion program and does not expect to make distributions on Preferred Depository Units in the foreseeable future. There necessarily can be no assurance as to whether or when, or at what level, any future cash distributions to holders of Units will be made. See "Item 1 - Business" for a discussion of possible cash needs for expansions of the Partnership's RCs.

1996                                                   High      Low
----                                                   ----      ----
First Quarter                                            $5      $2-11/16
Second Quarter                                            4      3-1/4
Third Quarter                                         3-5/8      3-1/8
Fourth Quarter                                        3-3/4      3

1997                                                   High      Low
----                                                   ----      ---
First Quarter                                        $3-3/4      $3
Second Quarter                                      3-10/16      2-15/16
Third Quarter                                         4-3/4      3
Fourth Quarter                                        5-7/8      4-1/4

1998                                                   High      Low
----                                                   ----      ---
First Quarter (through March 18, 1998)               $4-5/8      $4-9/16

Item 6.  Selected Financial Data.

                                          Years Ended December 31
                                --------------------------------------------
                                1997      1996      1995      1994      1993
                                ----      ----      ----      ----      ----
Income Statement Data              (in thousands except per Unit amounts)
Revenues                      $ 17,614  $ 16,283  $ 15,135  $ 15,093  $ 13,046
Income (loss) before
 extraordinary charge            2,579       699       297       317    (1,762)
Extraordinary charge -
 early extinguishment
  of debt                           --        --        --        --    (2,917)
Net income (loss)                2,579       699       297       317    (4,679)
General Partner's interest
 in net income (loss)               26         7         3         3       (47)
Limited Partners' interest
 in net income (loss)            2,553       692       294       314    (4,632)
Average number of Units
 outstanding                    15,285    15,285    15,285    15,285    10,317
Basic and diluted earnings
 (loss) per limited partner
 Unit:
 Income (loss) before
  extraordinary charge             .17       .05       .02       .02      (.17)
 Extraordinary charge               --        --        --        --      (.28)
 Net income (loss)                 .17       .05       .02       .02      (.45)

Balance Sheet Data
Total assets                  $109,670  $106,510  $110,610  $111,163  $110,480
Long-term obligations           46,854    47,984    49,007    49,934    50,707
Partners' Equity                42,187    39,608    38,909    38,612    38,386

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

1997 Compared to 1996

Revenues. Revenues represent gross property routine and ancillary sales less property-level expenses. Routine service revenues are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds which are recognized monthly based on the terms of the residents' agreements. Ancillary service revenues are generated on a "fee for service" basis for supplementary items requested by residents and are recognized as the services are provided. Revenues increased $1,331,000, or 8.2%, to $17,614,000 for 1997. The revenue increase is primarily the result of increases in residency fees and charges in the independent living, assisted living and nursing components, the favorable impact of the expansion units and increases in therapy and other ancillary healthcare services. However, the increases in gross sales also resulted in increased department costs due to a higher level of nursing and therapy staffing as well as an increase in the amount of therapy and ancillary healthcare services, resulting from the expansions described above. Combined average occupancy (calculated based on the number of units occupied during the respective period) at the nine senior communities was 92.8% for the year ended December 31, 1997, a decrease of approximately 1.6% compared to 1996.

     The Partnership has not made any distributions on its Units in the past seven years. Recently, this has been primarily due to the level of expansion activity at several of its communities. The Partnership believes that operating results can be expected to improve as a result of the expansion program. Furthermore, the Partnership believes that it can continue to sustain high levels of occupancy at the senior communities while enhancing operating margins and performance. There necessarily can be no assurance that operating results will improve or as to whether or when, or at what levels, any distributions will be made. Implementation of the Partnership's expansion plan will negatively affect the Partnership's level of distributable cash, if any, until the expansion plan is completed. See "Item 1 - Business" for a discussion of the Partnership's expansion efforts.

     Operating Costs and Expenses. Operating costs and expenses consist of depreciation and amortization, base management fees, real and personal property taxes, insurance and certain other costs. The Partnership's operating costs and expenses decreased $230,000, or 2.3%, to $9,946,000 for 1997 generally due to lower depreciation and property taxes, partially offset by increased management fees as a result of the gross sales increase discussed above. As a percentage of revenues, operating costs and expenses decreased from 62.5% in 1996 to 56.5% in 1997.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the operating profit increased $1,561,000, or 25.6% to $7,668,000 in 1997. As a percentage of revenues, operating profit increased to 43.5% in 1997 from 37.5% in 1996.

     Interest Expense. Interest expense increased nominally to $5,115,000 in 1997 from $5,097,000 in 1996.

     Net Income. Net income in 1997 was $2,579,000 compared to a net income of $699,000 in 1996. The net income per limited partner unit for 1997 was $.17 per share, compared to $.05 per share for 1996.

     Income Taxes. The Omnibus Budget Reconciliation Act of 1987, as amended by the Taxpayer Relief Act of 1997 (the "Act"), provided that certain publicly traded partnerships should be treated as corporations for federal income tax purposes. A provision of the Act allows certain publicly traded partnerships which would otherwise become subject to tax as a corporation beginning in 1998 or, in certain cases, to elect to be subject to a special tax on gross income from its active conduct of a trade or business, and continue to avoid being treated as a corporation for federal income tax purposes. The tax generally applies to a partnership's gross income at the rate of three and one half percent, effective for taxable years beginning after December 31, 1997.

     Alternatives available to the Partnership to avoid corporate taxation for tax years beginning after December 31, 1997 include: (i) selling or otherwise disposing of all or substantially all of the Partnership's assets pursuant to a plan of liquidation and (ii) converting the Partnership into a real estate investment trust or other type of legal entity. Such actions are prohibited or restricted under the Partnership's current financing and would require the granting of a waiver by the lender thereunder. The General Partner does not believe that these are viable alternatives.

   Had the Partnership historically been taxed as a corporation, income tax expense recognized for the periods presented in the accompanying Statements of Operations would have approximated $1,042,000, $282,000, and $119,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Had the Partnership been taxed under the elective provisions of the Act for the periods presented, tax incurred by the Partnership would have been approximately $2,049,000, $1,880,000, and $1,743,000 for 1997, 1996 and 1995, respectively.

   The Partnership has not elected to pay the special tax on gross income and will continue to be treated as a partnership. As a result, for federal tax purposes beginning in 1998, corporate income tax will be assessed upon and paid for by the Partnership. Effective January 1,1998, the Partnership will recognize a deferred tax liability of approximately $8 million representing the excess of the Partnership's book basis in its assets over its tax basis as of that date, with a corresponding one-time charge against income in 1998. The excess results from the cumulative tax effect of temporary differences between the book and tax treatment of certain items principally depreciation.

1996 Compared to 1995

   Revenues. Revenues increased $1,148,000, or 7.6%, to $16,283,000 in 1996 as compared to 1995. The revenue increase is primarily the result of increases in residency fees and charges in the independent living, assisted living and nursing components, occupancy increases at a majority of the senior communities and the favorable impact of expansion units at four communities. Each of the nine senior communities experienced revenue increases in 1996.

   Operating Costs and Expenses. Operating costs and expenses increased $863,000, or 9.3%, to $10,176,000 over the comparable period last year. The increase in operating costs and expenses is primarily related to increases in depreciation and amortization expense as a result of additions to property and equipment, including additions related to the expansions discussed above. Management fees increased as a function of the increase in sales. As a percentage of revenues, operating costs and expenses increased to 62.5% in 1996 as compared to 61.5% in 1995.

   Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Partnership's operating profit increased $285,000, or 4.9%, to $6,107,000 in 1996. As a percentage of revenues, operating profit decreased to 37.5% in 1996 from 38.5% in 1995.

   Interest Expense. Interest expense decreased by 3% to $5,097,000, due primarily to a reduction in the principal amount of debt.

   Net Income. Net income for 1996 was $699,000 compared to a net income of $297,000 in 1995. The net income per limited partner unit for 1996 was $.05 per share, compared to $.02 per share for 1995.

Liquidity and Capital Resources

   Capital Transactions. At December 31, 1997, the Partnership had cash and cash equivalents of $6,459,000 and restricted cash of $2,452,000 which is included in other assets on the balance sheet. The Partnership believes that it has adequate liquidity to meet its foreseeable working capital requirements.

   The Partnership has an on-going expansion program related to all of its communities in an effort to further improve the Partnership's results of operations. The expansions are designed to add capacity to and/or modify the uses of existing facilities to increase earnings without incurring substantial land acquisition and common area build-out costs. Certain expansions will require additional regulatory approvals. The expansion program consists of eleven separate projects expected to increase the total number of units by 292, or 18% of total units, at an estimated cost of $20 million.

   The Partnership is financing and intends to continue to finance this expansion program with cash from operations. If cash flow from operations is insufficient to complete future expansions on a timely basis, the expansion may be delayed, reduced in scope or discontinued. The terms of the Partnership's current debt agreement restrict the Partnership from incurring additional third-party financing (other than $1 million of equipment financing) and prohibit the imposition of liens on the Partnership's assets. There can be no assurance that a waiver can be obtained from the lender to permit any third party financing, or whether, when and on what terms, any such financing may be available. As a result of the capital required to fund the expansion program, the Partnership does not expect to make distributions to the limited partners in the foreseeable future.

   The implementation of the expansion program and its impact on the value of an investment in the Partnership is subject to a number of variables, including without limitation, the availability of cash flow from operations, the ability to obtain required zoning variances and permits from local government authorities and the timing thereof, whether development and construction costs are higher or lower than anticipated, whether construction is completed faster or slower than anticipated, whether newly added units are occupied faster or slower than anticipated and whether operating costs are higher or lower than anticipated.

   The management fee payable to Forum Group of $15,780,000 for all periods from the formation of the Partnership in 1986 to December 31, 1993 was deferred. Management fees for periods after December 31, 1993 are being paid quarterly, in arrears. Deferred management fees are payable to Forum Group out of proceeds of sales and refinancings after making distributions of those proceeds in an amount sufficient to (i) meet limited partners' tax liabilities, (ii) repay limited partners' capital contributions, and (iii) pay a 12% cumulative, simple annual return on limited partners' unrecovered capital contributions. Deferred management fees become immediately due and payable in the event that the Management Agreement is terminated, which may occur under certain conditions including, but not limited to, if Forum Retirement, Inc. is removed as the General Partner and 80% of the limited partners' interest vote to terminate such agreement. The Partnership is unable to predict when or if management fees deferred prior to January 1, 1994 will become payable.

   Debt Payments. At December 31, 1997, the Partnership had approximately $47 million in mortgage debt secured by the Partnership's communities. Required principal maturities on the mortgage debt are $1,247,000 in 1998, $1,376,000 in 1999, $1,520,000 in 2000 and the remaining balance of $42,712,000 in 2001.

   Cash Flows. The Partnership's operating activities provided $7,372,000, $7,914,000 and $2,988,000 of cash flow in 1997, 1996 and 1995. Cash provided by operations, excluding changes in other operating accounts, was $6,891,000, $5,203,000 and $4,289,000 in 1997, 1996 and 1995, respectively, due to improved results for the RCs.

   The Partnership's cash used in investing activities in 1997, 1996 and 1995 totaled $6,025,000, $3,607,000 and $4,519,000, respectively. Cash used in investing activities primarily consists of the cost of new expansion units and the funding of other capital additions, improvements and renewals and replacements to existing community facilities.

   The Partnership's cash used in financing activities was $1,087,000, $1,068,000 and $1,097,000 in 1997, 1996 and 1995, respectively. The
Partnership's cash used in financing activities primarily consists of principal payments on the secured mortgage debt of the RCs.

   Inflation. Management does not believe that inflation has had a material effect on net income. To the extent possible, increased costs are recovered through increased residency fees and charges.

Item 8.  Financial Statements and Supplementary Data.

The following consolidated financial statements are filed under this Item:

                                                                           Page
                                                                           -----

Reports of Independent Public Accountants                                  13-14
Consolidated Balance Sheets - December 31, 1997 and 1996                     15
Consolidated Statements of Operations - Years ended  December 31, 1997,
 1996 and 1995                                                               16
Consolidated Statements of Partners' Equity - Years ended December 31,
 1997, 1996 and 1995                                                         17
Consolidated Statements of Cash Flows - Years ended December 31, 1997,
 1996 and 1995                                                               18
Notes to Consolidated Financial Statements                                   19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To The Partners of
FORUM RETIREMENT PARTNERS, L.P.:

We have audited the accompanying consolidated balance sheets of Forum Retirement Partners, L.P. and subsidiary partnership (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' equity and cash flows for each of the years in the two year period ended December 31, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forum Retirement Partners, L.P. and the Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1997 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The schedule listed in the index at Item 14(a)(2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the consolidated financial statements taken as a whole.



                                          Arthur Andersen LLP


Washington, D.C.
March 18, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Partners of
FORUM RETIREMENT PARTNERS, L.P.:


We have audited the accompanying consolidated statements of operations, partners' equity and cash flows of Forum Retirement Partners, L.P. and subsidiary partnership for the year ended December 31, 1995. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows of Forum Retirement Partners, L.P. and subsidiary partnership for the year ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                           KPMG Peat Marwick LLP


Indianapolis, Indiana
February 9, 1996, except as to note 7,
which is as of March 25, 1996

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                          Consolidated Balance Sheets
                          December 31, 1997 and 1996
                                (in thousands)


                       ASSETS                                  1997      1996
                       ------                                  ----      ----

Property and equipment, net................................  $ 99,615  $ 97,540
Deferred financing costs, net..............................     1,144     1,528
Other assets...............................................     2,452     1,243
Cash and cash equivalents..................................     6,459     6,199
                                                             --------  --------
  Total assets.............................................  $109,670  $106,510
                                                             ========  ========

          LIABILITIES AND PARTNERS' EQUITY
          --------------------------------

Debt.......................................................  $ 46,854  $ 47,984
Due to manager.............................................     3,909     2,611
Other liabilities..........................................       678       291
General partner's equity in subsidiary partnership.........       262       236
Deferred management fees due to parent of general partner..    15,780    15,780
                                                             --------  --------
  Total liabilities........................................    67,483    66,902
                                                             --------  --------

Partners' equity:
  General partner..........................................       528       502
  Limited partners (15,285 units issued and outstanding)...    41,659    39,106
                                                             --------  --------
     Total partners' equity................................    42,187    39,608
                                                             --------  --------
     Total liabilities and partners' equity................  $109,670  $106,510
                                                             ========  ========



                See Notes to Consolidated Financial Statements.

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                     Consolidated Statements of Operations
                 Years ended December 31, 1997, 1996 and 1995
                    (in thousands, except per unit amounts)


                                                     1997      1996      1995
                                                     ----      ----      ----

REVENUES.........................................  $17,614   $16,283   $15,135
                                                   -------   -------   -------

OPERATING COSTS AND EXPENSES
Depreciation and amortization....................    3,928     4,093     3,630
Base management fees to MSLS.....................    4,684     4,301     3,961
Property taxes...................................    1,256     1,619     1,299
Insurance and other..............................       78       163       423
                                                   -------   -------   -------
   Total operating costs and expenses............    9,946    10,176     9,313
                                                   -------   -------   -------

OPERATING PROFIT BEFORE PARTNERSHIP
   EXPENSES AND INTEREST.........................    7,668     6,107     5,822
General and administrative.......................     (357)     (699)     (601)
Interest expense.................................   (5,115)   (5,097)   (5,261)
Interest income..................................      409       395       338
                                                   -------   -------   -------

Income before general partner's interest in
   income of subsidiary partnership..............    2,605       706       298
General partner's interest in income of
   subsidiary partnership........................      (26)       (7)       (1)
                                                   -------   -------   -------

NET INCOME.......................................  $ 2,579   $   699   $   297
                                                   =======   =======   =======

General partner's interest in net income.........  $    26   $     7   $     3
                                                   =======   =======   =======

Limited partners' interest in net income.........  $ 2,553   $   692   $   294
                                                   =======   =======   =======

Average number of limited partner
   units outstanding.............................   15,285    15,285    15,285
                                                   =======   =======   =======

Earnings per limited partner unit................  $   .17   $   .05   $   .02
                                                   =======   =======   =======


                See Notes to Consolidated Financial Statements.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                  Consolidated Statements of Partners' Equity
             For the Years ended December 31, 1997, 1996 and 1995
                                 (in thousands)


                                                          General   Limited
                                                          partner   partners
                                                          -------   --------

Balances at December 31, 1994..........................    $  492   $ 38,120
  Net income...........................................         3        294
                                                           ------   --------

Balances at December 31, 1995..........................       495     38,414
  Net income...........................................         7        692
                                                           ------   --------

Balances at December 31, 1996..........................       502     39,106
  Net income...........................................        26      2,553
                                                           ------   --------

Balances at December 31, 1997..........................    $  528   $ 41,659
                                                           ======   ========

Accumulated balances:
  Capital contributions................................    $1,173   $116,279
  Offering costs.......................................        (4)    (6,715)
  Cash distributions...................................      (255)   (29,679)
  Accumulated losses...................................      (386)   (38,226)
                                                           ------   --------
Balances at December 31, 1997..........................    $  528   $ 41,659
                                                           ======   ========



                See Notes to Consolidated Financial Statements.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                     Consolidated Statements of Cash Flows
                  Years ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                          1997      1996      1995
                                                        --------  --------  --------

OPERATING ACTIVITIES
Net income............................................  $ 2,579   $   699   $   297

Adjustments to reconcile to cash from operations
  Depreciation and amortization ......................    3,928     4,093     3,630
  Amortization of deferred financing costs............      384       411       362
  Changes in other operating accounts.................      481     2,711    (1,301)
                                                        -------   -------   -------
Cash provided by operations...........................    7,372     7,914     2,988
                                                        -------   -------   -------
INVESTING ACTIVITIES
  Capital expenditures................................   (6,003)   (4,427)   (3,986)
  (Increase) decrease in capital improvement reserve..      (22)      820      (533)
                                                        -------   -------   -------
Cash used in investing activities.....................   (6,025)   (3,607)   (4,519)
                                                        -------   -------   -------
FINANCING ACTIVITIES
  Repayments of debt..................................   (1,130)   (1,023)     (927)
  Payments on note due to general partner.............      (53)      (45)     (121)
  Decrease in financing reserves......................       96        --        --
  Payment of deferred financing costs.................       --        --       (49)
                                                        -------   -------   -------
Cash used in financing activities.....................   (1,087)   (1,068)   (1,097)
                                                        -------   -------   -------

Increase (decrease) in cash and cash equivalents......      260     3,239    (2,628)
                                                        -------   -------   -------

Cash and cash equivalents, beginning of year..........    6,199     2,960     5,588
                                                        -------   -------   -------

Cash and cash equivalents, end of year................  $ 6,459   $ 6,199   $ 2,960
                                                        =======   =======   =======




                See Notes to Consolidated Financial Statements.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

     Forum Retirement Partners, L.P. and a subsidiary partnership (collectively, the "Partnership") own nine retirement communities ("RCs") with 1,731 units which were acquired from Forum Group, Inc. ("Forum Group").

     The general partner of the Partnership, a wholly-owned subsidiary of Forum Group, receives 1% of all distributions of net cash flow until the limited partners receive cumulative distributions equal to a 12% cumulative annual return on the initial offering price. Thereafter, the general partner is to receive 30% of all distributions of net cash flow.

     In September 1995, Forum Group commenced a tender offer for any and all outstanding units not already owned by it at $2.83 per unit. The tender offer was completed in December 1995, with 2,644,724 units being purchased. Forum Group owned 79% of the Partnership at December 31, 1997 and 1996.

     On February 15, 1996, Forum Group, Marriott International, Inc., and a subsidiary thereof (collectively "Marriott International") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, Marriott completed a tender offer for the shares of Forum Group on March 23, 1996 and purchased 100% of the outstanding common stock of Forum Group.

     Forum Retirement, Inc., a wholly-owned subsidiary of Forum Group, is the general partner of the Partnership (the "General Partner") and owns a one percent interest in the Partnership and a one percent partnership interest in a subsidiary operating partnership in which the Partnership owns a ninety-nine percent limited partnership interest. The General Partner's interest in the subsidiary operating partnership is reflected in the accompanying consolidated statements of operations as a reduction of the income of the Partnership. Forum Group beneficially owns 79% of the outstanding Preferred Depository Units (the "Units") representing a preferred limited partner interest in the Partnership.

     On June 21, 1997, HMC Senior Communities, Inc. ("HMCSC"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"), acquired all of the outstanding stock of Forum Group from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("MI"). In connection with the acquisition, Forum Group assigned to MSLS its interest as manager under a long-term management agreement (the "Management Agreement") for the nine
RC's owned by the Partnership.

Principles of Consolidation

     The consolidated financial statements include the accounts of the Partnership and its subsidiary operating partnership in which the Partnership has a 99% limited partner's interest and the General Partner of the Partnership owns the remaining 1% interest. The effects of all significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)


Property and Equipment

     Property and equipment is recorded at cost. For newly developed properties, cost includes interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

     Effective January 1, 1996, the Companies adopted SFAS No. 121, which requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. Management has determined that no such provision is necessary at December 31, 1997.

Deferred Costs

     Financing costs are amortized as interest expense on the straight-line method over the remaining life of the debt.

Revenues

     Revenues represent house profit from the Partnership's senior living communities. House profit reflects the net revenues flowing to the Partnership as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses.

     On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

     The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of its communities from its consolidated statements of operations. If the Partnership concludes that EITF 97-2 should be applied to its communities, it would include operating results of those managed operations in its consolidated financial statements. Application of EITF 97-2 to financial statements as of and for the year ended December 31, 1997 would have increased both revenues and operating expenses by approximately $41 million and would have had no impact on operating profit, net income or earnings per limited partner unit.

Working Capital

     Pursuant to the terms of the Partnership's Management Agreements, the Partnership is required to provide the respective manager with working capital and supplies to meet the operating needs of the RCs. The respective manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, resident deposits and trade receivables and payables which are maintained and controlled by the manager. Upon the termination of the Management Agreements, the manager is required to convert working capital and supplies into cash and return it to the Partnership. As a result of these conditions, the individual components of working capital and supplies controlled by the manager are not reflected in the accompanying balance sheets.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Income Taxes

     Provision for federal and state income taxes has not been made in the accompanying consolidated financial statements as the Partnership does not pay income taxes, but rather, allocates its profits and losses to individual unitholders.

     The tax basis of the Partnership's assets are approximately $8 million less than the basis reported for financial statement purposes, primarily due to the carryover tax basis of the affiliated operating partnerships and differences in tax reporting methods.

     The Omnibus Budget Reconciliation Act of 1987, as amended by the Taxpayer Relief Act of 1997 (the "Act"), provided that certain publicly traded partnerships should be treated as corporations for federal income tax purposes. A provision of the Act allows certain publicly traded partnerships which would otherwise become subject to tax as a corporation beginning in 1998, to elect in certain cases, to be subject to a special tax on gross income from its active conduct of a trade or business, and continue to avoid being treated as a corporation for federal income tax purposes. The tax generally applies to a partnership's gross income at the rate of three and one half percent, effective for taxable years beginning after December 31, 1997.

     The Partnership has not elected to pay the special tax on gross income and continues to be treated as a partnership. As a result, for federal tax purposes beginning in 1998, corporate income tax will be assessed upon and paid for by the Partnership. Effective January 1,1998, the Partnership will recognize a deferred tax liability of approximately $8 million representing the excess of the Partnership's book basis in its assets over its tax basis as of that date, with a corresponding one-time charge against income in 1998. The excess results from the cumulative tax effect of temporary differences between the book and tax treatment of certain items, principally depreciation.

Per Unit Data

     The earnings per unit is based on the limited partners' interest in the Partnership's net income divided by the average number of limited partner units outstanding.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

     Certain amounts in the financial statements have been reclassified to conform with the 1997 presentation.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2. REVENUES

     House profit generated by the Partnership's senior living communities consists of (in thousands):

                                          1997          1996         1995
                                          ----          ----         ----
   Community Sales
     Routine.......................     $ 50,544      $ 47,917     $ 43,921
     Ancillary.....................        8,011         5,794        5,877
                                        --------      --------     --------
       Total Community Sales.......       58,555        53,711       49,798
                                        --------      --------     --------
   Department Costs
     Routine.......................       34,239        31,992       29,895
     Ancillary.....................        6,702         5,436        4,768
                                        --------      --------     --------
       Total Department Costs......       40,941        37,428       34,663
                                        --------      --------     --------
   Department Profit
     Routine.......................       16,305        15,925       14,026
     Ancillary.....................        1,309           358        1,109
                                        --------      --------     --------
       Revenues....................     $ 17,614      $ 16,283     $ 15,135
                                        ========      ========     ========

     Community sales consist of routine and ancillary sales. Routine sales are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary sales are generated on a "fee for service" basis for supplementary items requested by residents, and are recognized as the services are provided.

     Total sales include amounts estimated by management to be reimbursable by Medicare, Medicaid and other third party payor agreements. Medicare and Medicaid represented 17% and 8% in 1997, 14% and 7% in 1996 and a combined 18% in 1995 of total sales. Reimbursement arrangements are subject to audit and retroactive adjustment. Provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, sales are charged or credited when the adjustments become final. Changes in the estimate of amounts reimbursable by third party payors from prior years resulted in the recognition of $238,000, $107,000 and $261,000 of additional sales for 1997, 1996 and 1995, respectively. In the General Partner's opinion, any adjustments related to current and prior years' operations will be immaterial to current and future financial statements.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                       1997            1996
                                                       ----            ----

  Land and land improvements                         $ 14,348        $ 14,871
  Buildings and leasehold improvements                105,425         103,496
  Furniture and equipment                              11,310           9,955
  Construction in progress                              4,177             941
                                                     --------        --------
                                                      135,260         129,263
  Less accumulated depreciation                       (35,645)        (31,723)
                                                     --------        --------
                                                     $ 99,615        $ 97,540
                                                     ========        ========

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     Interest costs capitalized in connection with the Partnership's development and construction activities totaled $34,000 in 1997, $247,000 in 1996 and $99,000 in 1995.

4. OTHER ASSETS

     Other assets include restricted cash as follows (in thousands):

                                               1997                   1996
                                               ----                   ----
          Debt service reserve fund          $   391                $   487
          Fixed asset reserve fund               268                    246
          Real estate tax reserve fund           627                    510
          Insurance reserve fund               1,166                     --
                                             -------                -------
                                             $ 2,452                $ 1,243
                                             =======                =======

     The debt service, fixed asset, real estate tax and insurance reserve funds consist of monies transferred into segregated escrow accounts out of revenues generated by the Partnership, pursuant to the Partnership's secured loan facility. These funds are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured property. In some cases, to ensure prompt payment, the Partnership utilizes its unrestricted cash to pay for capital expenditures, insurance premiums and real estate taxes and is thereafter reimbursed for such payments out of funds held in the appropriate escrow account.

5. MANAGEMENT FEES

     In connection with the formation of the Partnership, the Partnership entered into a long-term Management Agreement with Forum Group which requires fees of 8% of gross operating revenues. Pursuant to the terms of the Management Agreement in effect since the Partnership's formation in 1986, management fees payable to Forum Group for all periods prior to 1994 have been deferred as cash flow was not adequate to make the distributions. Fees accruing after January 1, 1994 have been paid on a current basis. The deferred management fees were expensed in the Partnership's statements of operations as incurred and are reflected as deferred management fees due to parent of General Partner in the Partnership's accompanying balance sheet as of December 31, 1997. As discussed in Note 9, the payment of deferred fees is uncertain in the foreseeable future.

     On June 21, 1997, in connection with the acquisition of Forum Group by HMCSC, Forum Group assigned its interest as manager to MSLS. The Partnership paid MSLS management fees of $4,684,000, $4,301,000 and $3,961,000 for 1997,
1996 and 1995, respectively.

6. RELATED PARTIES

     At December 31, 1997, the Partnership had related party payables totaling $1,496,000 due to HMCSC resulting from corporate and operating expenses paid by HMCSC on behalf of the Partnership. At December 31, 1997 and 1996, the Partnership had related party payables totaling $2,413,000 and $2,611,000 due to MI and its affiliates resulting from the net reimbursement for current operating expenses, management fees and working capital. The Partnership also reimburses the General Partner for general and administrative costs incurred on behalf of the Partnership, which amounted to $250,000 in 1997, $180,000 in 1996 and $180,000 in 1995. These amounts are included in general and administrative cost in the Partnership's accompanying Income Statement.

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

7. DEBT

     On December 28, 1993, the Partnership entered into a mortgage loan agreement for $50,707,000, and the proceeds were used to retire the split coupon mortgage notes, including the yield maintenance premium, and the bank credit facility and to pay related fees and expenses of $775,000. The mortgage loan requires monthly payments of principal (based on a 20-year amortization) and interest at 9.93% per annum to maturity on January 1, 2001. The loan agreement prohibited prepayment for the first three years of the loan term and requires payment of a yield maintenance premium, as defined, if prepaid thereafter. Additional principal payments are required if the debt service coverage ratio, as defined, is below specified levels. The loan is secured by all of the Partnership's communities.

  Debt maturities at December 31, 1997 are as follows (in thousands):

          1998          $ 1,247
          1999            1,376
          2000            1,520
          2001           42,711
          2002               --
          Thereafter         --
                        -------
                        $46,854
                        =======

     Amounts due to parent of General Partner include long-term debt of $222,500 and $291,000 at December 31, 1997 and 1996, respectively, with a blended interest rate of 7.2% and maturities in varying amounts through January 31, 2004.

     Interest expense incurred during 1997, 1996 and 1995 totaled $5,115,000, $5,097,000 and $5,261,000, respectively. Amortization of deferred financing costs, included within interest expense totaled $384,000, $411,000 and $362,000 in 1997, 1996 and 1995, respectively.

8. COMMITMENTS AND CONTINGENCIES

     In connection with the formation of the Partnership, the Partnership entered into a long-term Management Agreement with Forum Group which requires fees of 8% of gross operating revenues. Through December 31, 1993, the agreement provided for the deferral of the payment of the fees if net cash flow was not adequate to make certain distributions to limited partners. Cash flow was not adequate to make the distributions, and the entire $15,780,000 of management fees earned from formation of the Partnership through December 31, 1993 was deferred. The management fee payable to Forum Group of $15,780,000 for all periods from the formation of the Partnership in 1986 to December 31, 1993 was deferred. Management fees for periods after December 31, 1993 are being paid quarterly, in arrears. Deferred management fees are payable to Forum Group out of proceeds of sales and refinancings after making distributions of those proceeds in an amount sufficient to (i) meet limited partners' tax liabilities,
(ii) repay limited partners' capital contributions, and (iii) pay a 12% cumulative, simple annual return on limited partners' unrecovered capital contributions. Deferred management fees become immediately due and payable in the event that the Management Agreement is terminated, which may occur under certain conditions including, but not limited to, if Forum Retirement, Inc. is removed as the General Partner and 80% of the limited partners' interest vote to terminate such agreement. The Partnership is unable to predict when or if management fees deferred prior to January 1, 1994 will become payable.

  On June 15, 1995, The Russell F., Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the General Partner and Forum Group alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the General Partner, Forum Group and Host Marriott entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to purchase, at a price of $4.50 per unit, the Partnership units of each limited partner electing to join in the Settlement Agreement. A subsidiary of Host Marriott currently holds 79% of the outstanding limited partner units in the Partnership. Host Marriott also agreed to pay as much as an additional $1.25 per unit to the settling limited

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


partners, under certain conditions, in the event that Host Marriott within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by Host Marriott or the settling Limited Partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

     In connection with the Settlement Agreement on March 25, 1998, Host Marriott acquired 1,000,894 limited partner shares for $4,504,023. As a result of this purchase, Host Marriott's ownership interest in the Partnership is approximately 86%.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership believes the carrying amount of its financial instruments (excluding property indebtedness and deferred management fees) approximates their fair value due to the relatively short maturity of these instruments. There is no quoted market value available for any of the Partnership's instruments. Property indebtedness, with a carrying amount of $46,854,000, at December 31, 1997, has been calculated to have a fair value of $49,820,000 by discounting the scheduled loan payments to maturity using rates that are believed to be currently available for debt of similar terms and maturities. The deferred management fees due to the parent of the General Partner, with a carrying amount of $15,780,000 at December 31, 1997, have been assessed to have a fair value of zero due to the uncertainty of payment for the foreseeable future.

10. QUARTERLY FINANCIAL DATA (Unaudited)
(in thousands, except per unit amounts)

                                                        1997
                                    --------------------------------------------
                                     First   Second    Third    Fourth   Fiscal
                                    Quarter  Quarter  Quarter  Quarter    Year
                                    --------------------------------------------

Revenues                             $3,983   $4,640   $4,332   $4,659   $17,614
Operating profit                      1,864    2,476    1,408    1,920     7,668
Net income                              527    1,219      204      629     2,579
Earnings per limited partner unit       .03      .08      .01      .05       .17


                                                        1996
                                    --------------------------------------------
                                     First    Second   Third    Fourth   Fiscal
                                    Quarter   Quarter  Quarter  Quarter   Year
                                    --------------------------------------------
Revenues                             $3,961   $3,767   $4,404   $4,151   $16,283
Operating profit                      1,858    1,764    1,523      962     6,107
Net income                              374      256      507     (438)      699
Earnings (loss) per
  limited partner unit                  .03      .02      .03     (.03)      .05

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     None.

                                    PART III

Item 10.  Directors And Executive Officers Of The Partnership.

     The following table lists the names and ages of all current directors and executive officers of the General Partner; all positions and offices with the General Partner held by each such person; each such person's term of office as a director or an executive officer, and the period during which he has served as such; and each such person's business experience for the past five years. The directors of the General Partner serve as such until their successors are elected and qualified. The executive officers of the General Partner serve at the pleasure of the Board of Directors of the General Partner.

Name, Principal Occupation
and Business Experience                                                Served Since            Age
------------------------------                                         ------------            ---
Robert E. Parsons, Jr.                                                   1997                   42

Robert E. Parsons, Jr. joined Host Marriott's Corporate
Financial Planning staff in 1981 and was made Assistant
Treasurer in 1988.  In 1993, Mr. Parsons was elected Senior
Vice President and Treasurer of Host Marriott, and in 1995, he was elected Executive Vice President and Chief
Financial Officer of Host Marriott.  In June of 1997 Mr.
Parsons was elected President and Director of the Partnership.

John F. Sexton                                                           1993                   65

John F. Sexton is Chairman of Evans - McKinsey Company, a financial consulting firm, a position he has held from 1993. From 1989 to 1993, Mr. Sexton served as Chief
Financial Officer of Lomas Financial Corporation.
Previously, Mr. Sexton served as a director of Americana
Hotels and Realty Corp. and Chairman and Director of Mutual
Equity Mortgage. Mr. Sexton was elected a Director of the General Partner in 1993.

James C. Leslie                                                          1993                   42

James C. Leslie is President, Chief Operating Officer and a director of The Staubach Company, positions he has held since March 1996 and September, 1984, respectively. Mr. Leslie was Chief Financial Officer of the Staubach Company from
1982 to January 1992, at which time he became President of Staubach Financial Services, a position he held until February 1996. Mr. Leslie is also President and a board member of Wolverine Holding Company, and serves on the boards of FM Properties, Inc., Wyndham International, Inc. and the North Texas Chapter of the Arthritis Foundation. Mr.
Leslie is a certified public accountant.


Name, Principal Occupation
and Business Experience                                            Served Since        Age
----------------------------                                       ------------        ---
Christopher G. Townsend                                                1997             50

Christopher G. Townsend joined Host Marriott in 1982 as a
Senior Attorney.  In 1984, Mr. Townsend was made Assistant
Secretary of Host Marriott, and in 1986, he was made
Assistant General Counsel. In 1993, Mr. Townsend was elected Senior Vice President, Corporate Secretary and
Deputy General Counsel of Host Marriott. In January 1997, he was elected General Counsel of Host Marriott. In June of 1997 Mr. Townsend was elected Vice President of the Partnership.

Christopher J. Nassetta                                                1997             35

Christopher J. Nassetta joined Host Marriott in October 1995 as Executive Vice President.  Prior to joining Host
Marriott, Mr. Nassetta served as President of Bailey Realty
Corporation from 1991 until 1995.  He had previously served
as Chief Development Officer and in various other positions
with The Oliver Carr Company from 1984 through 1991.   In
June of 1997 Mr. Nassetta was elected Vice President of the
Partnership.

Bruce D. Wardinski                                                     1997             37

Bruce D. Wardinski joined Host Marriott in 1987 as Senior
Financial Analyst of Financial Planning & Analysis and was named Manager in June 1988. He was appointed Host
Marriott's Director of Financial Planning & Analysis in
1989, Director of Project Finance in June 1993, Vice
President of Project Finance in June 1994, and Senior Vice
President of International Development in October 1995.  In
1996, Mr. Wardinski was named Senior Vice President and
Treasurer of Host Marriott. Prior to joining Host Marriott,
Mr. Wardinski was with the public accounting firm of Price
Waterhouse.  In June of 1997 Mr. Wardinski was elected Vice
President and Treasurer of the Partnership.

Donald D. Olinger                                                      1997             39

Donald D. Olinger joined Host Marriott in 1993 as Director of Corporate Accounting. Later in 1993, Mr. Olinger was promoted to Senior Director and Assistant Controller of Host Marriott. He was promoted to Vice President of
Corporate Accounting in 1995.  In 1996, he was elected
Senior Vice President and Corporate Controller of Host
Marriott. Prior to joining Host Marriott, Mr. Olinger was with the public accounting firm of Deloitte & Touche. In
June of 1997 Mr. Olinger was elected Vice President of the
Partnership.

  See "Item 1--Business" for a discussion of a change in control of Forum Group that occurred on June 21, 1997.

     The Partnership Agreement provides that the Board of Directors of the General Partner shall at all times contain a majority of individuals each of whom is an Independent Director. The Partnership Agreement defines an "Independent Director" as a person who is not (i) a director, officer or employee of, (ii) a holder of 1% or more of the capital stock of, or (iii) an Affiliate of, the General Partner or any of its affiliates. Vacancies of Independent Directors are filled by the remaining Independent Director(s).

     The certificate of incorporation of the General Partner requires that a majority of the Board of Directors of the General Partner consist at all times of individuals who are each an Independent Director. The certificate of incorporation defines an "Independent Director" to be a person meeting the same test set forth in the Partnership Agreement, except that, for so long as the Nomura Loan remains outstanding, the Board of Directors of the General Partner shall contain a majority of individuals each of whom (i) is not, and during the immediately preceding five years has not been, a director (other than a director of the General Partner), officer or employee of Forum Group or any of its subsidiaries or Affiliates, and (ii) does not have, and has not had during the immediately preceding five years, any ownership interest in the General Partner, Forum Group or any other subsidiary or Affiliate thereof. The certificate of incorporation provides that any vacancy on the Board created by the removal or withdrawal of an Independent Director shall be filled by an Independent Director selected by the remaining Independent Directors, and if there are none, by the shareholders of the General Partner.

     Messrs. Leslie and Sexton are Independent Directors under each of the foregoing definitions. See "Item 3 - Legal Proceedings" for a discussion of certain litigation challenging the constitution of the Board of Directors of the General Partner and the Management Agreement entered into in 1986 in connection with the formation of the Partnership.

Item 11.    Executive Compensation.

     No cash or other compensation is paid to any officer of the General Partner for services rendered in any capacity to the Partnership and its affiliated operating partnership.

     Messrs. Sexton and Leslie are compensated for all services as a director at the rate of $18,000 per year, payable quarterly in advance, plus $1,500 for each board or committee meeting attended in person and $1,000 per meeting attended telephonically. In addition, if Mr. Sexton or Mr. Leslie serve as a committee chairman, he will receive $250 per substantive discussion of such committee.
Mr. Parsons will receive no compensation for his service as a director.

     In addition to amounts payable to Forum Group under the Management Agreement, Forum Group and the General Partner are entitled to the reimbursement of various amounts and to indemnification for certain costs and losses under the Management Agreement and the Partnership Agreement.

Item 12.  Security Ownership Of Certain Beneficial Owners And Management.

     (a) Security Ownership of Certain Beneficial Owners. The following table shows the numbers and percentages of Units owned beneficially on March 20, 1998 by any person known to the Partnership to be the beneficial owner of more than 5% of the issued and outstanding units. Each person has sole voting and investment power as to the Units beneficially owned by that person. In addition to the Units beneficially owned by it, Forum Group beneficially owns the General Partner's 1% general partnership interest.


                                                        Units
                                             ----------------------------
Name and Address of Beneficial Owner         Number      Percent of Total
------------------------------------         ------      ----------------
Forum Group, Inc. (1)                        12,072,515       79.0%

---------------
(1) Consists of Units owned by the General Partner and by another wholly-owned subsidiary of Forum Group. Forum Group is a wholly-owned subsidiary of Host Marriott Corporation.

     (b) Security Ownership of Management. None of the directors or officers of the General Partner beneficially owns any Units, except insofar as they may be deemed beneficially to own Units owned by Forum Group or its affiliates.

     Changes in Control. See "Item 1- Business" for a discussion of a change of control of Forum Group that occurred on June 21, 1997.

Item 13.  Certain Relationships and Related Transactions.

     Under the Management Agreement, for fiscal 1997, MSLS received (i) management fees of $4,684,000 and (ii) reimbursement of $41,434,892 for direct expenses incurred on behalf of the Partnership, and for office expenses, salaries, compensation expenses, administrative expenses and other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership.

                                    PART IV

Item 14    Exhibits, Financial Statement Schedules, And Reports On Form 8-K.

         (a) Documents Filed as Part of Report. The following documents are filed as a part of this report:


1.       Financial Statements:

         The following consolidated financial statements of the Partnership and its affiliated operating partnership are filed under Item 8 of this report:

                                                                                                               Page
                                                                                                               ----
Reports of Independent Public Accountants.........................................................................13-14
Consolidated Balance Sheets - December 31, 1997 and 1996..........................................................15
Consolidated Statements of Operations - Years ended December 31, 1997, 1996 and 1995..............................16
Consolidated Statements of Partners' Equity - Years ended December 31, 1997, 1996 and 1995........................17
Consolidated Statements of Cash Flows - Years ended December 31, 1997, 1996 and 1995..............................18
Notes to Consolidated Financial Statements........................................................................19

2.   Financial Statement Schedules:

     The following other financial statement schedule is filed pursuant to this item:

                                                                                                                 Page
                                                                                                                 ----
Schedule III - Real Estate and Accumulated Depreciation.........................................................S-1

     All other schedules for which provision is made in Regulation S-X are not required under the related instruction or are inapplicable, and have therefore been omitted.

3.   Exhibits:

Exhibit 2(1):  Option Agreement (MLP), dated December 29, 1986, by and  among Forum Group, the Partnership and Operations (incorporated by  reference to Exhibit 2(1) to Registration Statement
      Number 33-71498 dated November 10, 1993 (the "1993 Form S-2"))........................................      N/A
Exhibit 2(2):  Recapitalization Agreement, dated October 6, 1993, between Forum Group and the
      Partnership (incorporated by reference to Exhibit 10(1)  to Partnership Current Report on
      Form 8-K, dated October 12, 1993 (the "October 1993 Form 8-K")).......................................      N/A
Exhibit 2(3):  Letter Agreement, dated December 14, 1993, by and among Forum Group,
      Forum A/H and the Partnership (incorporated by reference to Exhibit 2(3) of Amendment No. 1
      to the 1993 Form S-2, dated December 21, 1993 ("1993  Amendment No. 1"))..............................      N/A
Exhibit 4(1):  Amended and Restated Agreement of Limited Partnership, dated  as of December 29, 1986,
      of the Partnership, as amended  (incorporated by reference to Exhibit 4(1) to the 1993 Form S-2)......      N/A
Exhibit 10(1):  Management Agreement (MLP), dated as of December 31, 1986, by and among the Partnership, Forum Retirement Operations, L.P., Forum Health Partners I-A, L.P.,
      Foulk Manor Associates, L.P. and Forum Group (the "Management Agreement")
      (incorporated by reference to Exhibit 10(1) to the 1993 Form S-2).....................................      N/A
Exhibit 10(2):  First Amendment to Management Agreement, dated as of September 20, 1986
      (incorporated by reference to Exhibit 10(2) to the 1993 Form S-2).....................................      N/A



Exhibit 10(3):  Second Amendment to Management Agreement, dated as of September 20, 1989
          (incorporated by reference to Exhibit 10(3) to the 1993 Form S-2)..........................     N/A
Exhibit 10(4):  Third Amendment to Management Agreement, dated as of May 27, 1992
          (incorporated by reference to Exhibit 10(4) to the 1993 Form S-2)..........................     N/A
Exhibit 10(5):  Fourth Amendment to Management Agreement, dated as of
          November  9, 1993 (incorporated by reference to Exhibit 10(5) to the 1993 Form S-2)........     N/A
Exhibit 10(6):  Depository Agreement, dated as of December 29, 1986, by and among the Partnership, the General Partner, limited partners and assignees holding depository receipts and Manufacturers Hanover Trust Company ("Manufacturers")
         (incorporated by reference to Exhibit 10(6) to the 1993 Form S-2)...........................     N/A
Exhibit  10(7): Assignment of Depository Agreement from Manufacturers to American
         Stock & Trust Company, dated January 1, 1992 (incorporated by reference to Exhibit
         10(7) of Amendment No. 2 to the 1993 Form S-2, dated January 5, 1994
         ("1993 Amendment No. 2"))....................................................................    N/A
Exhibit 10(8):  Loan Agreement, dated as of December 28, 1993, by and among FRP Financing
          Limited, L.P., Nomura Asset Capital Corporation and Bankers Trust Company
          (incorporated by reference to Exhibit 10(8) to 1993 Amendment No. 2) .......................    N/A
Exhibit   10(9): Amendment to Loan Agreement, dated as of January 31, 1994, by and among FRP Financing Limited, L.P., Nomura Asset Capital Corporation
          and Bankers Trust Company (incorporated by reference to Exhibit 10(9) to 1995 Form 10-K) ....   N/A
Exhibit 10(10):  Second Amendment to Loan Agreement, dated as of March 31, 1995, by and among FRP Financing Limited, L.P., Nomura Asset Capital Corporation
          and Bankers Trust Company (incorporated by reference to Exhibit 10(10) to 1995 Form 10-K) ....  N/A
Exhibit 21:  Subsidiaries of the Partnership............................................................  E-21

Reports on Form 8-K.

         July 7, 1997-     Report of the announcement that HMC Senior
                           Communities, Inc., a wholly-owned subsidiary of Host
                           Marriott Corporation, acquired all of the outstanding stock of Forum Group, Inc. ("Forum Group") from
                           Marriott Senior Living Services, Inc., a wholly-owned subsidiary of Marriott International, Inc. Forum
                           Group owns all of the outstanding stock of Forum
                           Retirement, Inc., the general partner of the Partnership, and also indirectly owns approximately
                           79% of the outstanding preferred depository units of the Partnership.

                                  SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   FORUM RETIREMENT PARTNERS, L.P.,
                                   a Delaware Limited Partnership

                                   By: FORUM RETIREMENT, INC., GENERAL PARTNER
                                       ---------------------------------------


Date:    March 25, 1998            By: /s/ Robert E. Parsons, Jr.
                                       ---------------------------------------
                                       Robert E. Parsons, Jr.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                       Title                                   Date
               ---------                                       -----                                   ----
 (1)    Principal Executive Officer
        of General Partner

     /s/ ROBERT E. PARSONS, JR.                             President                            March 25, 1998
----------------------------------------
        Robert E. Parsons, Jr.

(2)     Principal Financial and
        Accounting Officer of
        General Partner:


      /s/  DONALD D. OLINGER                                Vice President                       March 25, 1998
----------------------------------------
         Donald D. Olinger

(3)     A majority of the Board of
        Directors of General Partner:


      /s/  ROBERT E. PARSONS, JR.                           Director                             March 25, 1998
----------------------------------------
         Robert E. Parsons, Jr.



/s/ JAMES C. LESLIE                                         Director                             March 25, 1998
----------------------------------------
         James C. Leslie



/s/ JOHN F. SEXTON                                          Director                             March 25, 1998
----------------------------------------
         John F. Sexton


                                                                    SCHEDULE III
                                                                     Page 1 of 2

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1997
                                (in thousands)

                                                                                                   Gross Amount
                                                                                                        at
                                                             Initial Costs                       December 31, 1997
                                                       ------------------------                  -----------------
                                                                                    Subsequent
                                                                   Building and        Costs
Description                             Debt           Land        Improvements     Capitalized       Land
-----------                             ----           ----        ------------     -----------       ----
Senior Living Communities:
Lincoln Heights
  San Antonio, TX ..................  $   9,846      $   3,345      $   19,617      $      487      $    3,345
Coral Springs/Park Summit
  Coral Springs, FL ................      4,962          3,227          12,339           1,256           3,227
Montebello
  Albuquerque, NM ..................      9,154          1,726          13,031           1,774           1,726
Montevista
  El Paso, TX ......................      6,013          1,652          13,616             586           1,652
Millcroft
  Wilmingon, DE ....................      3,881            507           9,592           2,818             507
Shipley Manor
  Wilmington, DE ...................      4,905          1,379           8,810           1,636           1,379
Myrtle Beach
  Myrtle Beach, SC .................      3,286          1,046           6,060           1,695           1,046
Foulk Manor North
  Wilmington, DE ...................      2,925            912           6,487             981             912
Other senior living properties
  each less than 5% of total .......      1,882            554           3,859             781             554
                                      ---------      ---------      ----------      ----------      ----------
  TOTAL ............................  $  46,854      $  14,348      $   93,411      $   12,014      $   14,348
                                      =========      =========      ==========      ==========      ==========
                                        Gross Amount at
                                        December 31, 1997
                                     -----------------------
                                     Building and                   Accumulated        Date    Depreciation
Description                          Improvements      Total        Depreciation     Acquired      Life
-----------                          ------------      -----        ------------     --------      ----
Senior Living Communities:
Lincoln Heights
  San Antonio, TX ..................  $  20,104      $  23,449      $   (4,188)        1989         40
Coral Springs/Park Summit
  Coral Springs, FL ................     13,595         16,822          (4,626)        1986         40
Montebello
  Albuquerque, NM ..................     14,805         16,531          (3,890)        1986         40
Montevista
  El Paso, TX ......................     14,202         15,854          (4,050)        1986         40
Millcroft
  Wilmingon, DE ....................     12,410         12,917          (3,161)        1986         40
Shipley Manor
  Wilmington, DE ...................     10,446         11,825          (2,727)        1986         40
Myrtle Beach
  Myrtle Beach, SC .................      7,755          8,801          (1,970)        1986         40
Foulk Manor North
  Wilmington, DE ...................      7,468          8,380          (2,109)        1986         40
Other senior living properties
  each less than 5% of total .......      4,640          5,194          (1,402)
                                      ---------      ---------      ----------
  TOTAL ............................  $ 105,425      $ 119,773      $  (28,123)
                                      =========      =========      ==========

                                                                    Schedule III
                                                                     Page 2 of 2

                        FORUM RETIREMENT PARTNERS, L.P.
                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                               December 31, 1997
                                 (in millions)

Notes:

(A) The change in total cost of properties for the years ended December 31, 1995, 1996 and 1997 is as follows:

    Balance as of December 31, 1994 .....................  $112,643
      Additions:
        Capital expenditures ............................     1,484
        Transfers from construction in progress .........        33
                                                           --------
    Balance as of December 31, 1995 .....................  $114,160
                                                           ========
      Additions:
        Capital expenditures ............................     2,729
        Transfers from construction in progress .........     1,478
                                                           --------
    Balance as of December 31, 1996 .....................  $118,367
                                                           ========
      Additions:
        Capital expenditures ............................       465
        Transfers from construction in progress .........       941
                                                           --------
    Balance as of December 31, 1997 .....................  $119,773
                                                           ========

(B) The change in accumulated depreciation and amortization for the years ended December 31, 1995, 1996 and 1997 is as follows:

    Balance as of December 31, 1994 .....................  $(18,933)
      Depreciation and amortization .....................    (2,864)
                                                           --------
    Balance as of December 31, 1995 .....................   (21,797)
      Depreciation and amortization .....................    (3,229)
                                                           --------
    Balance as of December 31, 1996 .....................   (25,026)
      Depreciation and amortization .....................    (3,097)
                                                           --------
    Balance as of December 31, 1997 .....................  $(28,123)
                                                           ========

(C) The aggregate cost of properties for Federal income tax purposes is approximately $107,612,000 at December 31, 1997.


(D) The total cost of properties excludes construction-in-progress properties.

                                                                      EXHIBIT 21


SUBSIDIARIES OF FORUM RETIREMENT PARTNERS, L.P.


NAME                                                                 STATE OF
----                                                             ORGANIZATION
                                                                 ------------

FRP Financing Limited, L.P. (99% limited partnership interest)       Delaware

                                   Annex E
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 10-Q

Quarterly Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act
                                    of 1934

                      FOR QUARTER ENDED SEPTEMBER 30, 1998
                        COMMISSION FILE NUMBER:  1-9302


                        FORUM RETIREMENT PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

Delaware                                                   35-1686799
(State of Incorporation)   10400 Fernwood Road    (I.R.S. Employer Identification
                           Bethesda, MD  20817        Number)
                        TELEPHONE: (301) 380-9000

          Securities registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS                                      NAME OF EACH EXCHANGE
Preferred Depository Units Representing Preferred        ON WHICH REGISTERED
Limited Partners' Interests                              American Stock Exchange

       SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:  NONE



     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days:       Yes X:   No
                                                   ---      ---
================================================================================

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP

                                     INDEX
                                     -----

                                                                      PAGE NO.
                                                                      --------

PART I.   FINANCIAL INFORMATION (unaudited):

          Condensed Consolidated Balance Sheets -                            3
            September 30, 1998 and December 31, 1997

          Condensed Consolidated Statements of Operations -                  4
            Three and nine months ended September 30, 1998 and 1997

          Condensed Consolidated Statements of Cash Flows -                  5
            Nine months ended September 30, 1998 and 1997

          Notes to Condensed Consolidated Financial Statements               6

          Management's Discussion and Analysis of                            9
            Operations and Financial Condition

PART II.    OTHER INFORMATION AND SIGNATURE                                 12


           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                             September 30,    December 31,
                                                                  1998            1997
                                                             ---------------  ------------
                                                               (unaudited)
                    ASSETS
                    ------

Property and equipment, net................................        $ 96,988       $ 99,615
Deferred financing costs, net..............................             887          1,144
Restricted cash............................................           4,546          2,452
Cash and cash equivalents..................................           6,216          6,459
                                                                   --------       --------
     Total assets..........................................        $108,637       $109,670
                                                                   ========       ========

          LIABILITIES AND PARTNERS' EQUITY
          --------------------------------

Debt.......................................................        $ 45,931       $ 46,854
Deferred income taxes......................................           1,870             --
Due to Host Marriott Corporation...........................           2,566             --
Due to/(from) Marriott International.......................          (1,515)         3,909
Other liabilities..........................................             621            678
General partner's equity in subsidiary partnership.........             299            262
Deferred management fees due to parent of general partner..          15,780         15,780
                                                                   --------       --------
     Total liabilities.....................................          65,552         67,483
                                                                   --------       --------

Partners' equity:
  General partner..........................................             537            528
  Limited partners (15,285 units issued and outstanding)...          42,548         41,659
                                                                   --------       --------
     Total partners' equity................................          43,085         42,187
                                                                   --------       --------
     Total liabilities and partners' equity................        $108,637       $109,670
                                                                   ========       ========

           See Notes to Condensed Consolidated Financial Statements.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            Three and Nine Months Ended September 30, 1998 and 1997
                (unaudited, in thousands, except per unit data)

                                                                       Three Months        Nine Months
                                                                          Ended              Ended
                                                                      September 30,       September 30,
                                                                    ------------------  ------------------
                                                                       1998      1997      1998      1997
                                                                    -------   -------   -------   -------
REVENUES..........................................................  $ 5,125   $ 4,332   $14,856   $13,915
                                                                    -------   -------   -------   -------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization...................................      957     1,006     2,867     2,784
  Base management fees to MSLS....................................    1,283     1,142     3,781     3,489
  Property taxes..................................................      330       352       743     1,278
  Insurance and other.............................................      117       424       213       458
                                                                    -------   -------   -------   -------
    Total operating costs and expenses............................    2,687     2,924     7,604     8,009
                                                                    -------   -------   -------   -------

OPERATING PROFIT BEFORE PARTNERSHIP EXPENSES
  AND INTEREST....................................................    2,438     1,408     7,252     5,906
  General and administrative......................................      (80)      (45)     (254)     (350)
  Interest expense................................................   (1,231)   (1,269)   (3,717)   (3,839)
  Interest income.................................................      145       112       371       253
                                                                    -------   -------   -------   -------
Income before general partner's interest in income of
  subsidiary partnership..........................................    1,272       206     3,652     1,970
General partners' interest in income of subsidiary partnership....       13         2        37        20
                                                                    -------   -------   -------   -------

INCOME BEFORE INCOME TAXES........................................    1,259       204     3,615     1,950

  Provision for income taxes resulting from change in tax status
     (see Note 5).................................................       --        --    (1,271)       --
  Provision for income taxes for current operations (see Note 5)..     (503)       --    (1,446)       --
                                                                    -------   -------   -------   -------
    Total provision for income taxes..............................     (503)       --    (2,717)       --
                                                                    -------   -------   -------   -------

NET INCOME........................................................  $   756   $   204   $   898   $ 1,950
                                                                    =======   =======   =======   =======

General partner's interest in net income..........................  $     8   $     2   $     9   $    20
                                                                    =======   =======   =======   =======

Limited partners' interest in net income..........................  $   748   $   202   $   889   $ 1,930
                                                                    =======   =======   =======   =======

Number of limited partner units...................................   15,285    15,285    15,285    15,285
                                                                    =======   =======   =======   =======

Earnings per limited partner unit.................................    $0.05     $0.01     $0.06     $0.13
                                                                    =======   =======   =======   =======




           See Notes to Condensed Consolidated Financial Statements.

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Nine Months Ended September 30, 1998 and 1997
                           (unaudited, in thousands)


                                                         1998      1997
                                                       --------  --------
OPERATING ACTIVITIES
Net income...........................................  $   898   $ 1,950
Adjustments to reconcile to cash from operations
  Depreciation.......................................    2,867     2,784
  Amortization of deferred financing costs...........      257       278
  Increase in deferred income taxes..................    1,870        --
  Change in other operating accounts.................   (4,254)     (953)
                                                       -------   -------
Cash provided by operations..........................    1,638     4,059
                                                       -------   -------

INVESTING ACTIVITIES
  Capital expenditures...............................   (1,117)   (3,139)
  Decrease in capital improvement reserve............     (596)       --
  Other..............................................      877        --
                                                       -------   -------
Cash used in investing activities....................     (836)   (3,139)
                                                       -------   -------

FINANCING ACTIVITIES
  Repayments of debt.................................     (923)     (837)
  Principal payments on note due to general partner..      (26)      (68)
  Decrease in debt service reserve...................      (96)       --
                                                       -------   -------
Cash used in financing activities....................   (1,045)     (905)
                                                       -------   -------

(Decrease)/increase in cash and cash equivalents.....     (243)       15

Cash and cash equivalents, beginning of period.......    6,459     6,199
                                                       -------   -------

Cash and cash equivalents, end of period.............  $ 6,216   $ 6,214
                                                       =======   =======




           See Notes to Condensed Consolidated Financial Statements.

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1. The accompanying condensed consolidated financial statements of Forum Retirement Partners, L.P. (the "Partnership") and subsidiary partnership have been prepared by the Partnership without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1997.

     In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of September 30, 1998 and December 31, 1997, and the results of its operations for the three and nine months ended September 30, 1998 and 1997 and cash flows for the nine months ended September 30, 1998 and 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

     The Partnership's balance sheet has been presented in a non-classified format to conform to industry practice. Accordingly, information as reported in prior filings has been reclassified to conform to current presentation.

2. Forum Retirement, Inc., a wholly-owned subsidiary of Forum Group, Inc. ("Forum Group"), is the general partner of the Partnership (the "General Partner") and owns a one percent interest in the Partnership and a one percent interest in a subsidiary operating partnership in which the Partnership owns a ninety-nine percent limited partnership interest. The General Partner's interest in the subsidiary operating partnership is reflected in the accompanying condensed consolidated statements of operations as a reduction of the income of the Partnership. Forum Group beneficially owns approximately 93% of the outstanding Preferred Depository Units (the "Units") representing a preferred limited partner interest in the Partnership.

     On June 21, 1997, Crestline Capital Corporation ("Crestline" formerly HMC Senior Communities, Inc.), a wholly-owned subsidiary of Host
     Marriott Corporation ("Host Marriott"), acquired all of the outstanding stock of Forum Group from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("MI"). In connection with the acquisition, Forum Group assigned to MSLS its interest as manager under a long-term management agreement (the "Management Agreement") for the nine communities owned by the Partnership.

     On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off Host Marriott's senior living business and distributing (the "Distribution") the stock of Crestline. The Distribution is part of a series of transactions pursuant to which Host Marriott intends to convert into a real estate investment trust for federal income tax purposes (the "REIT Conversion"). As part of the REIT Conversion, Host Marriott will contribute its hotels and certain other assets and liabilities to a newly formed Delaware limited parntership, Host Marriott, L.P., whose sole general partner will be HMC Merger Corporation which, for tax purposes will qualify as a Maryland Real Estate Investment Trust ("REIT"). After the proposed reorganization, Crestline will lease hotels from Host Marriott, L.P. The Distribution and REIT Conversion, if consummated, will not have a material impact on the operations of the Partnership.

     Consummation of the REIT Conversion is subject to significant contingencies, including final Host Marriott Board approval, consent of shareholders, other limited partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the reorganization will be completed.

3. Revenues represent house profit from the Partnership's senior living communities. House profit reflects the net revenues flowing to the Partnership as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses.

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

House profit generated by the Partnership's senior living communities consists of the following (in thousands):

                                    Three Months Ended         Nine Months Ended
                                      September  30,             September 30,
                                    ------------------      -----------------------
                                      1998      1997           1998         1997
                                    --------  --------      ----------   ----------
     Community Sales
       Routine....................   $13,862   $12,666         $40,832      $37,733
       Ancillary..................     2,179     1,611           6,430        5,883
                                     -------   -------         -------      -------
          Total Community Sales...    16,041    14,277          47,262       43,616
                                     -------   -------         -------      -------
     Department Costs
       Routine....................     9,347     8,518          27,174       25,054
       Ancillary..................     1,569     1,427           5,232        4,647
                                     -------   -------         -------      -------
          Total Department Costs..    10,916     9,945          32,406       29,701
                                     -------   -------         -------      -------
     Department Profit
       Routine....................     4,515     4,148          13,658       12,679
       Ancillary..................       610       184           1,198        1,236
                                     -------   -------         -------      -------
          Revenues................   $ 5,125   $ 4,332         $14,856      $13,915
                                     =======   =======         =======      =======

     On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements. The Partnership has considered the impact of EITF 97-2 on its financial statements and has determined that EITF 97-2 requires the Partnership to include property-level sales and operating expenses of its senior living communities in its statements of operations. The Partnership will adopt EITF 97-2 in the fourth quarter of 1998 with retroactive effect in prior periods to conform to the new presentation. Application of EITF 97-2 to the consolidated financial statements for the three months ended September 30, 1998 and 1997 would have increased both revenues and operating expenses by approximately $10,916,000 and $9,945,000 respectively. For nine months ended September 30, 1998 and 1997, both revenues and operating expenses would have increased by approximately $32,406,000 and $29,701,000 respectively. There will be no impact on operating profit, or net income by the application of EITF 97-2.

4.   Restricted cash includes the following (in thousands):

                                     September 30,  December 31,
                                         1998           1997
                                     -------------  ------------
     Debt service reserve fund.....         $  487        $  391
     Fixed asset reserve fund......            864           268
     Real estate tax reserve fund..          1,128           627
     Insurance reserve fund........          2,067         1,166
                                            ------        ------
                                            $4,546        $2,452
                                            ======        ======

     The debt service, fixed asset, real estate tax and insurance reserve funds consist of monies transferred into segregated escrow accounts out of revenues generated by the Partnership, pursuant to the Partnership's secured loan facility. These funds are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured property. In some cases, to ensure prompt payment, the Partnership utilizes its unrestricted cash to pay for capital expenditures, insurance premiums and real estate taxes and is thereafter reimbursed for such payments out of funds held in the appropriate escrow account.

5. The Omnibus Budget Reconciliation Act of 1987, as amended by the Taxpayer Relief Act of 1997 (the "Act"), provided that certain publicly traded partnerships should be treated as corporations for federal income tax purposes. A provision of the Act allows certain publicly traded partnerships which would otherwise become subject to tax as a corporation beginning in 1998 to elect to be subject to a special tax on gross income from its active conduct of a trade or business, and continue to avoid being treated as a corporation for federal income tax purposes. The tax generally applies to a partnership's gross income at the rate of three and one half percent, effective for taxable years beginning after December 31, 1997.

     The Partnership has elected not to pay the special tax on gross income and began being treated as a corporation for federal income tax purposes effective January 1, 1998. Included within the Partnership's tax provision for the nine months ended September 30, 1998

          FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

     is a one time charge of approximately $1.3 million to record a net deferred tax liability related to the change in tax status. The net deferred tax liability represents the tax effect of the excess of the net assets reported in the accompanying financial statements over the Partnership's tax basis in the net assets. This difference is due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives for fixed assets and deferred management fees which have been expensed under generally accepted accounting principles but are generally not deductible for tax purposes until paid.

6. In connection with the formation of the Partnership, the Partnership entered into a long-term Management Agreement with Forum Group which requires fees of 8% of gross operating revenues. Through December 31, 1993, the agreement provided for the deferral of the payment of the fees if net cash flow was not adequate to make certain distributions to limited partners. Cash flow was not adequate to make the distributions, and the entire $15,780,000 of management fees earned from the formation of the Partnership through December 31, 1993 was deferred. Management fees for periods after December 31, 1993 are being paid quarterly, in arrears. Deferred management fees are payable to Forum Group out of proceeds of sales and refinancings after making distributions of those proceeds in an amount sufficient to (i) meet limited partners' tax liabilities, (ii) repay limited partners' capital contributions, and (iii) pay a 12% cumulative, simple annual return on limited partners' unrecovered capital contributions. Deferred management fees become immediately due and payable in the event that the Management Agreement is terminated, which may occur under certain conditions including, but not limited to, if Forum Retirement, Inc. is removed as the General Partner and 80% of the limited partners' interest vote to terminate such agreement. The Partnership is unable to predict when or if management fees deferred prior to January 1, 1994 will become payable.

7. On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court of the Southern District of Indiana (the "Indiana Court") against the General Partner and Forum Group alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the General Partner, Forum Group and Host Marriott entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to pay each limited partner electing to join in the Settlement Agreement $4.50 per Unit in exchange for (i) the transfer of all Partnership Units owned by a settling limited partner; (ii) an agreement by each settling limited partner not to purchase additional Partnership Units;
     (iii) a release of all claims asserted in the litigation; and (iv) a dismissal of the litigation. Because of the derivative nature of the allegations contained in the Plaintiff's complaint, the General Partner invited all limited partners, in their sole discretion, to participate in the Settlement Agreement, and detailed the requirements for participation in two notices to unitholders, dated March 27, 1998, and May 6, 1998, respectively. Initially, the period within which a limited partner could elect to participate in the Settlement Agreement was scheduled to expire on April 27, 1998. This period was extended to May 22, 1998. Host Marriott also agreed to pay as much as an additional $1.25 per Unit to the settling Limited Partners, under certain conditions, in the event that Host Marriott within three years following the date of settlement initiates a tender offer for the purchase of Units not presently held by Host Marriott or the settling Limited Partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

     In connection with the Settlement Agreement, Host Marriott acquired on March 25, 1998, 1,000,894 Units from the Plaintiff and related parties for $4,504,023 on March 25, 1998. Host Marriott subsequently acquired 1,140,901 additional Units from other limited partners electing to participate in the Settlement Agreement for $5,134,055. As a result of these purchases, Host Marriott's current ownership interests of the limited partnership in the Partnership, directly or through affiliates, increased to approximately 93%.

8. On July 21, 1998, the General Partner announced it had received a proposal from Host Marriott to acquire all remaining outstanding Partnership Units for $4.50 per Unit (the "Merger Proposal"). The Board of Directors (the "Board") of the General Partner appointed an advisory committee (the "Advisory Committee") consisting of the independent members of the Board to determine whether the terms of the Merger Proposal were fair to, and in the best interests of, the public unitholders. The Advisory Committee recommended that the price in the Merger Proposal be increased from $4.50 per Unit to $5.75 per Unit. On October 5, 1998, the Advisory Committee recommended to the Board that the Merger Proposal with a $5.75 per Unit price was fair to, and in the best interests of, the public unitholders, and the Board approved the transaction based on the Advisory Committee's recommendation. The Advisory Committee's conclusion was based, in part, on a fairness opinion (the "Fairness Opinion") from its financial advisor, Robert A. Innamorati and Co., Inc. On October 5, 1998, an Agreement and Plan of Merger ("Merger Agreement") was executed under which unitholders would receive a price of $5.75 per Unit. Completion of the transaction is contingent upon, but not limited to, several items including shareholder and various regulatory approvals. Host Marriott presently anticipates completion of the merger transaction on December 31, 1998, but such a result cannot be assured because of the various contigencies. Assuming a closing on December 31, 1998 or sometime before the end of the first quarter of 1999, Host Marriott would be required to pay a total of $6,517,894 under the terms of the Merger Agreement, as well as an approximate amount ranging from $683,000 to $491,000 to the settling Limited Partners under the terms of the Settlement Agreement.

                ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      OPERATIONS AND FINANCIAL CONDITION

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this Form 10-Q include forward-looking statements within the meaning of the Private Litigation Reform Act of 1995, including without limitation, statements related to Host Marriott's proposed REIT conversion, the terms, structure and timing thereof, and the expected effects of the proposed REIT conversion. All forward-looking statements involve known and unknown risks, uncertainties, and other factors, many of which are not within the control of the Partnership, that may cause actual transactions, results, performance or achievements to be materially different from any future transactions, results performance or achievements expressed or implied by such forward-looking statements. The cautionary statements set forth in reports filed under the Securities Act of 1934 contain important factors with respect to such forward-looking statements, including the following factors that could affect such forward-looking statements: (i) national and local economic and business conditions that will, among other things, affect demand for senior living facilities and other properties, the level of rates and occupancy that can be achieved by such properties and the availability and terms of financing; (ii) the ability to maintain the properties in a first-class manner; (iii) the ability to compete effectively; (iv) the ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations; (v) changes in travel patterns, taxes and government regulations; (vi) governmental approvals, actions and initiative, and (vii) the effects of tax legislative action. While the Partnership believes that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, it can give no assurance that its performance or other expectations will be attained, that the transactions described herein will be consummated or that the terms of the transactions or the timing or effects thereof will not differ materially from those described herein. The Partnership undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

RESULTS OF OPERATIONS

REVENUES. Revenues represent gross property routine and ancillary sales less property-level expenses. Routine service revenues are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds which are recognized monthly based on the terms of the residents' agreements. Ancillary service revenues are generated on a "fee for service" basis for supplementary items requested by residents and are recognized as the services are provided. Revenues for the three months ended September 30, 1998 increased by $793,000 or 18% to $5,125,000 compared to 1997. Revenues for the nine months ended September 30, 1998 increased by $941,000 or 7% to $14,856,000 compared to 1997. The increase in revenues is primarily the result of increases in residency fees and charges in the independent living, assisted living and nursing components, the favorable impact of the expansion units and increases in therapy and other ancillary healthcare services. However, these increases were slightly offset by increased market competition for communities in Delaware and Texas and increased wage cost from engaging and maintaining qualified nursing staff. Combined average occupancy (calculated based on the number of units occupied during the respective period) at the nine senior living communities was approximately 94% for the three and nine months ended September 30, 1998. This represents an increase of four percentage points from the three months ended September 30, 1997 and a one percentage point increase from the nine months ended September 30, 1997.

OPERATING COSTS AND EXPENSES. Operating costs and expenses consist of depreciation and amortization, base management fees, property taxes, insurance and certain other costs. The Partnership's operating costs and expenses decreased $237,000 or 8%, to $2,687,000 for the three months ended and decreased $405,000, or 5%, to $7,604,000 for nine months ended September 30, 1998, due primarily to an overall decrease in real estate taxes, insurance and other expenses during the year. As a percentage of revenues, operating costs and expenses decreased 15 percentage points to 52% for the three months ended September 30, 1998 as compared to 67% for the same period in 1997. For the nine months ended September 30, 1998, operating costs and expenses, as a percentage of revenues, decreased 7 percentage points to 51% compared to 58% for the same period in 1997.

OPERATING PROFIT. As a result of the changes in revenues and operating costs and expenses discussed above, the Partnership's operating profit increased by $1,030,000, or 73%, to $2,438,000 for the three months ended September 30, 1998. Operating profit increased by 23% or $1,346,000, to $7,252,000 for the nine months ended September 30, 1998.

INTEREST EXPENSE. For the three months ended September 30, 1998, interest expense decreased $38,000 to $1,231,000 from $1,269,000 during the same period in 1997 as a result of principal amortization. Interest expense year-to-date decreased by $122,000 to $3,717,000 for the nine months ended September 30, 1998.

INCOME TAXES. The Partnership began being taxed as a corporation effective January 1, 1998. The resulting one-time charge of approximately $1.3 million was included in the tax provision for the first quarter of 1998. An income tax provision of $503,000 for the three months ended September 30, 1998 and $2,717,000 for the nine months ended September 30, 1998 has been included in this quarter's statements.

                ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      OPERATIONS AND FINANCIAL CONDITION

NET INCOME (LOSS). Net income increased $552,000 to $756,000 for the three months ended September 30, 1998 compared to 1997. The increase in net income for the third quarter is due to decreases in both operating and non-operating expenses. Net income for the nine months ended September 30, 1998, decreased from $1,950,000 in 1997 to $898,000 due to the impact of the approximate $1.3 million one-time tax charge and 1998 income tax expense related to current operations. For the three months ended September 30, 1998, net income per limited partner unit increased to $.05 per unit compared to $.01 in 1997. For the nine months ended September 30, 1998 net income per limited partner unit decreased to $.06 per unit, compared to $.13 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 1998, the Partnership had cash and cash equivalents of $6,216,000 and restricted cash of $4,546,000.

The Partnership's long-term financing needs have historically been funded through loan agreements with independent financial institutions. The General Partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its operations in the ordinary course of business, although there can be no assurance of the Partnership's ability to do so.

The Partnership's principal source of cash is from operations. Its principal uses of cash are operating expenses, debt service, property replacement and renewals as well as to fund the expansions discussed below.

The Partnership has an on-going expansion program related to its communities in an effort to further improve the Partnership's results of operations. The expansions are designed to add capacity to and/or modify the uses of existing facilities to increase earnings without incurring substantial land acquisition and common area build-out costs. Certain expansions will require additional regulatory approvals. The expansion program consists of eleven separate projects at eight communities expected to increase the total number of units by 280, or 17% of total units, at an estimated cost of $22 million. Seven expansion projects have been completed increasing the total number of units by 119 at a total cost of $7.9 million. Two expansion projects currently under construction are expected to increase the total number of units by an additional 74 at a total cost of $6.2 million; one of these projects is expected to be completed in the fourth quarter of 1998 and the other project is expected to be completed in 1999. The two remaining expansion projects and a portion of one of the completed expansion projects are undergoing a feasibility analysis. As a result of increased construction costs and deteriorating market conditions, the Partnership may determine that it would not be economically feasible to proceed with these remaining expansions projects.

The Partnership is currently financing and intends to continue to finance this expansion program with cash from operations. If cash flow from operations is insufficient to complete future expansions on a timely basis, the expansion may be delayed, reduced in scope or discontinued. The terms of the Partnership's current debt agreement restrict the Partnership from incurring additional third-party financing (other than $1 million of equipment financing) and prohibit the imposition of liens on the Partnership's assets. There can be no assurance that a waiver can be obtained from the lender to permit any third-party financing, or whether, when and on what terms, any such financing may be available. As a result of the capital required to fund the expansion program, the Partnership does not expect to make distributions to the limited partners in the foreseeable future.

The implementation of the expansion program and its impact on the value of an investment in the Partnership is subject to a number of variables, including without limitation, the availability of cash flow from operations, the ability to obtain required zoning variances and permits from local government authorities and the timing thereof, whether development and construction costs are higher or lower than anticipated, whether construction is completed faster or slower than anticipated and whether operating costs are higher or lower than anticipated.

Cash provided by operating activities was $1,638,000 for the nine months ended September 30, 1998, compared to $4,059,000 for the same period in 1997 due principally to changes in working capital and amounts due to MI for reimbursement of operating costs and management fees.

Cash used in investing activities was $836,000 for the nine months ended September 30, 1998, compared to $3,139,000 for the same period in 1997 due to a decrease in capital expenditures from the completion of some expansion projects.

Cash used in financing activities was $1,045,000 for the nine months ended September 30, 1998, compared to $905,000 for the same period in 1997 due to increases in repayments of debt and contributions into the debt service reserve offset by payments on note due to general partner.

                ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      OPERATIONS AND FINANCIAL CONDITION

On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off Host Marriott's senior living business and distributing the stock of Crestline. The Distribution is part of a series of tranactions pursuant to which Host Marriott intends to convert into a real estate investment trust for federal income tax purposes. As a part of the REIT Conversion, Host Marriott will contribute to its hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be HMC Merger Corporation which, for tax purposes will qualify as a Maryland Real Estate Investment Trust. After the proposed reorganization, Crestline, will lease hotels from Host Marriott L.P. The Distribution and REIT Conversion, if consummated, will not have a material impact on the operations of the Partnership.

Consummation of the REIT Conversion is subject to significant contingencies, including final Host Marriott Board approval, consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the reorganization will be completed.

On July 21, 1998, the General Partner announced it had received a proposal from Host Marriott to acquire all remaining outstanding Units not currently held by Host Marriott or its subsidiaries for $4.50 per Unit. The Board of the General Partner appointed an Advisory Committee consisting of the independent members of the Board to determine whether the terms of the Merger Proposal were fair to, and in the best interests of, the public unitholders. The Advisory Committee recommended that the price in the Merger Proposal be increased from $4.50 per Unit to $5.75 per Unit. On October 5, 1998 the Advisory Committee recommended to the Board that the Merger Proposal with a $5.75 per Unit price was fair to, and in the best interests of, the public unitholders, and the Board approved the transaction based on the Advisory Committee's recommendation. The Advisory Committee's conclusion was based, in part, on the Fairness Opinion from its financial advisor, Robert A. Innamorati and Co., Inc. On October 5, 1998, the Merger Agreement was executed under which unitholders would receive a price of $5.75 per Unit. Completion of the transaction is contingent upon, but not limited to, several items including shareholder and various regulatory approvals. Host Marriott presently anticipates completion of the merger transaction on December 31, but such a result cannot be assured because of the various contingencies. Assuming a closing on December 31, or the end of the first quarter of 1999, Host Marriott would be required to pay a total of $6,157,894 under the terms of the Merger Agreement, as well as an approximate amount ranging from $683,000 to $491,000 to the settling Limited Partners under the terms of the Settlement Agreement.

YEAR 2000 PROBLEM

The year 2000 problem ("Year 2000") has arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. The following disclosure provides information regarding the current status of the Partnership's Year 2000 compliance program.

The Partnership has adopted the compliance program because it recognizes the importance of minimizing the number and seriousness of any disruptions that may occur as a result of the Year 2000 issue. The Partnership's compliance program includes an assessment of the Partnership's hardware and software computer systems and embedded systems, as well as an assessment of the Year 2000 issues relating to third parties with which the Partnership has a material relationship or whose systems are material to the operations of the Partnership's senior living properties. The Partnership's efforts to ensure that its computer systems are Year 2000 compliant has been segregated into two separate phases: in-house systems and third-party systems.

IN-HOUSE SYSTEMS. Since the distribution of the stock MI to the shareholders of Host Marriott on October 8, 1993, the Host Marriott has invested in implementation and maintenance accounting and reporting systems and equipment that are intended to enable the Host Marriott and its subsidiaries, including the General Partner and the Partnership, to provide adequately for its information and reporting needs and which are also Year 2000 compliant. Substantially all of the Partnership's in-house systems have already been certified as Year 2000 compliant through testing and other mechanisms and the Partnership has not d elayed any systems projects due to the Year 2000 issue. The Partnership is in the process of engaging a third party to review its Year 2000 in-house compliance. Management believes that future costs associated with Year 2000 issues for its in-house systems will be insignificant and therefore not impact the Partnership's business, financial condition and results of operations. The Partnership has not developed, and does not plan to develop, a separate contingency plan for its in-house systems due to their current Year 2000 compliance. However, the Partnership does have detailed contingency plans for its in-house systems covering a variety of possible events, including natural disasters, interruption of utility service and similar events.

THIRD-PARTY SYSTEMS. The Partnership relies upon operational and accounting systems provided by third parties, primarily the manager of its senior living properties, MI, to provide the appropriate property-specific operating systems (including, phone, elevator, security, HVAC and other systems) and to provide it with financial information. Based on discussions with the third parties that are critical to the Partnership's business, including the manager of its senior living facilities, the Partnership believes that these parties are in the process of studying their systems and the systems of their respective vendors and service providers and, in many cases, have begun to implement changes to ensure that they are Year 2000 compliant. To the extent these changes impact property-level systems, the Partnership may be required to fund capital expenditures for upgraded equipment and software. The Partnership does not expect these charges to be material, but is committed to making these investments as required. To the extent that these changes relate to a third party managers' centralized systems (including accounting, purchasing, inventory,

                ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      OPERATIONS AND FINANCIAL CONDITION

personnel and other systems), the Partnership's management agreements generally provide for these costs to be charged to the Partnership's properties subject to annual limitations. The Partnership expects that its third party manager will incur Year 2000 costs in lieu of costs for its centralized systems related to system projects that otherwise would have been pursued and therefore, its overall level of centralized systems charges allocated to the properties will not materially increase as a result of the Year 2000 compliance effort. The Partnership believes that this deferral of certain system projects will not have a material impact on its future results of operations, although it may delay certain productivity enhancements at its properties. The Partnership will continue to monitor the efforts of these third parties to become Year 2000 compliant and will take appropriate steps to address any non-compliance issues. The Partnership believes that in the event of material Year 2000 non-compliance, the Partnership may have the right to seek recourse against the manager under its third party management agreements. The management agreements generally do not specifically address the Year 2000 compliance issue. Therefore, the amount of any recovery in the event of Year 2000 non-compliance at a property, if any, is not determinable at this time.

The Partnership will work with the third parties to ensure that appropriate contingency plans will be developed to address the most reasonably likely worst case Year 2000 scenarios, which may not have been identified fully. In particular, the Partnership has had extensive discussions regarding the Year 2000 problem with MI, the manager of all of its senior living communities. Due to the significance of MI to the Partnership's business, a detailed description of MI's state of readiness follows.

MI has adopted an eight-step process toward Year 2000 readiness, consisting of the following: (i) Awareness: fostering understanding of, and commitment to,
                    ----------
the problem and its potential risks; (ii) Inventory:  identifying and locating
                                          ----------
systems and technology components that may be affected; (iii) Assessment:
                                                              -----------
reviewing these components for Year 2000 compliance, and assessing the scope of Year 2000 issues; (iv) Planning: defining the technical solutions and labor and
                       ---------
work plans necessary for each particular system; (v) Remediation/Replacement:
                                                     ------------------------
completing the programming to renovate or replace the problem software or hardware; (vi) Testing and Compliance Validation: conducting testing, followed
               ----------------------------------
by independent validation by a separate internal verification team; (vii)

Implementation:  placing the corrected systems and technology back into the
---------------
business environment; and (viii)  Quality Assurance:  utilizing a dedicated
                                  ------------------
audit team to review significant projects for adherence to quality standards and program methodology.

MI has grouped its systems and technology into three categories for purposes of Year 2000 compliance: (i) information resource applications and technology (IT Applications) -- enterprise-wide systems supported by MI's centralized information technology organization ("IR"); (ii) Business-initiated Systems ("BIS") - systems that have been initiated by an individual business unit, and that are not supported by MI's IR organization; and (iii) Building Systems -non-IT equipment at properties that use embedded computer chips, such as elevators, and HVAC equipment. MI is prioritizing its efforts based on how severe an effect noncompliance would have on customer service, core business processes or revenues, and whether there are viable, non-automated fallback procedures (System Criticality).

MI measures the completion of each phase based on documented and quantified results, weighted for System Criticality. As of the end of 1998 third quarter, the awareness and inventory phases were complete for IT Applications and nearly complete for BIS and Building Systems. For IT Applications, the Assessment, Planning and Remediation/Replacement phases were each over 80 percent complete, and Testing and Compliance Validation had been completed for a number of key systems, with most of the remaining work in its final stage. For BIS and Building Systems, Assessment and Planning were in the mid- to upper-range of completion, with a substantial amount of work in process, while the progress level for Remediation/Replacement and Testing and Compliance Validation had not yet been documented and quantified. Quality Assurance is also in progress for IT Applications and is scheduled to begin for BIS and Business Systems in the near future. MI's goal is to substantially complete the Remediation/Replacement and Testing phases for its System Critical IT Applications by the end of 1998, with 1999 reserved for unplanned contingencies and for Compliance Validation and Quality Assurance. For System Critical BIS and Business Systems, the same level of substantial completion is targeted for June 1999 and September 1999, respectively.

MI has initiated Year 2000 compliance communications with its significant third party suppliers, vendors and business partners, including its franchisees. MI is focusing its efforts on the business interfaces most critical to its customer service and revenues, including those third parties that support the most critical enterprise-wide IT Applications, franchisees generating the most revenues, suppliers of the most widely used Building Systems and BIS, the top 100 suppliers, by dollar volume, of non-IT products, and financial institutions providing the most critical payment processing functions. Responses have been received from a majority of the firms in this group.

                ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      OPERATIONS AND FINANCIAL CONDITION

MI is also establishing a common approach for testing and addressing Year 2000 compliance issues for its managed and franchised properties. This includes a guidance protocol for operated properties, and a Year 2000 "Toolkit" for franchisees containing relevant Year 2000 compliance information. MI is also utilizing a Year 2000 best-practices sharing system.

RISKS. There can be no assurances that Year 2000 remediation by the Partnership or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on the Partnership, its business and its financial condition. The Partnership cannot predict the actual effects to it of the Year 2000 problem, which depends on numerous uncertainties such as: (i) whether significant third parties, properly and timely address the Year 2000 issue; and (ii) whether broad-based or systemic economic failures may occur. The Partnership is also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, and errors or failures in financial transactions or payment processing systems such as credit cards. Due to the general uncertainty inherent in the Year 2000 problem and the Partnership's dependence on third parties, the Partnership unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Partnership. The Partnership's Year 2000 compliance program is expected to significantly reduce the level of uncertainty about the Year 2000 problem and management believes that the possibility of significant interruptions of normal operations should be reduced.

                          PART II.  OTHER INFORMATION
                          ---------------------------

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP

ITEM 1.   LEGAL PROCEEDINGS

7. On June 15, 1995, The Russell F. Knapp Revocable Trust filed a complaint in the United States District Court of the Southern District of Indiana against the General Partner and Forum Group alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the General Partner, Forum Group and Host Marriott entered into a Settlement Agreement pursuant to which Host Marriott agreed to pay each limited partner electing to join in the Settlement Agreement $4.50 per Unit in exchange for (i) the transfer of all Partnership Units owned by a settling limited partner; (ii) an agreement by each settling limited partner not to purchase additional Partnership Units; (iii) a release of all claims asserted in the litigation; and (iv) a dismissal of the litigation. Because of the derivative nature of the allegations contained in the Plaintiff's complaint, the General Partner invited all limited partners, in their sole discretion, to participate in the Settlement Agreement, and detailed the requirements for participation in two notices to unitholders, dated March 27, 1998, and May 6, 1998, respectively. Initially, the period within which a limited partner could elect to participate in the Settlement Agreement was scheduled to expire on April 27, 1998. This period was extended to May 22, 1998. Host Marriott also agreed to pay as much as an additional $1.25 per Unit to the settling Limited Partners, under certain conditions, in the event that Host Marriott within three years following the date of settlement initiates a tender offer for the purchase of Units not presently held by Host Marriott or the settling Limited Partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

     In connection with the Settlement Agreement, Host Marriott initially acquired on March 25, 1998, 1,000,894 units from the Plaintiff and related parties for $4,504,023. Host Marriott subsequently acquired 1,140,901 additional Units from other limited partners electing to participate in the Settlement Agreement for $5,134,055. As a result of these purchases, Host Marriott's current limited partnership ownership interests in the Partnership, directly or through affiliates, increased to approximately 93%. On October 5, 1998, a definitive merger agreement was signed whereby Host Marriott will acquire by merger all the remaining outstanding Units not currently held by Host Marriott or its subsidiaries for $5.75 per Unit. As a result of the Merger Agreement, Host Marriott would be required to pay a total amount ranging from $683,000 to $491,000 to the settling Limited Partners under the terms of the Settlement Agreement.

     On July 22, 1998, Harbor Finance Partners, LTD. ("Harbor Finance"), a Partnership unitholder, filed a purported class action lawsuit in Delaware State Chancery Court relating to the Merger Proposal against Host Marriott, FRI, two of their affiliates, the Partnership, and FRI's directors. Harbor Finance alleges in the complaint that these defendants breached their fiduciary duties to the unitholders by offering an inadequate price for the Units, attempting to improperly influence the market price of the Units, and failing to provide for a mechanism that would establish a fair price for the units. Harbor Finance is seeking certification of a class, an injunction to prevent completion of the proposed transaction or, in the alternative, rescission of the transaction, and compensatory damages. Punitive damages are not sought in the action. FRI believes that there is no merit to the allegations contained in the complaint, and that this litigation will not have a material, adverse effect on the financial performance of the Partnership. The Partnership believes that the appointment of the Board's Advisory Committee and the Fairness Opinion will ensure that the Merger Proposal is fair to the unitholders and that an appropriate price will be paid.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 5.   OTHER INFORMATION

     None.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

     None.

                                   SIGNATURE

           FORUM RETIREMENT PARTNERS, L.P. AND SUBSIDIARY PARTNERSHIP

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         FORUM RETIREMENT PARTNERS, L.P.,
                         a Delaware Limited Partnership

                         By:  FORUM RETIREMENT, INC., GENERAL PARTNER
                         --------------------------------------------


November 12, 1998        By:  /s/  Donald D. Olinger
-----------------        ---------------------------
Date                     Donald D. Olinger
                         Vice President

                                    Annex F

                                    FORM OF

                                  CONSENT FORM

                        FORUM RETIREMENT PARTNERS, L.P.

           THE CONSENTS OF THE LIMITED PARTNERS OF FORUM RETIREMENT
          PARTNERS, L.P. ARE SOLICITED ON BEHALF OF FORUM RETIREMENT
                                PARTNERS, L.P.


     The undersigned Unitholder of Forum Retirement Partners, L.P. (the "Partnership") acknowledges receipt of the Consent Solicitation Statement dated _____________, 1999, and the undersigned.

     All Consent Forms that are properly executed and returned to American Stock Transfer & Trust Company (the "Agent"), at 40 Wall Street, New York, New York 10005 by _______________, 1999 prior to the expiration of the date that is twenty (20) days after the date of this Consent Solicitation Statement (the "Solicitation Period") will be voted in accordance with the instructions contained therein. If no specification is made, this Consent Form will be counted as a CONSENT to the Proposal below, provided that you have signed and dated the Consent Form.

     Consent Forms will be effective only when actually received by the Agent at the address set forth above. Subsequent to submitting a Consent Form, Unitholders may not revoke or otherwise change their vote.

PLEASE MARK, SIGN AND DATE THIS CONSENT FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

             X              Please mark your votes as in this example
        ----------
                            -----------------------------------------------

The General Partner of the Partnership recommends that the Unitholders "CONSENT" to the Proposal.

               ------------------------------------------------------------

THE PROPOSAL:

  THE MERGER. To approve, adopt and consent to the Agreement and Plan of Merger, dated as of October 5, 1998, by and among the Partnership, the General Partner, Forum Group, Inc. and Forum Merger Limited Partnership, a subsidiary of Forum Group, Inc., as described in the accompanying Consent Solicitation Statement, and the transactions contemplated thereby, including the Merger.

  ______ CONSENT

  ______ WITHHOLD CONSENT

  _____ ABSTAIN


Please Mark, Sign, Date and Mail This Consent Form Promptly, Using the Enclosed Postage-Paid Envelope.


     Dated:  ____________, 1999

     _____________________________________________
     Signature of Unitholder (Title, if any)

     _____________________________________________
     Signature of Unitholder (if held jointly)

     Please sign exactly as your name or names appear hereon. If units are held jointly, each Unitholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officers. If a partnership, please sign in partnership name by authorized person.

                                      F-2